Filed Pursuant to Rule 424(b)(5)
Registration No. 333-208956

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 29, 2016)

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

2,000,000 Shares

7.625% Series C Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 per share)

We are offering 2,000,000 shares of our 7.625% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series C Preferred Stock”).

We will pay cumulative cash dividends on the Series C Preferred Stock, from the date of original issue to, but not including, July 19, 2023, at a rate of 7.625% per annum of the $25.00 liquidation preference per share (equivalent to the fixed annual amount of $1.90625 per share) (the “Initial Rate”). Dividends on the Series C Preferred Stock will be payable quarterly in arrears on each January 5th, April 5th, July 5th and October 5th of each year, commencing on October 5, 2016, when, as and if authorized by our board of directors and declared by us. Holders of shares of Series C Preferred Stock will not be entitled to receive dividends paid on any dividend payment date if such shares were not issued and outstanding on the record date for such dividend. The Series C Preferred Stock will rank pari passu with our Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series A Preferred Stock”) and Series B Redeemable Preferred Stock, $0.01 par value per share (“Series B Preferred Stock”), and senior to our Class A common stock, $0.01 par value per share (“Class A common stock”), with respect to priority of dividend payments and rights upon our liquidation, dissolution or winding up.

Generally, we are not permitted to redeem the Series C Preferred Stock prior to July 19, 2021, except in limited circumstances relating to our ability to qualify as a real estate investment trust (“REIT”), our compliance with our Asset Coverage Ratio (as defined herein), or in connection with a Change of Control/Delisting (as defined herein). On or after July 19, 2021, we may, at our option, redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends on such Series C Preferred Stock to and including the redemption date.

Commencing on July 19, 2023, we will pay cumulative cash dividends on the Series C Preferred Stock at an annual dividend rate of the Initial Rate increased by 2.0% of the liquidation preference per annum, which will increase by an additional 2.0% of the liquidation preference per annum on each subsequent anniversary thereafter, subject to a maximum annual dividend rate of 14.0%.

Commencing on July 19, 2023, the holders of the Series C Preferred Stock may, at their option, elect to cause us to redeem their shares at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends, if any, to and including the redemption date, payable in cash or shares of our Class A common stock, or any combination thereof, at our option. If we elect to redeem some or all of the Series C Preferred Stock held by any such redeeming holders in shares of our Class A common stock, the number of shares of our Class A common stock to be issued per share of Series C Preferred Stock that we choose to redeem with shares of our Class A common stock will be equal to the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus an amount equal to all accrued but unpaid dividends to and including the redemption date (unless the redemption date is after a record date for a Series C Preferred Stock dividend payment and prior to the corresponding Series C Preferred Stock dividend payment date, in which case no additional amount for such accrued but unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined herein). Upon the redemption of Series C Preferred Stock for shares of our Class A common stock, we will not issue fractional shares of our Class A common stock but will instead pay the cash value of such fractional shares.

Should a Change of Control/Delisting occur, each holder of Series C Preferred Stock may, at its sole option, elect to cause us to redeem any or all of such holder’s shares of Series C Preferred Stock in cash at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends, to and including the redemption date, no earlier than 30 days and no later than 60 days following the date we notify holders of the Change of Control/Delisting. In addition, in the event a Change of Control/Delisting should occur we may, at our option, redeem the Series C Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control/Delisting occurred, by paying $25.00 per share, plus an amount equal to all accrued but unpaid dividends to and including the redemption date, in cash.

If we fail to maintain an Asset Coverage Ratio of at least 200% (as defined herein), we will redeem a portion of our outstanding Redeemable and Term Preferred Stock (as defined herein), which may include, in our sole option, Series C Preferred Stock, in an amount at least equal to the lesser of (1) the minimum number of shares of Redeemable and Term Preferred Stock necessary to cause us to meet our required Asset Coverage Ratio and (2) the maximum number of shares of Redeemable and Term Preferred Stock that we can redeem out of cash legally available for such redemption. The Series C Preferred Stock has no stated maturity and is not generally subject to mandatory redemption or any sinking fund. Holders of shares of the Series C Preferred Stock will generally have no voting rights except for limited voting rights if we fail to pay dividends for each of six or more consecutive quarterly periods and in certain other circumstances.

We are organized and conduct our operations in a manner that will allow us to maintain our qualification as a REIT. To assist us in qualifying as a REIT, among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our capital stock. See “Description of Series C Preferred Stock — Restrictions on Ownership and Transfer” in this prospectus supplement and “Description of Capital Stock — Restrictions on Ownership and Transfer” in the accompanying prospectus.

Currently no market exists for the Series C Preferred Stock. We plan to file an application to list the Series C Preferred Stock on the NYSE MKT under the symbol “BRG-PrC.” If the application is approved, trading of the Series C Preferred Stock is expected to commence within 30 days after the date of initial issuance of the Series C Preferred Stock.

Our Class A common stock is listed on the NYSE MKT under the symbol “BRG.” On July 11, 2016, the closing price of our Class A common stock as reported on the NYSE MKT was $13.05 per share. Our Series A Preferred Stock is listed on the NYSE MKT under the symbol “BRG-PrA.” On July 11, 2016, the closing price of our Series A Preferred Stock as reported on the NYSE MKT was $26.08 per share.

The Series C Preferred Stock has not been rated and is subject to the risks associated with non-rated securities. You should carefully read and consider “Risk Factors” beginning on page S-14 of this prospectus supplement, page 6 of the accompanying prospectus, in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2016, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement or the accompanying prospectus for a discussion of the risks that should be considered in connection with your investment in our Series C Preferred Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$25.00	$50,000,000.00
Underwriting discounts and commissions(1)	$0.7875	$1,575,000.00
Proceeds, before expenses, to us	$24.2125	$48,425,000.00

(1)	See “Underwriting” for additional disclosure regarding the underwriting discounts and commissions payable to the underwriters by us.

We have granted the underwriters a 30-day option to purchase up to 300,000 additional shares of Series C Preferred stock at the public offering price, less the underwriting discounts and commissions, to cover overallotments, if any. If the underwriters exercise this option in full, the total public offering amount will be $57,500,000, the total underwriting discounts and commissions payable by us will be $1,811,250 and our total proceeds, before expenses, will be $55,688,750.

Delivery of the shares of our Series C Preferred Stock in book-entry form is expected to be made on or about July 19, 2016.

Book-Running Managers

Janney Montgomery Scott	D.A. Davidson & Co.	FBR

Co-Managers

Boenning & Scattergood, Inc.	William Blair

Prospectus Supplement Dated July 12, 2016

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in this prospectus supplement, the accompanying prospectus, and any information incorporated by reference herein. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any information incorporated by reference herein. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus supplement or the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on its front cover or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying prospectus are delivered or securities are sold on a later date.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and adds to or updates the information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about the securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the shares of our Series C Preferred Stock being offered, and other information you should know before investing in these securities.

You should rely only on this prospectus supplement, the accompanying prospectus, and the information incorporated or deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We have not and the underwriters have not authorized anyone to provide you with information that is in addition to, or different from, that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. If anyone provides you with different or inconsistent information, you should not rely on it. We are not and the underwriters are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of shares of our Series C Preferred Stock. Our business, financial condition, liquidity, results of operations, and prospects may have changed since those dates.

This prospectus supplement is part of a registration statement on Form S-3 (Registration No. 333-208956) that we have filed with the SEC relating to the securities offered hereby. This prospectus supplement does not contain all of the information that we have included in the registration statement and the accompanying exhibits and schedules thereto in accordance with the rules and regulations of the SEC, and we refer you to such omitted information. It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement. All capitalized terms not defined in this prospectus supplement shall have the meaning described in the accompanying prospectus.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act; Section 27A of the Securities Act of 1933, as amended, or the Securities Act; and pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus, and the information incorporated herein by reference are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the factors included in this prospectus supplement, the accompanying prospectus, and incorporated herein by reference, including those set forth under the heading “Risk Factors”;
•	our ability to invest the net proceeds of any offering in the manner set forth in this prospectus supplement, or the accompanying prospectus;
•	the competitive environment in which we operate;
•	real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for tenants in such markets;
•	decreased rental rates or increasing vacancy rates;
•	our ability to lease units in newly acquired or newly constructed apartment properties;
•	potential defaults on or non-renewal of leases by tenants;
•	creditworthiness of tenants;
•	our ability to obtain financing for and complete acquisitions under contract under the contemplated terms, or at all;
•	development and acquisition risks, including rising or unanticipated costs and failure of such acquisitions and developments to perform in accordance with projections;
•	the timing of acquisitions and dispositions;
•	the performance of our Partner Network;
•	potential natural disasters such as hurricanes, tornadoes and floods;
•	national, international, regional and local economic conditions;
•	board determination as to timing and payment of dividends, and our ability to pay future distributions at the dividend rates set forth in this prospectus supplement, or the accompanying prospectus;
•	the general level of interest rates;

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•	potential changes in the law or governmental regulations that affect us and interpretations of those laws and regulations, including changes in real estate and zoning or tax laws, and potential increases in real property tax rates;
•	financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;
•	lack of or insufficient amounts of insurance;
•	our ability to maintain our qualification as a REIT;
•	litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; and
•	possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us or a subsidiary owned by us or acquired by us.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus supplement, the accompanying prospectus, or the information incorporated herein by reference. All forward-looking statements speak only as of their respective dates and the risk that actual results will differ materially from the expectations expressed in this prospectus supplement, the accompanying prospectus, and the information included herein by reference will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus supplement, the accompanying prospectus, and the information incorporated herein by reference, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus supplement, the accompanying prospectus, or the information incorporated herein by reference will be achieved.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all the information that you should consider before investing in our Series C Preferred Stock. This prospectus supplement and the accompanying prospectus include or incorporate by reference information about the Series C Preferred Stock we are offering, as well as information regarding our business and detailed financial data. To fully understand this offering, you should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference and any free writing prospectus we have prepared, including the sections entitled “Risk Factors” herein and incorporated by reference herein and therein, before investing in our Series C Preferred Stock.

Unless otherwise indicated or the context requires otherwise, all references to “the company,” “we,” “us” and “our” mean Bluerock Residential Growth REIT, Inc., a Maryland corporation, together with its consolidated subsidiaries, including, without limitation, Bluerock Residential Holdings, L.P., a Delaware limited partnership of which we are the sole general partner, which we refer to as our operating partnership. We refer to Bluerock Real Estate, L.L.C., a Delaware limited liability company, as Bluerock, and we refer to our external manager, BRG Manager, LLC, a Delaware limited liability company, as our Manager. Both Bluerock and our Manager are affiliated with the company.

Our Company

Our company’s objective is to maximize long-term stockholder value by acquiring well-located, institutional-quality apartment properties in demographically attractive growth markets across the United States. We seek to maximize returns through investments where we believe we can drive substantial growth in our funds from operations and net asset value through one or more of our Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies.

As of the date of this prospectus supplement, we own interests in 24 apartment properties located primarily in the Southern United States comprised in the aggregate of 7,717 units, including 2,049 development units. As of June 30, 2016, the properties in our portfolio, exclusive of our development properties and properties that have not reached stabilization, were approximately 95% occupied.

Recent Developments

Refinancing of Lansbrook Village Property

On July 8, 2016, in connection with our investment in the Lansbrook Village property, a 774-unit condominium property located in Palm Harbor, Florida (“Lansbrook Village”), we, through our joint venture with the Carroll Organization (“Carroll,” and such joint venture, the “Lansbrook Village JV”), entered into certain loan documents to refinance the existing loan with respect to 617 units at Lansbrook Village (such loan, as refinanced, the “Loan”). Pursuant to the Loan documents, the owner of the Lansbrook Village property, BR Carroll Lansbrook, LLC, a wholly-owned subsidiary of the Lansbrook Village JV, borrowed approximately $57.2 million from Walker & Dunlop, LLC. The Loan was concurrently assigned to Fannie Mae. In connection with the Loan, we and an affiliate of Carroll executed and delivered a Guaranty of Non-Recourse Obligations to guaranty certain non-recourse and recourse obligations under the Loan. The Loan has a 10-year term, and will require interest-only payments for the first four years with principal and interest payments thereafter. The interest rate on the Loan will be calculated monthly using the one-month LIBOR index plus 244 basis points.

Pending Investment in Tenside Property

On May 25, 2016, we, through a subsidiary of our operating partnership, entered into an Agreement of Purchase and Sale to acquire a leasehold interest in the Tenside Apartments, a 336-unit Class A mid-rise apartment community with 39,082 square feet of ground floor retail space located in the West Midtown submarket of Atlanta, Georgia (“Tenside”), which transaction is expected to close in July 2016. We expect to make the acquisition through a joint venture with Carroll, which will be our eighth investment with Carroll. At closing, we expect to acquire a 90.0% interest in the joint venture for an estimated equity investment of

$24.1 million, and Carroll is expected to acquire a 10.0% interest in the joint venture for an estimated equity investment of $2.7 million. The total acquisition cost of Tenside is expected to be approximately $74.5 million, or approximately $197,900 per unit and $219 per square foot of retail space, and is expected to be financed by a mortgage loan from Walker & Dunlop, LLC (to be concurrently assigned to Fannie Mae) in the approximate amount of $52.15 million.

Pending Investment in Boca Raton Property

An affiliate of Bluerock has executed a non-binding letter of intent with NCC Development Group (“NCC”) to develop the APOK Townhomes, a 90-unit Class A multifamily project located strategically in the Broken Sound area of Boca Raton, Florida (the “Boca Raton property”), which letter of intent is expected to be assigned to us. The total projected development cost of the Boca Raton property is approximately $26.4 million, or approximately $293,000 per unit. Upon delivery, the average market rent per unit is expected to be approximately $2,316 per month.

Comprised of two- and three-bedroom townhome unit layouts, the Boca Raton property is expected to offer floor plans averaging 1,346 square feet. The property will feature high-end amenities and in-unit finishes. Our underwriting projects a trended return on cost for the project of approximately 6.5% at stabilization. Our projected development cost of approximately $293,000 per unit compares favorably to a recent comparable asset sale in the market in excess of $350,000 per unit.

The Boca Raton property benefits from its location adjacent to Yamato Road, a location that provides easy access to numerous major employment centers all within a 30 minute commute. The property is also in close proximity to I-95, with access to retail and entertainment amenities in Boca Raton, Delray Beach, West Palm Beach, and Ft. Lauderdale. In addition, the Boca Raton property has “A” rated schools, and two local colleges (Florida Atlantic University and Lynn University) are within three miles. Finally, the property is in a growing retail corridor and one of the largest concentrations of office space within Boca Raton, along with great access to city parks, the El Rio Trail (biking/hiking path) and high-end homes. We believe the unique townhome product fills a void in the marketplace by targeting renters that desire to live in larger, professionally managed, direct access apartments outside the typical apartment community arrangement.

Under the letter of intent, NCC would serve as our development partner in the Boca Raton project, pending execution of a mutually acceptable joint venture agreement. In connection with the development of the project, we expect to fund a convertible preferred equity investment (or, subject to structuring considerations, a mezzanine loan) of approximately $9.0 million (including an interest reserve of approximately $3.2 million). We expect that NCC will fund approximately $900,000, with the remainder being funded by a Bluerock affiliated fund. Under our Invest-to-Own structure, we would be entitled to a current-pay preferred return on our investment at 15% per year, and once the project is developed and stabilized, we would have a right to convert our preferred equity investment into common ownership in the joint venture. If we proceed with this transaction, we expect to close on the purchase of the underlying real property during the 3rd quarter of 2016, and we expect to begin development of the Boca Raton property during the 4th quarter of 2016.

This investment is subject to certain contingencies and completion of our ongoing due diligence process. Although the investment is subject to a non-binding letter of intent with a Bluerock affiliate, which we expect to be assigned to us, we have not completed our due diligence process nor have we begun negotiation of definitive investment agreements, and several other conditions must be met in order for us to invest in this development project, including approval by our board of directors. As a result, management does not deem this potential investment to be probable as of the date of this prospectus supplement. The consummation of this transaction may not occur on these terms, or at all.

Modification of Construction Loan for Alexan CityCentre Development

On June 7, 2016, in connection with our investment in the Alexan CityCentre development, a 340-unit Class A apartment development project in Houston, Texas, we, through our joint venture with Trammell Crow Residential (the “Alexan JV”), have entered into a modification agreement (the “Modification Agreement”) with Green Bank and Compass Bank with respect to the existing construction loan financing the development (the “Loan”).

Under the Modification Agreement, the maximum principal amount of the Loan is modified to $55.1 million, from the current maximum principal amount of $57.0 million. Further, the maturity date of the Loan has been extended two years, from January 1, 2018, subject to two (2) one-year extension exercisable by the Alexan JV, to January 1, 2020, subject to a single one-year extension. The Modification Agreement provides that the base interest rate will be a variable per annum rate equal to the prime rate plus 0.5%; provided, that, at the request of the Alexan JV, the interest rate for a portion of the outstanding principal amount (not less than $500,000) may alternatively be determined in accordance with the LIBOR rate plus 3.0%. The Modification Agreement requires monthly interest payments until the maturity date; after which $60,000 monthly payments of principal will be required in addition to accrued interest during the maturity extension period. The Alexan JV is required to maintain $2,619,645 as an interest rate reserve and $597,661 as an operating deficit reserve.

Pursuant to the Modification Agreement, the Alexan JV will be required to complete development by December 31, 2017. In connection with the Modification Agreement, the Alexan JV provided an updated project budget and agreed, subject to certain exceptions, not to make distributions to its members during the modified term of the Loan.

To obtain the Modification Agreement, the Borrower was required to contribute additional equity for the Alexan CityCentre development in the amount of approximately $2.2 million to be applied to development costs.

May 2016 Offering of Series A Preferred Stock

On May 26, 2016, we completed a public offering of 400,000 shares of Series A Preferred Stock at a public offering price of $25.00 per share (the “May 2016 Offering”). The shares were registered with the SEC pursuant to our shelf registration statement on Form S-3 declared effective on January 29, 2016. Net proceeds of the May 2016 Offering were approximately $9.5 million after deducting placement agent fees and estimated offering costs.

April 2016 Offering of Series A Preferred Stock

On April 25, 2016, we completed an underwritten public offering of 2,300,000 shares of Series A Preferred Stock, inclusive of shares sold pursuant to the full exercise of the overallotment option by the underwriters, at a public offering price of $25.00 per share (the “April 2016 Offering”). The shares were registered with the SEC pursuant to our shelf registration statement on Form S-3 declared effective on January 29, 2016. Net proceeds of the April 2016 Offering were approximately $55.3 million after deducting underwriting discounts and commissions and estimated offering costs.

Non-Traded Continuous Offering of Series B Preferred Stock

On February 24, 2016, we filed a prospectus supplement to our shelf registration statement on Form S-3, effective December 19, 2014 offering a maximum of 150,000 Units (the “Units”) consisting of 150,000 shares of Series B Preferred Stock paying cumulative cash dividends at an annual rate of six percent (6%) of the stated value of $1,000, and warrants (the “Warrants”) to purchase 3,000,000 shares of Class A common stock (liquidation preference $1,000 per share of Series B Preferred Stock) (the “Series B Preferred Offering”). On February 24, 2016, we entered into a Dealer Manager Agreement with Bluerock Capital Markets, LLC, an affiliate of the company, as the Dealer Manager, pursuant to which the Dealer Manager and other Participating Broker Dealers (as that term is defined in the Dealer Manager Agreement) facilitate, on a “reasonable best efforts” basis, the issuance and sales of the Series B Preferred Stock and Warrants. Closing on the first tranche of Series B Preferred Stock occurred on April 8, 2016, and as of the date of this prospectus supplement, 2,689 shares of Series B Preferred Stock and 2,689 Warrants to purchase 53,780 shares of Class A common stock have been sold.

At the Market Offering of Series A Preferred Stock

On March 29, 2016, we, our operating partnership and our manager entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with FBR Capital Markets & Co. (“FBR”), and MLV & Co. LLC (“MLV”). Pursuant to the Sales Agreement, FBR and MLV will act as distribution agents with respect to the offering and sale of up to $100,000,000 in shares of Series A Preferred Stock in “at the market offerings” as defined in Rule 415 under the Securities Act, including without limitation sales made directly on or through the NYSE MKT, or on any other existing trading market for Series A Preferred Stock or through a market maker (collectively, the “ATM Offering”). As of the date of this prospectus supplement, we have issued 146,460 shares of Series A Preferred Stock in the ATM Offering.

Dividends

On April 8, 2016, our board of directors authorized and the company declared monthly dividends for the second quarter of 2016 equal to a quarterly rate of $0.29 per share on the company’s Class A common stock, payable monthly to the stockholders of record as of April 25, 2016, May 25, 2016 and June 24, 2016, which dividends were paid in cash on May 5, 2016, June 3, 2016 and July 5, 2016, respectively. The declared dividends equal a monthly dividend on the Class A common stock as follows: $0.096666 per share for the dividend paid to stockholders of record as of April 25, 2016, and $0.096667 per share for the dividends paid to stockholders of record as of each of May 25, 2016 and June 24, 2016.

On April 15, 2016, our board of directors authorized and the company declared a monthly cash dividend for the month of April 2016 in the amount of $5.00 per share on the company’s Series B Preferred Stock, which dividend was paid in cash on May 5, 2016 to stockholders of record as of April 25, 2016.

On May 13, 2016, our board of directors authorized and the company declared a monthly cash dividend for the month of May 2016 in the amount of $5.00 per share on the company’s Series B Preferred Stock, which dividend was paid in cash on June 3, 2016 to stockholders of record as of May 25, 2016.

On June 10, 2016, our board of directors authorized and the company declared a monthly cash dividend for the month of June 2016 in the amount of $5.00 per share on the company’s Series B Preferred Stock, which dividend was paid in cash on July 5, 2016 to stockholders of record as of June 24, 2016.

Also on June 10, 2016, our board of directors authorized and the company declared a quarterly cash dividend for the second quarter of 2016 of $0.515625 per share on the company’s Series A Preferred Stock, which dividend was paid in cash on July 5, 2016 to stockholders of record as of June 24, 2016.

On July 8, 2016, our board of directors authorized and the company declared monthly dividends for the third quarter of 2016 equal to a quarterly rate of $0.29 per share on the company’s Class A common stock, payable monthly to the stockholders of record as of July 25, 2016, August 25, 2016 and September 23, 2016, which dividends will be paid in cash on August 5, 2016, September 2, 2016 and October 5, 2016, respectively. The declared dividends equal a monthly dividend on the Class A common stock as follows: $0.096666 per share for the dividend paid to stockholders of record as of July 25, 2016, and $0.096667 per share for the dividends paid to stockholders of record as of each of August 25, 2016 and September 23, 2016.

Also on July 8, 2016, our board of directors authorized and the company declared monthly dividends for the third quarter of 2016 in the amount of $5.00 per share on the company’s Series B Preferred Stock, payable monthly to the stockholders of record as of July 25, 2016, August 25, 2016 and September 23, 2016, which dividends will be paid in cash on August 5, 2016, September 2, 2016 and October 5, 2016, respectively.

Corporate Information

Our principal executive offices, and those of our Manager, are located at 712 Fifth Avenue, 9th Floor, New York, New York 10019. Our telephone number is (877) 826-BLUE (2583). Information regarding the company is also available at www.bluerockresidential.com. Our website and the information contained therein or connected thereto do not constitute a part of this prospectus supplement, the accompanying prospectus or any amendment or supplement thereto.

THE OFFERING

The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete description of the terms of the Series C Preferred Stock, see “Description of Series C Preferred Stock” in this prospectus supplement.

Issuer
Bluerock Residential Growth REIT, Inc., a Maryland corporation
Series C Preferred Stock Offered
2,000,000 shares of 7.625% Series C Cumulative Redeemable Preferred Stock (plus up to an additional 300,000 shares of Series C Preferred Stock that we may issue and sell upon the exercise of the underwriters’ option to purchase additional shares). We reserve the right to reopen this series and issue additional shares of Series C Preferred Stock either through public or private sales at any time and from time to time.
Ranking
The Series C Preferred Stock will rank, with respect to priority of dividend payments and rights upon liquidation, dissolution or winding up:

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senior to all classes or series of our common stock, and to any other class or series of our capital stock issued in the future, unless the terms of that capital stock expressly provide that it ranks senior to, or on parity with, the Series C Preferred Stock;

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on parity with any class or series of our capital stock, the terms of which expressly provide that it will rank on parity with the Series C Preferred Stock, including the Series A Preferred Stock and the Series B Preferred Stock; and

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junior to any other class or series of our capital stock, the terms of which expressly provide that it will rank senior to the Series C Preferred Stock, none of which exists on the date hereof, and subject to payment of or provision for our debts and other liabilities.

Dividends
Holders of shares of the Series C Preferred Stock will be entitled to receive cumulative cash dividends on the Series C Preferred Stock when, as and if authorized by our board of directors and declared by us from and including the date of original issue or the first day following the end of the most recent dividend period for which dividends on the Series C Preferred Stock have been paid. Holders of shares of Series C Preferred Stock will not be entitled to receive dividends paid on any dividend payment date if such shares were not issued and outstanding on the record date for such dividend. Dividends on the Series C Preferred Stock will be payable quarterly in arrears on each January 5th, April 5th, July 5th and October 5th of each year, commencing on October 5, 2016. From the date of original issue to, but not including, July 19, 2023, we will pay cumulative cash dividends at the rate of 7.625% per annum of the $25.00 liquidation preference per share (equivalent to the fixed annual amount of $1.90625 per share) (the “Initial Rate”). Commencing July 19, 2023, we will pay cumulative cash dividends at an annual dividend rate of the Initial Rate increased by 2.0% of the liquidation preference per annum, or $0.50 per annum, which will increase by an additional 2.0% of the liquidation preference per annum, or $0.50 per annum, on each subsequent anniversary thereafter, subject to a maximum annual dividend rate of 14.0%. The first dividend payable on the Series C Preferred Stock is scheduled to be paid on October 5, 2016 and will be a pro rata dividend from and including the original issue date to and including September 30, 2016, in the amount of $0.39184 per share.
Dividends will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series C Preferred Stock will accrue and be cumulative from the end of the most recent dividend period for which dividends have been paid, or if no dividends have been paid, from the date of original issue. Dividends on the Series C Preferred Stock will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized by our board of directors or declared by us. Accrued dividends on the Series C Preferred Stock will not bear interest. If we fail to pay any dividend within three (3) business days after the payment date for such dividend, the then-current dividend rate will increase following the payment date by an additional 2.0% of the $25.00 stated liquidation preference, or $0.50 per annum, until we pay the dividend, subject to our ability to cure the failure, as described in “Description of Series C Preferred Stock — Adjustment to Dividend Rate — Default Period.”
Liquidation Preference
If we liquidate, dissolve or wind up, holders of shares of the Series C Preferred Stock will have the right to receive $25.00 per share of the Series C Preferred Stock, plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared) to and including the date of payment, before any distribution or payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the Series C Preferred Stock as to rights upon our liquidation, dissolution or winding up.
The rights of holders of shares of the Series C Preferred Stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our capital stock ranking on parity with the Series C Preferred Stock, including our Series A Preferred Stock and Series B Preferred Stock, as to rights upon our liquidation, dissolution or winding up, junior to the rights of any class or series of our capital stock expressly designated as having liquidation preferences ranking senior to the Series C Preferred Stock, and subject to payment of or provision for our debts and other liabilities.
Redemption at Option of Holders
Commencing on July 19, 2023, the holders of the Series C Preferred Stock may, at their option, elect to cause us to redeem their shares at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends, if any, to and including the redemption date, in cash or in shares of our Class A common stock, or any combination thereof, at our option; provided, a holder shall not have any right of redemption with respect to any shares of Series C Preferred Stock being called for redemption pursuant to our optional redemption as described under “Description of Series C Preferred Stock — Optional Redemption by the Company,” our special optional redemption as described under “Description of Series C Preferred Stock — Special Optional Redemption,” or our requirement to redeem described under “Description of Series C Preferred Stock — Mandatory Redemption for Asset Coverage” to the extent we have delivered notice of our intent to redeem on or prior to the date of delivery of the holder’s notice to redeem.
Such redemptions of Series C Preferred Stock shall be payable either in cash, in shares of our Class A common stock, or any combination thereof, at our option. If we elect to redeem some or all of the Series C Preferred Stock held by such redeeming holder in shares of our Class A common stock, the number of shares of our Class A common stock per share of Series C Preferred Stock to be issued will be equal to the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus an amount equal to all accrued but unpaid dividends to and including the redemption date (unless the redemption date is after a record date for a Series C Preferred Stock dividend payment and prior to the corresponding Series C Preferred Stock dividend payment date, in which case no additional amount for such accrued but unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined herein). Upon the redemption of Series C Preferred Stock for shares of our Class A common stock, we will not issue fractional shares of our Class A common stock but will instead pay the cash value of such fractional shares.
Mandatory Redemption for Asset Coverage
If we fail to maintain asset coverage of at least 200% calculated by determining the percentage value of (1) our total assets plus accumulated depreciation minus our total liabilities and indebtedness as reported in our financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) (exclusive of the book value of any Redeemable and Term Preferred Stock (as defined herein)), over (2) the aggregate liquidation preference, plus an amount equal to all accrued but unpaid dividends, of outstanding shares of our Series A Preferred Stock, Series C Preferred Stock, and any other outstanding shares of term preferred stock or preferred stock providing for a fixed mandatory redemption date or maturity date (which shall not include our Series B Preferred Stock) (collectively referred to herein as “Redeemable and Term Preferred Stock”) on the last business day of any calendar quarter (“Asset Coverage Ratio”), and such failure is not cured by the close of business on the date that is 30 calendar days following the filing date of our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter, or the “Asset Coverage Cure Date,” then we will be required to redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series C Preferred Stock, at least equal to the lesser of (1) the minimum number of shares of Redeemable and Term Preferred Stock that will result in us having a coverage ratio of at least 200% and (2) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption. In connection with any redemption for failure to maintain the Asset Coverage Ratio, we may, in our sole option, redeem any shares of Redeemable and Term Preferred Stock we select, including on a non-pro rata basis. We may elect not to redeem any Series C Preferred Stock to cure such failure as long as we cure our failure to meet the Asset Coverage Ratio by or on the Asset Coverage Cure Date. We may also, in our sole option, redeem such additional number of shares of Redeemable and Term Preferred Stock that will result in an Asset Coverage Ratio up to and including 285%.
If shares of Series C Preferred Stock are to be redeemed for failure to maintain the Asset Coverage Ratio, such shares will be redeemed solely in cash at a redemption price equal to $25.00 per share plus an amount equal to all accrued but unpaid dividends, if any, on such shares (whether or not declared) to and including the redemption date.
Optional Redemption by the Company
Generally, we may not redeem the Series C Preferred Stock prior to July 19, 2021, except in limited circumstances relating to maintaining our qualification as a REIT, as described in “Description of Series C Preferred Stock — Optional Redemption by the Company” in this prospectus supplement, complying with our Asset Coverage Ratio, as described in “Description of Series C Preferred Stock — Mandatory Redemption for Asset Coverage,” and the special optional redemption provision described below and in “Description of Series C Preferred Stock — Special Optional Redemption” in this prospectus supplement. On and after July 19, 2021, we may, at our option, redeem the Series C Preferred Stock in whole or in part, at any time or from time to time, solely for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared), if any, to and including the redemption date. Any partial redemption will be on a pro rata basis.
Special Optional Redemption
Upon the occurrence of a Change of Control/Delisting (as defined below), we may, at our option, redeem the Series C Preferred Stock in whole or in part within 120 days after the first date on which such Change of Control/Delisting occurred, solely in cash at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends, if any, to and including the redemption date.
A “Change of Control/Delisting” is when, after the original issuance of the Series C Preferred Stock, any of the following has occurred and is continuing:

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a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than our company, its subsidiaries, and its and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the total voting power of all outstanding shares of our common equity that are entitled to vote generally in the election of directors, with the exception of the formation of a holding company;

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consummation of any share exchange, consolidation or merger of our company or any other transaction or series of transactions pursuant to which our common stock will be converted into cash, securities or other property, other than any such transaction where the shares of our common stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the common stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

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any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of our company and its subsidiaries, taken as a whole, to any person other than one of the company’s subsidiaries;

• our stockholders approve any plan or proposal for the liquidation or dissolution of our company;
• our Class A common stock ceases to be listed or quoted on a national securities exchange in the United States; or
• Continuing Directors cease to constitute at least a majority of our board of directors;

“Continuing Director” means a director who either was a member of our board of directors on October 21, 2015 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our stockholders was duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by our company on behalf of our board of directors in which such individual is named as nominee for director.
Redemption at Option of Holders Upon a Change of Control/Delisting
If a Change of Control/Delisting occurs at any time the Series C Preferred Stock is outstanding, then each holder of shares of Series C Preferred Stock shall have the right, at such holder’s option, to require us to redeem for cash any or all of such holder’s shares of Series C Preferred Stock, on a date specified by us that can be no earlier than 30 days and no later than 60 days following the date of delivery of the Change of Control/Delisting Company Notice (as defined below) (the “Change of Control/Delisting Redemption Date”), at a redemption price equal to 100% of the liquidation preference of $25.00 per share plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared), to and including the Change of Control/Delisting Redemption Date (the “Change of Control/Delisting Redemption Price”); provided, a holder shall not have any right of redemption with respect to any shares of Series C Preferred Stock being called for redemption pursuant to our optional redemption as described under “Description of Series C Preferred Stock — Optional Redemption by the Company,” our special optional redemption as described under “Description of Series C Preferred Stock — Special Optional Redemption,” or our requirement to redeem described under “Description of Series C Preferred Stock — Mandatory Redemption for Asset Coverage,” to the extent we have delivered notice of our intent to redeem on or prior to the date of delivery of the Change of Control/Delisting Company Notice.
No Maturity, Sinking Fund or Mandatory Redemption
The Series C Preferred Stock has no stated maturity date, is not subject to any sinking fund, and except as described in “Description of Series C Preferred Stock — Mandatory Redemption for Asset Coverage” and “— Redemption at Option of Holders upon a Change of Control/Delisting,” is not subject to mandatory redemption. We are not required to set aside funds to redeem the Series C Preferred Stock. Accordingly, the Series C Preferred Stock may remain outstanding indefinitely unless and until we decide to redeem the shares at our option or holders elect to cause us to redeem their shares under permitted circumstances described in this prospectus supplement.

Limited Voting Rights
Holders of shares of the Series C Preferred Stock will generally have no voting rights. However, if dividends on the Series C Preferred Stock are in arrears for each of six or more consecutive quarterly periods, the number of directors on our board of directors will automatically be increased by two, and holders of shares of the Series C Preferred Stock and the holders of all other classes or series of preferred stock ranking on parity with the Series C Preferred Stock, including our Series A Preferred Stock and Series B Preferred Stock, with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (collectively, the “Parity Preferred Stock”) and upon which like voting rights have been conferred and are exercisable, including our Series A Preferred Stock (collectively, the “Voting Preferred Stock”) (voting together as a single class) will be entitled to vote, at a special meeting called upon the written request of the holders of at least 20% of such stock or at our next annual meeting and at each subsequent annual meeting of stockholders, for the election of two additional directors to serve on our board of directors (the “Preferred Directors”) until all accrued but unpaid dividends with respect to the Series C Preferred Stock and the Parity Preferred Stock, including our Series A Preferred Stock and Series B Preferred Stock, have been paid or declared and a sum sufficient for the payment thereof set apart for payment. The Preferred Directors will be elected by a plurality of the votes cast in the election. For the avoidance of doubt, the board of directors shall not be permitted to fill the vacancies on the board of directors as a result of the failure of the holders of 20% of the Series C Preferred Stock and Voting Preferred Stock to deliver such written request for the election of the Preferred Directors.
In addition, the affirmative vote or consent of the holders of at least two-thirds of the shares outstanding at the time of the Series C Preferred Stock, and the Voting Preferred Stock (voting together as a single class), including our Series A Preferred Stock, is required for us to authorize or issue any class or series of capital stock ranking, as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, senior to the Series C Preferred Stock or to amend any provision of our charter so as to materially and adversely affect the terms of the Series C Preferred Stock. Nothing in the preceding sentence shall restrict our ability to authorize shares of other classes or series of preferred stock with the same ranking as to dividend parity and rights upon liquidation as the Series C Preferred Stock or to require such shares of other classes or series of preferred stock to vote together with the Series C Preferred Stock as a single class, except as otherwise specifically provided herein or in our charter. If such amendment to our charter does not equally affect the terms of the Series C Preferred Stock and of any Voting Preferred

Stock, including our Series A Preferred Stock, the affirmative vote or consent of the holders of at least two-thirds of Series C Preferred Stock issued and outstanding at the time, voting separately as a class, is required. Holders of shares of Series C Preferred Stock also will have the exclusive right to vote on any amendment to our charter on which holders of the Series C Preferred Stock are otherwise entitled to vote and that would alter only the contract rights, as expressly set forth in our charter, of the Series C Preferred Stock, with any such amendment requiring the affirmative vote or consent of holders of two-thirds of the Series C Preferred Stock issued and outstanding at the time.
Listing
We intend to apply to list the Series C Preferred Stock on the NYSE MKT under the symbol “BRG-PrC.” If the application is approved, trading of the Series C Preferred Stock is expected to commence within 30 days after the initial delivery of the Series C Preferred Stock. The underwriters have advised us that they may make a market in the Series C Preferred Stock, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series C Preferred Stock.
Restrictions on ownership and transfer
To assist us in maintaining our qualification as a REIT for federal income tax purposes, among other purposes, we impose restrictions on the ownership and transfer of our capital stock. Our charter provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended (the “Code”), either (1) more than 9.8% in value of our outstanding shares of capital stock, or (2) more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common stock. In addition, the articles supplementary establishing the Series C Preferred Stock will provide that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, either more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding Series C Preferred Stock.
Use of proceeds
We estimate that the net proceeds from the sale of the Series C Preferred Stock in this offering will be approximately $48.0 million (or approximately $55.3 million if the underwriters’ option to purchase additional shares is exercised in full), after deducting underwriting discounts of approximately $1.6 million (or approximately $1.8 million if the underwriters’ option to purchase additional shares is exercised in full) and estimated offering expenses of $400,000 payable by us. We intend to use the net proceeds from this offering for future investments and acquisitions and for other general corporate and working capital purposes, which may include the funding of capital improvements at properties. See “Use of Proceeds.”

Transfer Agent and Registrar
The transfer agent and registrar for the Series C Preferred Stock is American Stock Transfer & Trust Company, LLC.
Settlement date
Delivery of the shares of Series C Preferred Stock will be made against payment therefor on or about July 19, 2016.
Risk factors
Investing in the Series C Preferred Stock involves various risks. You should read carefully and consider the matters discussed under the caption entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus, in our most recent Annual Report on Form 10-K filed with the SEC and under similar headings in the other documents incorporated by reference into this prospectus supplement or the accompanying prospectus before making a decision to invest in the Series C Preferred Stock.

RISK FACTORS

Investing in our Series C Preferred Stock involves significant risks. Before purchasing the Series C Preferred Stock offered by this prospectus supplement and the accompanying prospectus, you should carefully consider the risks, uncertainties and additional information (i) set forth in our most recent Annual Report on Form 10-K, any of our subsequent Quarterly Reports on Form 10-Q and any of our Current Reports on Form 8-K and amendments thereto on Form 8-K/A, as applicable, which are incorporated, or deemed to be incorporated, by reference into this prospectus supplement and the accompanying prospectus, and in the other documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and (ii) contained in this prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” The risks and uncertainties in the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus are those that we currently believe may materially affect the company. Additional risks not presently known or that are currently deemed immaterial also could materially and adversely affect our financial condition, results of operations, business and prospects. Some statements in this prospectus supplement and the accompanying prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

We intend to use the net proceeds from this offering to fund future investments and for other general corporate and working capital purposes, but this offering is not conditioned upon the closing of pending property investments and we will have broad discretion to determine alternative uses of proceeds.

As described under “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering to fund future investments and for other general corporate and working capital purposes. However, this offering will not be conditioned upon the closing of definitive agreements to acquire or invest in any properties. We will have broad discretion in the application of the net proceeds from this offering, and holders of our Series C Preferred Stock will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use, and result in investments that are not accretive to our results from operations.

The Series C Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series C Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series C Preferred Stock. In addition, we may elect in the future to obtain a rating of the Series C Preferred Stock, which could adversely impact the market price of the Series C Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on negative outlook or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. While ratings do not reflect market prices or the suitability of a security for a particular investor, such downward revision or withdrawal of a rating could have an adverse effect on the market price of the Series C Preferred Stock. It is also possible that the Series C Preferred Stock will never be rated.

Dividend payments on the Series C Preferred Stock are not guaranteed.

Although dividends on the Series C Preferred Stock are cumulative, our board of directors must approve the actual payment of the distributions. Our board of directors can elect at any time or from time to time, and for an indefinite duration, not to pay any or all accrued distributions. Our board of directors could do so for any reason, and may be prohibited from doing so in the following instances:

•	poor historical or projected cash flows;
•	the need to make payments on our indebtedness;

•	concluding that payment of distributions on the Series C Preferred Stock would cause us to breach the terms of any indebtedness or other instrument or agreement; or
•	determining that the payment of distributions would violate applicable law regarding unlawful distributions to stockholders.

The Series C Preferred Stock is a new issuance and does not have an established trading market, which, among other factors, may negatively affect its market value and your ability to transfer or sell your shares.

The Series C Preferred Stock is a new issue of securities with no established trading market. We intend to apply to list the Series C Preferred Stock on the NYSE MKT under the symbol “BRG-PrC”, but there can be no assurance that the NYSE MKT will accept the Series C Preferred Stock for listing. Even if the application is approved, an active trading market on the NYSE MKT for the shares may not develop or, even if it develops, may not last and transaction costs could be high, in which case the trading price of the shares could be adversely affected and your ability to transfer or sell your shares of Series C Preferred Stock will be limited. If an active trading market does develop on the NYSE MKT, the Series C Preferred Stock may trade at prices lower than the initial offering price. The trading price of the Series C Preferred Stock will depend on many factors, including:

•	prevailing interest rates;
•	the market for similar securities;
•	general economic and financial market conditions;
•	our issuance of debt or preferred equity securities; and
•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they may make a market in the shares of the Series C Preferred Stock, but they are not obligated to do so, and even if they do, may discontinue market-making at any time without notice.

Because we conduct substantially all of our operations through our operating partnership, our ability to pay dividends on our Series C Preferred Stock depends almost entirely on the distributions we receive from our operating partnership. We may not be able to pay dividends regularly.

We may not be able to pay dividends on a regular quarterly basis in the future. We intend to contribute the entire net proceeds from this offering to our operating partnership in exchange for 7.625% Series C Cumulative Redeemable Preferred Units of limited partnership interest in our operating partnership (“Series C Preferred Units”) that have substantially the same economic terms as the Series C Preferred Stock. Because we conduct substantially all of our operations through our operating partnership, our ability to pay dividends on the Series C Preferred Stock will depend almost entirely on payments and distributions we receive on our interests in our operating partnership. If our operating partnership fails to operate profitably and to generate sufficient cash from operations (and the operations of its subsidiaries), we may not be able to pay dividends on the Series C Preferred Stock. Furthermore, any new shares of preferred stock on parity with the Series C Preferred Stock will substantially increase the cash required to continue to pay cash dividends at stated levels. Any common stock or preferred stock that may be issued in the future to finance acquisitions, upon exercise of stock options or otherwise, would have a similar effect.

Your interests could be diluted by the incurrence of additional debt, the issuance of additional shares of preferred stock, including additional shares of Series C Preferred Stock, and by other transactions.

As of March 31, 2016, our total long term indebtedness was approximately $478.6 million, and we may incur significant additional debt in the future. The Series C Preferred Stock is subordinate to all of our existing and future debt and liabilities and those of our subsidiaries. Our future debt may include restrictions on our ability to pay dividends to preferred stockholders in the event of a default under the debt facilities or under other circumstances. Our charter currently authorizes the issuance of up to 250,000,000 shares of preferred stock in one or more classes or series, and as of the date of this prospectus supplement, we have issued 5,721,460 shares of Series A Preferred Stock (146,460 of which have been issued in the ATM Offering) and 2,689 shares of our Series

B Preferred Stock. The issuance of additional preferred stock on parity with or senior to the Series C Preferred Stock would dilute the interests of the holders of shares of Series C Preferred Stock, and any issuance of preferred stock senior to the Series C Preferred Stock or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series C Preferred Stock. We may issue preferred stock on parity with the Series C Preferred Stock without the consent of the holders of the Series C Preferred Stock. Other than the Asset Coverage Ratio and the right of holders to cause us to redeem the Series C Preferred Stock upon a Change of Control/Delisting, none of the provisions relating to the Series C Preferred Stock relate to or limit our indebtedness or afford the holders of shares of Series C Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of shares of Series C Preferred Stock.

If we are required to make payments under any “bad boy” carve-out guaranties, recourse guaranties, and completion guaranties that we may provide in connection with certain mortgages and related loans in connection with an event that constitutes a Change of Control/Delisting, our business and financial results could be materially adversely affected.

In causing our subsidiaries to obtain certain nonrecourse loans, we may provide standard carve-out guaranties. These guaranties are generally only applicable if and when the borrower directly, or indirectly through agreement with an affiliate, joint venture partner or other third party, voluntarily files a bankruptcy or similar liquidation or reorganization action or takes other actions that are fraudulent or improper (commonly referred to as “bad boy” guaranties). We also may enter into recourse guaranties with respect to future mortgages, or provide credit support to development projects through completion guaranties, which also could increase risk of repayment. In some circumstances, pursuant to guarantees to which we are a party or that we may enter into in the future, the company’s obligations pursuant to such “bad boy” carve-out guaranties and other guaranties may be triggered by a Change of Control/Delisting, because, among other things, such an event may result indirectly in a change of control of the applicable borrower. Because a Change of Control/Delisting while any Series C Preferred Stock is outstanding also triggers a right of redemption for cash by the holders thereof, the effect of a Change of Control/Delisting could negatively impact our liquidity and overall financial condition, and could negatively impact your ability to receive dividends or other amounts on your shares of preferred stock.

Redemption of our Series C Preferred Stock for shares of our Class A common stock will dilute the ownership interest of existing stockholders, including stockholders whose shares of Series C Preferred Stock were previously redeemed for shares of our Class A common stock.

Commencing on July 19, 2023, the holders of the Series C Preferred Stock have the option to cause us to redeem their shares at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends. Such redemptions shall be payable in cash or in shares of our Class A common stock, or any combination thereof, at our option. The redemption of our Series C Preferred Stock for shares of our Class A common stock may result in the dilution of some or all of the ownership interests of existing stockholders, including stockholders whose shares of Series C Preferred Stock were previously redeemed for shares of our Class A common stock. Any sales in the public market of our Class A common stock issuable upon any such redemption could adversely affect prevailing market prices of our Class A common stock. In addition, any redemption of our Series C Preferred Stock for shares of our Class A common stock could depress the price of our Class A common stock.

In the event you exercise a Redemption at Option of Holder on or after July 19, 2023, we may redeem your shares of Series C Preferred Stock either for cash or for shares of our Class A common stock, or any combination thereof, in our sole discretion.

If we choose to so redeem for Class A common stock, you will receive shares of our Class A common stock and therefore be subject to the risks of ownership thereof, including, but not limited to, the following:

•	Market risk;
•	Dividend risk;
•	Interest rate risk; and/or

•	Risks associated with our operations.

Please see our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2016, which is incorporated herein by reference, for a list of risks associated with our company, our operations and ownership of our Class A common stock. Ownership of our Series C Preferred Stock will not give you the rights of holders of our common stock. Until and unless you receive shares of our Class A common stock upon redemption, you will have only those rights applicable to holders of our Series C Preferred Stock.

There is a risk of delay in our redemption of the Series C Preferred Stock, and we may fail to redeem such securities as required by their terms.

Substantially all of the investments we presently hold and the investments we expect to acquire in the future are, and will be, illiquid. The illiquidity of our investments may make it difficult for us to obtain cash quickly if a need arises. If we are unable to obtain sufficient liquidity prior to a redemption date, we may be forced to engage in a partial redemption or to delay a required redemption. If such a partial redemption or delay were to occur, the market price of shares of the Series C Preferred Stock might be adversely affected, and stockholders entitled to a redemption payment may not receive payment.

The Series C Preferred Stock will bear a risk of early redemption by us.

We may voluntarily redeem some or all of the Series C Preferred Stock for cash on or after July 19, 2021. Any such redemptions may occur at a time that is unfavorable to holders of the Series C Preferred Stock. We may have an incentive to redeem the Series C Preferred Stock voluntarily if market conditions allow us to issue other preferred stock or debt securities at an interest or distribution rate that is lower than the distribution rate on the Series C Preferred Stock. Given the potential for early redemption of the Series C Preferred Stock, holders of such shares may face an increased reinvestment risk, which is the risk that the return on an investment purchased with proceeds from the sale or redemption of the Series C Preferred Stock may be lower than the return previously obtained from the investment in such shares.

You should not expect us to redeem the shares of Series C Preferred Stock on the date they first become redeemable or on any particular date after they become redeemable.

Except in limited circumstances related to our ability to qualify as a REIT, our compliance with our Asset Coverage Ratio, or a special optional redemption in connection with a Change of Control/Delisting, the Series C Preferred Stock may be redeemed by us at our option, either in whole or in part, only on or after July 19, 2021. Any decision we make at any time to propose a redemption of the Series C Preferred Stock will depend upon, among other things, our evaluation of our capital position and general market conditions at the time. It is likely that we would choose to exercise our optional redemption right only when prevailing interest rates have declined, which would adversely affect your ability to reinvest your proceeds from the redemption in a comparable investment with an equal or greater yield to the yield on the Series C Preferred Stock had your shares not been redeemed. In addition, there is no penalty or premium payable on redemption, and the market price of the shares of Series C Preferred Stock may not exceed the $25.00 liquidation preference at the time the shares become redeemable for any reason.

Compliance with the Asset Coverage Ratio may result in our early redemption of your Series C Preferred Stock.

If we are not in compliance with the Asset Coverage Ratio, we may redeem shares of Series C Preferred Stock or other stock as described in “Description of Series C Preferred Stock — Mandatory Redemption for Asset Coverage, ” including shares that will result in compliance with the Asset Coverage Ratio up to and including 285%. This could result in our ability to redeem a significant amount of the Series C Preferred Stock prior to July 19, 2021.

We may not have sufficient funds to redeem the Series C Preferred Stock upon a Change of Control/Delisting.

Upon the occurrence of a Change of Control/Delisting, unless we have exercised our right to redeem the Series C Preferred Stock, each holder of the Series C Preferred Stock will have the right to require us to redeem all or any part of such stockholder’s Series C Preferred Stock at a price equal to the liquidation preference of $25.00 per share, plus an amount equal to any accumulated but unpaid dividends up to and including the date of payment. If we experience a Change of Control/Delisting, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to redeem the Series C Preferred Stock and any guarantees or indebtedness that may be required to be repaid or repurchased as a result of such event. Our failure to redeem the Series C Preferred Stock could have material adverse consequences for us and the holders of the Series C Preferred Stock. See “Description of the Series C Preferred Stock — Special Optional Redemption” and “Description of the Series C Preferred Stock —  Redemption at Option of Holders Upon a Change of Control/Delisting.” In addition, the special optional redemption in connection with a Change of Control/Delisting feature of the Series C Preferred Stock may have the effect of inhibiting a third party from making an acquisition proposal for the company, or of delaying, deferring or preventing a change of control of the company under circumstances that otherwise could provide the holders of our Class A common stock and Series C Preferred Stock with the opportunity for liquidity or the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests.

Market interest rates may have an effect on the value of the Series C Preferred Stock.

One of the factors that will influence the price of the Series C Preferred Stock will be the dividend yield on the Series C Preferred Stock (as a percentage of the price of the Series C Preferred Stock, as applicable) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series C Preferred Stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of the Series C Preferred Stock to decrease.

Holders of the Series C Preferred Stock will be subject to inflation risk.

Inflation is the reduction in the purchasing power of money resulting from the increase in the price of goods and services. Inflation risk is the risk that the inflation-adjusted, or “real,” value of an investment in preferred stock or the income from that investment will be worth less in the future. As inflation occurs, the real value of the Series C Preferred Stock and dividends payable on such shares declines.

As a holder of Series C Preferred Stock you have extremely limited voting rights.

Your voting rights as a holder of shares of Series C Preferred Stock will be extremely limited. Our common stock is the only class or series of our stock carrying full voting rights. Voting rights for holders of shares of Series C Preferred Stock exist primarily with respect to the ability to elect two additional directors in the event that dividends for each of six consecutive quarterly dividend periods payable on the Series C Preferred Stock are in arrears, and with respect to voting on amendments to our charter that materially and adversely affect the rights of the Series C Preferred Stock or the creation of additional classes or series of preferred stock that are senior to the Series C Preferred Stock with respect to a liquidation, dissolution or winding up of our affairs. See “Description of Series C Preferred Stock — Limited Voting Rights” below. Other than the limited circumstances described in this prospectus supplement, holders of Series C Preferred Stock will not have voting rights.

The amount of your liquidation preference is fixed and you will have no right to receive any greater payment.

The payment due upon liquidation is fixed at the liquidation preference of $25.00 per share of Series C Preferred Stock, plus an amount equal to all accrued but unpaid dividends thereon, to, but not including the date of, liquidation, whether or not authorized or declared. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you will have no right to receive or to participate in these amounts. Further, if the market price of your Series C Preferred Stock is greater than the liquidation preference, you will have no right to receive the market price from us upon our liquidation.

Our charter contains, and the articles supplementary establishing the Series C Preferred Stock will contain, restrictions upon ownership and transfer of the Series C Preferred Stock, which may impair the ability of holders to acquire the Series C Preferred Stock and the shares of our common stock into which shares of Series C Preferred Stock may be converted, at the company’s option, pursuant to the redemption at the option of the holder after July 19, 2023.

Our charter contains, and the articles supplementary establishing the Series C Preferred Stock will contain, restrictions on ownership and transfer of the Series C Preferred Stock intended to assist us in maintaining our qualification as a REIT for federal income tax purposes. For example, to assist us in qualifying as a REIT, the articles supplementary establishing the Series C Preferred Stock will prohibit anyone from owning, or being deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding Series C Preferred Stock. See “Description of the Series C Preferred Stock — Restrictions on Ownership and Transfer” in this prospectus supplement. You should consider these ownership limitations prior to your purchase of the Series C Preferred Stock. The restrictions could also have anti-takeover effects and could reduce the possibility that a third party will attempt to acquire control of us, which could adversely affect the market price of the Series C Preferred Stock.

Our ability to pay dividends or redeem shares is limited by the requirements of Maryland law.

Our ability to pay dividends on the Series C Preferred Stock or redeem shares is limited by the laws of Maryland. Under applicable Maryland law, a Maryland corporation generally may not make a distribution (including a dividened or redemption) if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, we generally may not make a distribution on the Series C Preferred Stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus, unless the terms of such class or series provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of any class or series of preferred stock then outstanding, if any, with preferences senior to those of the Series C Preferred Stock. Any dividends or redemption payments may be delayed or prohibited.

If our Class A common stock is delisted, your ability to transfer or sell your shares of the Series C Preferred Stock may be limited and the market value of the Series C Preferred Stock will be materially adversely affected.

If our Class A common stock is delisted, it is likely that the Series C Preferred Stock will be delisted as well. Accordingly, if our Class A common stock is delisted, your ability to transfer or sell your shares of the Series C Preferred Stock may be limited and the market value of the Series C Preferred Stock may be materially adversely affected.

To the extent that our distributions represent a return of capital for tax purposes, stockholders may recognize an increased gain or a reduced loss upon subsequent sales (including cash redemptions) of their shares of Series C Preferred Stock.

The dividends payable by us on the Series C Preferred Stock may exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. If that were to occur, it would result in the amount of distributions that exceed our earnings and profits being treated first as a return of capital to the extent of the stockholder’s adjusted tax basis in the stockholder’s Series C Preferred Stock and then, to the extent of any excess over the stockholder’s adjusted tax basis in the stockholder’s Series C Preferred Stock, as capital gain. Any distribution that is treated as a return of capital will reduce the stockholder’s adjusted tax basis in the stockholder’s Series C Preferred Stock, and subsequent sales (including cash redemptions) of such stockholder’s Series C Preferred Stock will result in recognition of an increased taxable gain or reduced taxable loss due to the reduction in such adjusted tax basis. See “Material Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders” in the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, after deducting underwriting discounts, commissions and fees and the estimated offering expenses of approximately $2.0 million payable by us, will be approximately $48.0 million (or approximately $55.3 million if the underwriters’ overallotment option is exercised in full). We will contribute the net proceeds of this offering to our operating partnership in exchange for Series C Preferred Units (as defined herein).

We intend to use the net proceeds of this offering for future acquisitions, investments in properties, and other general corporate and working capital purposes, which may include the funding of capital improvements at our properties.

We generally intend to use prudent amounts of leverage in making our investments, which we define as having total indebtedness of approximately 65% of the fair market value of all of our investments. To the extent we make investments, including investments in properties in our investment pipeline, we expect to require debt financing consistent with our leverage policy. We invest primarily through controlling positions in joint ventures with members of our Partner Network, with members of our Partner Network investing the remaining equity.

Pending the permanent use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with our intention to maintain our qualification as a REIT.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Three Months Ended March 31, 2016		Year Ended December 31,
			2015	2014	2013	2012	2011
	(In thousands, except for ratio computation)
(Loss) income from continuing operations before adjustment for non controlling interest	$(2,625)		$7,643	$(6,674)	$(4,219)	$7,365	$(4,315)
Add back:
Fixed Charges	4,240		11,389	8,683	4,961	1,226	375
Distributed income of equity investees	2,709		24,617	11,550	289	607	905
Deduct:
Equity in (earnings) loss of equity investees	(2,768)		(17,893)	(5,133)	(1,501)	(13)	74
Capitalized Interest	—		—	(143)	(99)	—	—
Earnings as Defined	$1,556		$25,756	$8,283	$(569)	$9,185	$(2,961)
Fixed Charges
Interest expense including amortization of deferred financing fees	$4,228		$11,366	$8,538	$4,854	$1,217	$357
Capitalized Interest	—		—	143	99	—	—
Interest portion of rent expense	12		23	2	8	9	18
Fixed Charges	$4,240		$11,389	$8,683	$4,961	$1,226	$375
Ratio of Earnings to Fixed Charges		(a)	2.26	(a)	(a)	7.49	(a)
Preferred dividends	1,482		1,153	—	—	—	—
Combined Fixed Charges and Preferred Dividends	$5,722		$12,542	$8,683	$4,961	$1,226	$375
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends		(b)	2.05	(b)	(b)	7.49	(b)

(a)	Due to the loss from continuing operations, the ratio coverage was less than 1:1 for 2016, 2014, 2013 and 2011. We would have needed to generate additional earnings from continuing operations of $2.7 million, $0.4 million, $5.5 million, and $3.3 million for 2016, 2014, 2013 and 2011, respectively, to achieve a coverage ratio of 1:1.
(b)	Due to the loss from continuing operations, the ratio coverage was less than 1:1 for 2016, 2014, 2013 and 2011. We would have needed to generate additional earnings from continuing operations of $4.2 million, $0.4 million, $5.5 million, and $3.3 million for 2016, 2014, 2013 and 2011, respectively, to achieve a coverage ratio of 1:1.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2016:

•	on an actual basis; and
•	on an as adjusted basis to give effect to (i) the issuance and sale of 2,000,000 shares of our Series C Preferred Stock in this offering for net proceeds of approximately $48.0 million, after deducting the underwriting discounts, commissions and fees and the estimated offering expenses payable by us, (ii) the issuance and sale of 400,000 shares of our Series A Preferred Stock in the May 2016 offering for net proceeds of approximately $9,460,000, after deducting the fees to the sales agent and estimated offering expenses payable by us, and (iii) the issuance and sale of 2,300,000 shares of our Series A Preferred Stock in the April 2016 Offering for net proceeds of approximately $55,300,000, after deducting the underwriting discounts, commissions and fees and the offering expenses payable by us, assuming no exercise of the underwriters’ overallotment option.

You should read the table below in conjunction with “Use of Proceeds” appearing elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our most recent Annual Report on Form 10-K, any of our subsequent Quarterly Reports on Form 10-Q and any of our Current Reports on Form 8-K and amendments thereto on Form 8-K/A, as applicable, each of which is incorporated herein by reference.

	As of March 31, 2016 (in thousands, except share and per share data)
	Historical (unaudited)	As Adjusted (unaudited)(1)
Cash and cash equivalents	$24,019	$136,793
Mortgages payable	476,708	476,708
Series A Preferred Stock, $0.01 par value per share, liquidation preference $25.00, 10,875,000 shares authorized, 2,875,000 shares issued and outstanding, historical and 10,875,000 shares authorized, 5,575,000 shares issued and outstanding, as adjusted	69,290	134,039
Series C Preferred Stock, $0.01 par value per share, liquidation preference $25.00, no shares authorized, issued and outstanding, historical and 4,000,000 shares authorized, 2,000,000 shares issued and outstanding, as adjusted	—	48,025
Stockholders’ equity:
Class A common stock, $0.01 par value per share, 747,586,185 shares authorized, 19,564,331 shares issued and outstanding, historical, and as adjusted	196	196
Additional paid-in capital	250,398	250,398
Cumulative distributions in excess of earnings	(51,586)	(51,586)
Stockholders’ equity	199,008	199,008
Noncontrolling interests	31,392	31,392
Total Equity	230,400	230,400
Total Capitalization	$776,398	$889,172

(1)	Does not include (i) the issuance of an aggregate of 146,460 shares of Series A Preferred Stock in the ATM Offering as of the date of this prospectus supplement; (ii) the issuance of an aggregate of 2,689 shares of Series B Preferred Stock, and 2,689 Warrants to purchase 53,780 shares of Class A common stock, in our offering of Series B Preferred Stock as of the date of this prospectus supplement; or (iii) 1,476 shares of Class A common stock issued under our dividend reinvestment plan since March 31, 2016.

DESCRIPTION OF SERIES C PREFERRED STOCK

The following summary of the material terms and provisions of the Series C Preferred Stock does not purport to be complete and is subject to the terms of our charter, including the articles supplementary setting forth the terms of the Series C Preferred Stock, and our bylaws, each of which is available from us and is or will be filed with the SEC. This description of the particular terms of the Series C Preferred Stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus.

General

Prior to the closing of this offering, our board of directors or a duly authorized committee thereof will classify 2,000,000 shares of our authorized but unissued preferred stock as, and will approve articles supplementary setting forth the terms of, a series of our preferred stock, designated as the 7.625% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”). When issued in accordance with this prospectus supplement and the accompanying prospectus, the Series C Preferred Stock will be validly issued, fully paid and nonassessable. Our board of directors may authorize the issuance and sale of additional shares of Series C Preferred Stock from time to time.

Holders of the Series C Preferred Stock are not eligible to participate in the company’s dividend reinvestment plan.

In connection with this offering, we, in accordance with the terms of the partnership agreement of our operating partnership, will contribute or otherwise transfer the net proceeds of the sale of the Series C Preferred Stock to our operating partnership, and our operating partnership will issue to us 7.625% Series C Cumulative Redeemable Preferred Units (“Series C Preferred Units”). Our operating partnership will be required to make all required distributions on the Series C Preferred Units after any distribution of cash or assets to the holders of preferred units ranking senior to the Series C Preferred Units as to distributions and liquidation that we may issue and prior to any distribution of cash or assets to the holders of common units of limited partnership interest in our operating partnership or to the holders of any other equity interest of our operating partnership, except for any other series of preferred units ranking on a parity with the Series C Preferred Units as to distributions and liquidation, in which case distributions will be made pro rata with the Series C Preferred Units; provided, however, that our operating partnership may make such distributions as are necessary to enable us to maintain our qualification as a REIT.

Listing

We intend to apply to list the Series C Preferred Stock on the NYSE MKT under the symbol “BRG-PrC.” We will use our best efforts to have the listing application for the Series C Preferred Stock approved. If the application is approved, trading of the Series C Preferred Stock is expected to commence within 30 days after the initial delivery date of the Series C Preferred Stock. See “Underwriting” in this prospectus supplement for a discussion of the expected trading of the Series C Preferred Stock on the NYSE MKT.

Ranking

The Series C Preferred Stock will rank, with respect to priority of payment of dividends and distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of our common stock, and to any other class or series of our capital stock issued in the future, unless the terms of that capital stock expressly provide that it ranks senior to, or on parity with, the Series C Preferred Stock;
•	on parity with any class or series of our capital stock, the terms of which expressly provide that it will rank on parity with the Series C Preferred Stock, including the Series A Preferred Stock and Series B Preferred Stock; and
•	junior to any other class or series of our capital stock, the terms of which expressly provide that it will rank senior to the Series C Preferred Stock, none of which exists on the date hereof.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior or subsequent to conversion or exchange, will rank senior in right of payment to the Series C Preferred Stock. The Series C Preferred Stock will also rank junior in right of payment to our other existing and future debt obligations.

Dividends

Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series C Preferred Stock with respect to priority of dividend payments, holders of shares of the Series C Preferred Stock are entitled to receive cumulative cash dividends on the Series C Preferred Stock when, as and if authorized by our board of directors and declared by us from and including the date of original issue or the first day following the end of the most recent dividend period for which dividends on the Series C Preferred Stock have been paid. Holders of shares of Series C Preferred Stock will not be entitled to receive dividends paid on any dividend payment date if such shares were not issued and outstanding on the record date for such dividend. From the date of original issue to, but not including, July 19, 2023, we will pay cumulative cash dividends at the rate of 7.625% per annum of the $25.00 liquidation preference per share of the Series C Preferred Stock (equivalent to the fixed annual amount of $1.90625 per share of the Series C Preferred Stock (the “Initial Rate”)). Commencing July 19, 2023, we will pay cumulative cash dividends at an annual dividend rate of the Initial Rate increased by 2.0% of the liquidation preference per annum, or $0.50 per annum, which will increase by an additional 2.0% of the liquidation preference per annum, or $0.50 per annum, on each subsequent anniversary thereafter, subject to a maximum annual dividend rate of 14.0%.

Dividends on the Series C Preferred Stock will accrue and be cumulative from the end of the most recent dividend period for which dividends on the Series C Preferred Stock have been paid, or if no dividends have been paid, from and including the date of original issuance, and will be payable to holders quarterly in arrears on each January 5th, April 5th, July 5th and October 5th of each year, or, if such day is not a business day, on the immediately preceding business day, with the same force and effect as if made on such date. The term “business day” means each day, other than a Saturday or a Sunday, which is not a day on which banks in New York are required to close.

The amount of any dividend payable on the Series C Preferred Stock for any dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. A dividend period is the respective period commencing on and including each January 1st, April 1st, July 1st and October 1st of each year and ending on and including the day preceding the first day of the next succeeding dividend period (other than the initial dividend period and the dividend period during which any shares of Series C Preferred Stock shall be redeemed or otherwise reacquired by us). Dividends will be payable to holders of record as they appear in our stock records at the close of business on the 25th day of the month preceding the applicable payment date (i.e., December 25th, March 25th, June 25th and September 25th), or, if such day is not a business day, on the immediately preceding business day.

The first dividend on the Series C Preferred Stock is scheduled to be paid on October 5, 2016 and will be a pro rata dividend from and including the original issue date to and including September 30, 2016, in the amount of $0.39184 per share. The record date for the first dividend will be September 23, 2016.

Dividends on the Series C Preferred Stock will accrue whether or not:

•	we have earnings;
•	there are funds legally available for the payment of those dividends; or
•	those dividends are authorized by our board of directors or declared by us.

Except as described in the next two paragraphs, unless full cumulative dividends on the Series C Preferred Stock for all past dividend periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•	declare and pay or declare and set apart for payment dividends, and we will not declare and make any other distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to dividends, on parity with or junior to the Series C Preferred Stock, for any period; or

•	redeem, purchase or otherwise acquire for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any common stock or shares of any other class or series of our capital stock ranking, as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, on parity with or junior to the Series C Preferred Stock.

The foregoing sentence, however, will not prohibit:

•	dividends payable solely in shares of capital stock ranking, as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, junior to the Series C Preferred Stock, or in options, warrants or rights to subscribe for or purchase any such junior shares, including shares issued under any existing distribution reinvestment plan;
•	the conversion into or exchange for other shares of any class or series of capital stock ranking, as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, junior to the Series C Preferred Stock;
•	our purchase of shares of Series C Preferred Stock or any other class or series of capital stock ranking, as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, on parity with or junior to the Series C Preferred Stock pursuant to our charter to the extent necessary to preserve our qualification as a REIT as discussed under “— Restrictions on Ownership and Transfer”; or
•	our purchase of shares of the Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock.

When we do not pay dividends in full (and do not set apart a sum sufficient to pay them in full) on the Series C Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series C Preferred Stock, we will declare any dividends upon the Series C Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series C Preferred Stock pro rata, so that the amount of dividends declared and paid per share of Series C Preferred Stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and such other class or series of capital stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.

Holders of shares of Series C Preferred Stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series C Preferred Stock as described above. Any dividend payment made on the Series C Preferred Stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the Series C Preferred Stock will accrue as of the dividend payment date on which they first become payable.

Our board of directors may not authorize, and we may not declare, any dividends on the Series C Preferred Stock, or pay or set apart for payment any dividends on the Series C Preferred Stock, if the terms of any of our agreements, including any agreements relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by our board of directors and declared by us or paid or set apart for payment if such authorization, declaration, payment or setting apart for payment is restricted or prohibited by law.

If a default or event of default under the terms of any existing or future indebtedness occurs and is continuing, we may be precluded from paying certain distributions (other than those required to allow us to maintain our qualification as a REIT) under the terms of any existing indebtedness or future indebtedness we incur. Further, our board of directors may elect not to pay distributions in the event of poor historical or projected cash flows.

Increase in Initial Rate.  On July 19, 2023, the Initial Rate will increase by 2.0% of the liquidation preference per annum, or $0.50 per annum, which annual dividend rate will further increase by an additional 2.0% of the liquidation preference per annum, or $0.50 per annum, on each subsequent anniversary thereafter, subject to a maximum annual dividend rate of 14.0%.

Adjustment to Dividend Rate — Default Period.  Subject to the cure provisions below, a default period (“Default Period”) with respect to Series C Preferred Stock will commence on a date we fail to deposit sufficient funds for the payment of dividends as required in connection with a dividend payment date or date of redemption. A Default Period will end on the business day on which, by 12:00 noon, New York City time, an amount equal to all unpaid dividends and any unpaid redemption price has have been deposited irrevocably in trust in same-day funds with our transfer agent, in its capacity as redemption and paying agent (the “Redemption and Paying Agent”). The applicable dividend rate for each day during the Default Period will be equal to the then-current dividend rate plus two percent (2.0%) of the $25.00 stated liquidation preference.

No Default Period will be deemed to commence if the amount of any dividend or any redemption price due (if such default is not solely due to our willful failure) is deposited irrevocably in trust, in same-day funds with the Redemption and Paying Agent by 12:00 noon, New York City time, on a business day that is not later than three business days after the applicable dividend payment date or redemption date.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to holders of shares of our common stock or any other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to the Series C Preferred Stock, holders of shares of Series C Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities, a liquidation preference of $25.00 per share of Series C Preferred Stock, plus an amount per share equal to all accrued but unpaid dividends (whether or not authorized or declared) to and including the date of payment. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of the Parity Preferred Stock, then holders of shares of Series C Preferred Stock and the Parity Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of shares of Series C Preferred Stock will be entitled to written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of our affairs not less than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of Series C Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs and no such advance notice will be required.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our capital stock or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series C Preferred Stock will not be added to our total liabilities.

Redemption at Option of Holders

After July 19, 2023, if any Series C Preferred Stock is outstanding, then each holder of shares of Series C Preferred Stock shall have the right, at such holder’s option, to require us to redeem any or all of such holder’s shares of Series C Preferred Stock at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends, if any, to and including the Holder Redemption Date (as hereinafter defined) (such price, the “Holder Redemption Price”), which Holder Redemption Price may be paid in cash or in equal value of shares of our Class A common stock, or in any combination thereof, at the company’s option; provided, however, that a holder shall not have any right of redemption with respect to any shares of Series C Preferred Stock being called for redemption pursuant to our optional redemption as described under “— Optional Redemption by the Company,” our special optional redemption as described under “— Special Optional Redemption,” or our requirement to redeem described under “— Mandatory Redemption for Asset Coverage” to the extent we have delivered notice of our intent to redeem thereunder on or prior to the date of delivery of the holder’s Holder Redemption Notice hereunder.

Redemption of Series C Preferred Stock shall be made at the option of the holder thereof, upon:

(i) delivery by such holder to the Redemption and Paying Agent of a duly completed notice (the “Holder Redemption Notice”) in compliance with the Depository Trust Company’s (“DTC”) procedures for tendering interests in global certificates and specifying the number of shares of our Class A common stock, if any, that are held by such holder as of the date of such Holder Redemption Notice, prior to the close of business on the business day immediately preceding the Holder Redemption Date; and

(ii) book-entry transfer of the Series C Preferred Stock in compliance with the procedures of DTC, such transfer being a condition to receipt by the holder of the Holder Redemption Price therefor.

Notwithstanding anything herein to the contrary, any holder delivering to the Redemption and Paying Agent a Holder Redemption Notice shall have the right to withdraw, in whole or in part, such Holder Redemption Notice at any time prior to the close of business on the business day immediately preceding the Holder Redemption Date by delivery of a written notice of withdrawal to the Redemption and Paying Agent in accordance with the below.

The Redemption and Paying Agent shall promptly notify us of the receipt by it of any Holder Redemption Notice or written notice of withdrawal thereof.

On or before June 19, 2023, we shall provide to all holders of record of the Series C Preferred Stock and the Redemption and Paying Agent a notice (the “Company Redemption Notice”) of the holders’ option to require us to redeem any and all of each such holder’s shares of Series C Preferred Stock. Such notice shall be sent in accordance with the procedures of DTC for providing notices. Simultaneously with providing such Company Redemption Notice, we must publish a notice containing the information included therein in a newspaper of general circulation in New York, New York or shall publish such information on our website or through such other public medium as we may use at such time.

The Company Redemption Notice shall specify:

(i) the date on which a holder of Series C Preferred Stock may begin exercising the redemption right;

(ii) the formula for the calculation of the Holder Redemption Price;

(iii) the name and address of the Redemption and Paying Agent; and

(iv) the procedures that holders must follow to require us to purchase their Series C Preferred Stock.

Our failure to give the foregoing notices or any defect contained therein shall not limit the redemption rights of the holders of Series C Preferred Stock or affect the validity of the proceedings for the purchase of the Series C Preferred Stock.

Upon receipt by the Redemption and Paying Agent of the Holder Redemption Notice, the holder of the Series C Preferred Stock in respect of which such Holder Redemption Notice was given shall (unless such Holder Redemption Notice is withdrawn) thereafter be entitled to receive solely the Holder Redemption Price with respect to such shares of Series C Preferred Stock. The Holder Redemption Price may be paid in cash or in equal value of shares of our Class A common stock, or any combination thereof, at the company’s option.

If we elect to redeem some or all of the Series C Preferred Stock held by any such redeeming holders in shares of our Class A common stock, the number of shares of our Class A common stock to be issued per share of Series C Preferred Stock that we choose to redeem with shares of our Class A common stock will be equal to the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus an amount equal to all accrued but unpaid dividends to and including the Holder Redemption Date (unless the Holder Redemption Date is after a record date for a Series C Preferred Stock dividend payment and prior to the corresponding Series C Preferred Stock dividend payment date, in which case no additional amount for such accrued but unpaid dividend payment will be included in this sum) by (ii) the Common Stock Price (as defined below). Upon the redemption of Series C Preferred Stock for shares of our Class A common stock, we will not issue fractional shares of our Class A common stock but will instead pay the cash value of such fractional shares.

The “Common Stock Price” will be (x) the volume weighted average of the closing sales price per share of our Class A common stock (or, if no closing sale price is reported, the volume weighted average of the closing bid and ask prices or, if more than one in either case, the volume weighted average of the volume weighted average closing bid and the volume weighted average closing ask prices) for the ten (10) consecutive trading days immediately preceding, but not including, the Holder Redemption Date as reported on the NYSE MKT or the principal U.S. securities exchange on which our Class A common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten (10) consecutive trading days immediately preceding, but not including, the Holder Redemption Date, if our Class A common stock is not then listed for trading on a U.S. securities exchange.

Redemptions of Series C Preferred Stock will be made on a monthly basis. The Holder Redemption Price for any Holder Redemption Notice received on or before the 25th day of any month (and after the 25th day of the previous month), whether payable in cash or in shares of the company’s Class A common stock, shall be paid to such holder on the 5th day of the following month (such date, the “Holder Redemption Date”). Payment of the Holder Redemption Price for the redemption of any such shares of Series C Preferred Stock in cash shall be subject to receipt of funds by the Redemption and Paying Agent.

A Holder Redemption Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Redemption and Paying Agent in accordance with the Company Redemption Notice at any time prior to the close of business on the business day immediately preceding the Holder Redemption Date, specifying the number of shares of Series C Preferred Stock with respect to which such notice of withdrawal is being submitted; provided, however, the notice must comply with appropriate procedures of DTC.

Prior to 11:00 a.m. (local time in the City of New York) on the Holder Redemption Date, we must deposit with the Redemption and Paying Agent in trust sufficient funds (in immediately available funds if deposited on such business day) to pay the Holder Redemption Price of all the shares of Series C Preferred Stock that are to be redeemed in cash as of the Holder Redemption Date. If the Redemption and Paying Agent holds funds sufficient to pay the Holder Redemption Price of the Series C Preferred Stock for which a Holder Redemption Notice has been tendered and not withdrawn on the Holder Redemption Date, then as of such Holder Redemption Date, (a) such shares of Series C Preferred Stock will cease to be outstanding and dividends will cease to accrue thereon (whether or not book-entry transfer of such shares of Series C Preferred Stock is made) and (b) all other rights of the holders in respect thereof will terminate (other than the right to receive the Holder Redemption Price, in cash or in shares of our Class A common stock, as applicable, upon book-entry transfer of such shares of Series C Preferred Stock).

To the extent that the aggregate amount of cash deposited by us to satisfy the Holder Redemption Price exceeds the aggregate Holder Redemption Price of the shares of Series C Preferred Stock that we have elected to redeem in cash as of the Holder Redemption Date, then, following the Holder Redemption Date, the Redemption and Paying Agent must promptly return any such excess to our company.

In connection with the company’s determination to issue shares of our Class A common stock upon redemption of a holder’s Series C Preferred Stock after receipt of such holder’s Holder Redemption Notice, we will comply with all federal and state securities laws and stock exchange rules in connection with any redemption of shares of Series C Preferred Stock for shares of our Class A common stock. We will not issue shares of our Class A common stock upon redemption unless the shares of Class A common stock would be freely transferable under federal and state securities laws by holders that are not considered affiliates of the company. Notwithstanding any other provision of the Series C Preferred Stock, we will not redeem shares of Series C Preferred Stock for shares of our Class A common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our charter, unless we provide an exemption from this limitation for such holder. See “— Restrictions on Ownership and Transfer” below.

Our obligation to redeem any shares of our Series C Preferred Stock is subject to applicable law.

Mandatory Redemption for Asset Coverage

If we fail to maintain asset coverage of at least 200% calculated by determining the percentage value of (1) our total assets plus accumulated depreciation minus our total liabilities and indebtedness as reported in our financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) (exclusive of the book value of any Redeemable and Term Preferred Stock (as defined herein)), over (2) the aggregate liquidation preference, plus an amount equal to all accrued but unpaid dividends, of our outstanding Series A Preferred Stock, Series C Preferred Stock and any other outstanding shares of term preferred stock or preferred stock providing for a fixed mandatory redemption date or maturity date (which shall not include our Series B Preferred Stock) (collectively referred to herein as “Redeemable and Term Preferred Stock”) on the last business day of any calendar quarter (“Asset Coverage Ratio”), and such failure is not cured by the close of business on the date that is 30 calendar days following the filing date of our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter, or the “Asset Coverage Cure Date,” then we will be required to redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series C Preferred Stock, at least equal to the lesser of (1) the minimum number of shares of Redeemable and Term Preferred Stock that will result in us having a coverage ratio of at least 200% and (2) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption. In connection with any redemption for failure to maintain such Asset Coverage Ratio, we may, in our sole option, redeem any shares of Redeemable and Term Preferred Stock we select, including on a non-pro rata basis. We may elect not to redeem any Series C Preferred Stock to cure such failure as long as we cure our failure to meet the Asset Coverage Ratio by or on the Asset Coverage Cure Date. We may also, in our sole option within such time period, redeem such additional number of shares of Redeemable and Term Preferred Stock that will result in an Asset Coverage Ratio up to and including 285%.

If shares of Series C Preferred Stock are to be redeemed for failure to maintain the Asset Coverage Ratio, such shares will be redeemed solely in cash at a redemption price equal to $25.00 per share plus an amount equal to all accrued but unpaid dividends, if any, on such shares (whether or not declared) to and including the redemption date otherwise in accordance with the procedures for redemption described under “— Optional Redemption by the Company” with the notice specifying that such redemption is being made in accordance with our covenant to maintain the Asset Coverage Ratio.

Optional Redemption by the Company

Except with respect to the special optional redemption described below and in certain limited circumstances relating to compliance with our Asset Coverage Ratio, as described in “— Mandatory Redemption for Asset Coverage,” and maintaining our qualification as a REIT as described in “— Restrictions on Ownership and Transfer,” we may not redeem the Series C Preferred Stock prior to July 19, 2021. On and after July 19, 2021, we may, at our option, upon not fewer than 30 and not more than 60 days’ written notice, redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, solely for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared) to and including the date fixed for redemption, without interest, to the extent we have funds legally available for that purpose.

If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed, we will select the shares of Series C Preferred Stock to be redeemed pro rata (as nearly as may be practicable without creating fractional shares) by lot, or by any other equitable method that we determine will not violate the 9.8% Series C Preferred Stock ownership limit. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series C Preferred Stock, other than a holder of Series C Preferred Stock that has received an exemption from the ownership limit, would have actual or constructive ownership of more than the 9.8% of the issued and outstanding shares of Series C Preferred Stock by value or number of shares, whichever is more restrictive, because such holder’s shares of Series C Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the charter, we will redeem the requisite number of shares of Series C Preferred Stock of such holder such that no holder will own in excess of the 9.8% Series C Preferred Stock ownership limit subsequent to such redemption. See “— Restrictions on Ownership and Transfer” below. In order for their shares of Series C Preferred Stock to be redeemed, holders must surrender their shares at the place, or in accordance with the book-entry procedures, designated in the notice of redemption. Holders will then be entitled to the redemption price plus an amount equal to any accrued but unpaid dividends payable upon redemption following surrender of the shares as detailed below. If a notice of redemption has been given (in the case of a redemption of the Series C Preferred Stock other than to preserve our qualification as a REIT), if the funds necessary for the redemption have been set apart by us in trust for the benefit of the holders of any shares of Series C Preferred Stock called for redemption and if irrevocable instructions have been given to pay the redemption price plus an amount equal to all accrued but unpaid dividends, then from and after the redemption date, dividends will cease to accrue on such shares of Series C Preferred Stock and such shares of Series C Preferred Stock will no longer be deemed outstanding. At such time, all rights of the holders of such shares will terminate, except the right to receive the redemption price plus an amount equal to all accrued but unpaid dividends payable upon redemption, without interest. So long as no dividends are in arrears and subject to the provisions of applicable law, we may from time to time repurchase all or any part of the Series C Preferred Stock, including the repurchase of shares of Series C Preferred Stock in open-market transactions and individual purchases at such prices as we negotiate, in each case as duly authorized by our board of directors.

Unless full cumulative dividends on all shares of Series C Preferred Stock have been or contemporaneously are authorized, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods that have ended, no shares of Series C Preferred Stock will be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock or any class or series of our capital stock ranking, as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, on parity with or junior to the Series C Preferred Stock (except by conversion into or exchange for our capital stock ranking junior to the Series C Preferred Stock as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up); provided, however, that whether or not the requirements set forth above have been met, we may purchase shares of Series C Preferred Stock or any other class or series of capital stock ranking, as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, on parity with or junior to the Series C Preferred Stock pursuant to our charter to the extent necessary to ensure that we meet the requirements for qualification as a REIT for federal income tax purposes, and may purchase or acquire shares of Series C Preferred Stock or the Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock. See “— Restrictions on Ownership and Transfer” below.

Notice of redemption will be mailed, postage prepaid, not less than 30 days nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on our stock transfer records as maintained by our transfer agent named in “— Transfer Agent and Registrar.” No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given; provided that, notice given to the last address of record will be deemed to be valid notice. In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, each notice will state:

•	the redemption date;
•	the redemption price;
•	the number of shares of Series C Preferred Stock to be redeemed;
•	procedures of DTC for book entry transfer of shares of Series C Preferred Stock for payment of the redemption price;

•	that dividends on the shares of Series C Preferred Stock to be redeemed will cease to accrue on such redemption date; and
•	that payment of the redemption price plus an amount equal to any accrued but unpaid dividends will be made upon book entry transfer of such Series C Preferred Stock in compliance with DTC’s procedures.

If fewer than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed or the method for determining such number.

Any such redemption may be made conditional on such factors as may be determined by our board of directors and as set forth in the notice of redemption.

We are not required to provide such notice in the event we redeem Series C Preferred Stock in order to qualify or maintain our status as a REIT.

If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of the Series C Preferred Stock at the close of business on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date and each holder of shares of Series C Preferred Stock that surrenders such shares on such redemption date will be entitled to an amount equal to the dividends accruing after the end of the applicable dividend period, up to, but not including, the redemption date. Except as described above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Stock for which a notice of redemption has been given.

All shares of Series C Preferred Stock that we redeem, repurchase or otherwise acquire will be retired and restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.

Subject to applicable law and the limitation on purchases when dividends on the Series C Preferred Stock are in arrears, we may, at any time and from time to time, purchase Series C Preferred Stock in the open market, by tender or by private agreement.

Future debt instruments or senior capital stock may prohibit us from redeeming or otherwise repurchasing any shares of our capital stock, including the Series C Preferred Stock, except in limited circumstances.

Special Optional Redemption

Upon the occurrence of a Change of Control/Delisting (as defined below), we may, at our option, redeem the Series C Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control/Delisting occurred, solely in cash at a redemption price of $25.00 per share, plus an amount equal to any accrued but unpaid dividends to, and including, the redemption date.

We will mail to you, if you are a record holder of the Series C Preferred Stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series C Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;
•	the redemption price;
•	the number of shares of Series C Preferred Stock to be redeemed;
•	DTC’s procedures for book entry transfer of Series C Preferred Stock for payment of the redemption price;
•	that dividends on the shares of Series C Preferred Stock to be redeemed will cease to accrue on such redemption date;
•	that payment of the redemption price and an amount equal to any accrued but unpaid dividends will be made upon book entry transfer of such Series C Preferred Stock in compliance with DTC’s procedures; and

•	that the Series C Preferred Stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control/Delisting and a brief description of the transaction or transactions constituting such Change of Control/Delisting.

If we redeem fewer than all of the outstanding shares of Series C Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series C Preferred Stock that we will redeem from each stockholder or the method for determining such number. In this case, we will determine the number of shares of Series C Preferred Stock to be redeemed as described above in “— Optional Redemption by the Company.”

If we have given a notice of redemption and have set apart sufficient funds for the redemption in trust for the benefit of the holders of the Series C Preferred Stock called for redemption, then from and after the redemption date, those shares of Series C Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series C Preferred Stock will terminate. The holders of those shares of Series C Preferred Stock will retain their right to receive the redemption price for their shares and an amount equal to all accrued but unpaid dividends to, but not including, the redemption date, without interest.

The holders of Series C Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series C Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series C Preferred Stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Stock to be redeemed.

A “Change of Control/Delisting” is when, after the original issuance of the Series C Preferred Stock, any of the following has occurred and is continuing:

•	a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than our company, its subsidiaries, and its and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the total voting power of all outstanding shares of our common equity that are entitled to vote generally in the election of directors (“Voting Stock”); provided, that notwithstanding the foregoing, such a transaction will not be deemed to involve a Change of Control/Delisting if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction;
•	consummation of any share exchange, consolidation or merger of our company or any other transaction or series of transactions pursuant to which our common stock will be converted into cash, securities or other property, other than any such transaction where the shares of our common stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the common stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;
•	any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of our company and its subsidiaries, taken as a whole, to any person other than one of the company’ s subsidiaries;
•	our stockholders approve any plan or proposal for the liquidation or dissolution of our company;
•	our Class A common stock ceases to be listed or quoted on a national securities exchange in the United States; or
•	Continuing Directors cease to constitute at least a majority of our board of directors;

“Continuing Director” means a director who either was a member of the our board of directors on October 21, 2015 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our stockholders was duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by our company on behalf of our board of directors in which such individual is named as nominee for director.

Redemption at Option of Holders Upon a Change of Control/Delisting

If a Change of Control/Delisting occurs at any time the Series C Preferred Stock is outstanding, then each holder of shares of Series C Preferred Stock shall have the right, at such holder’s option, to require us to redeem for cash any or all of such holder’s shares of Series C Preferred Stock, on a date specified by us that can be no earlier than 30 days and no later than 60 days following the date of delivery of the Change of Control/Delisting Company Notice (as defined below) (the “Change of Control/Delisting Redemption Date”), at a redemption price equal to 100% of the liquidation preference of $25.00 per share plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared), to and including the Change of Control/Delisting Redemption Date (the “Change of Control/Delisting Redemption Price”); provided, a holder shall not have any right of redemption with respect to any shares of Series C Preferred Stock being called for redemption pursuant to our optional redemption as described under “— Optional Redemption by the Company” or our special optional redemption as described under “— Special Optional Redemption,” to the extent we have delivered notice of our intent to redeem on or prior to the date of delivery of the Change of Control/Delisting Company Notice.

Redemption of Series C Preferred Stock shall be made, at the option of the holder thereof, upon:

(i) delivery by such holder to the Redemption and Paying Agent of a duly completed notice (the “Change of Control/Delisting Redemption Notice”) in compliance with DTC’s procedures for tendering interests in global certificates, prior to the close of business on the business day immediately preceding the Change of Control/Delisting Redemption Date; and

(ii) book-entry transfer of the Series C Preferred Stock in compliance with the procedures of DTC, such transfer being a condition to receipt by the holder of the Change of Control/Delisting Redemption Price therefor.

Notwithstanding anything herein to the contrary, any holder delivering to the Redemption and Paying Agent the Change of Control/Delisting Redemption Notice shall have the right to withdraw, in whole or in part, such Change of Control/Delisting Redemption Notice at any time prior to the close of business on the business day immediately preceding the Change of Control/Delisting Redemption Date by delivery of a written notice of withdrawal to the transfer agent in accordance with the below.

The Redemption and Paying Agent shall promptly notify us of its receipt of any Change of Control/Delisting Redemption Notice or written notice of withdrawal thereof.

On or before the 20th calendar day after the occurrence of a Change of Control/Delisting, we shall provide to all holders of record of the Series C Preferred Stock and the Redemption and Paying Agent a notice (the “Change of Control/Delisting Company Notice”) of the occurrence of such Change of Control/Delisting and of the redemption right at the option of the holders arising as a result thereof. Such notice shall be sent in accordance with the procedures of DTC for providing notices. Simultaneously with providing such Change of Control/Delisting Company Notice, we must publish a notice containing the information included therein in a newspaper of general circulation in New York, New York or shall publish such information on our website or through such other public medium as we may use at such time.

Each Change of Control/Delisting Company Notice shall specify:

(i) the events causing a Change of Control/Delisting;

(ii) the date of the Change of Control/Delisting;

(iii) the last date on which a holder of Series C Preferred Stock may exercise the redemption right pursuant to the Change of Control/Delisting;

(iv) the Change of Control/Delisting Redemption Price;

(v) the Change of Control/Delisting Redemption Date;

(vi) the name and address of the Redemption and Paying Agent; and

(vii) the procedures that holders must follow to require us to purchase their Series C Preferred Stock.

Our failure to give the foregoing notices or any defect contained therein shall not limit the redemption rights of the holders of Series C Preferred Stock or affect the validity of the proceedings for the purchase of the Series C Preferred Stock.

Upon receipt by the Redemption and Paying Agent of the Change of Control/Delisting Redemption Notice, the holder of the Series C Preferred Stock in respect of which such Change of Control/Delisting Redemption Notice was given shall (unless such Change of Control/Delisting Redemption Notice is withdrawn) thereafter be entitled to receive solely the Change of Control/Delisting Redemption Price in cash with respect to such shares of Series C Preferred Stock. Such Change of Control/Delisting Redemption Price shall be paid to such holder, subject to receipt of funds by the Redemption and Paying Agent, on the later of (x) the Change of Control/Delisting Redemption Date with respect to such shares of Series C Preferred Stock and (y) the time of book-entry transfer of such Series C Preferred Stock to the Redemption and Paying Agent by the holder thereof.

A Change of Control/Delisting Redemption Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Redemption and Paying Agent in accordance with the Change of Control/Delisting Company Notice at any time prior to the close of business on the business day immediately preceding the Change of Control/Delisting Redemption Date, specifying the number of shares of Series C Preferred Stock with respect to which such notice of withdrawal is being submitted; provided, however, the notice must comply with appropriate procedures of DTC.

Prior to 11:00 a.m. (local time in the City of New York) on the Change of Control/Delisting Redemption Date, we must deposit with the transfer agent in trust sufficient funds (in immediately available funds if deposited on such business day) to pay the Change of Control/Delisting Redemption Price of all the shares of Series C Preferred Stock that are to be purchased as of the Change of Control/Delisting Redemption Date. If the transfer agent holds funds sufficient to pay the Change of Control/Delisting Redemption Price of the Series C Preferred Stock for which a Change of Control/Delisting Redemption Notice has been tendered and not withdrawn on the Change of Control/Delisting Redemption Date, then as of such Change of Control/Delisting Redemption Date, (a) such shares of Series C Preferred Stock will cease to be outstanding and dividends will cease to accrue thereon (whether or not book-entry transfer of such shares of Series C Preferred Stock is made) and (b) all other rights of the holders in respect thereof will terminate (other than the right to receive the Change of Control/Delisting Redemption Price upon book-entry transfer of such shares of Series C Preferred Stock).

To the extent that the aggregate amount of cash deposited by us to satisfy the Change of Control/Delisting Redemption Price exceeds the aggregate Change of Control/Delisting Redemption Price of the shares of Series C Preferred Stock that we are obligated to redeem as of the Change of Control/Delisting Redemption Date, then, following the Change of Control/Delisting Redemption Date, the transfer agent must promptly return any such excess to our company.

We will not be required to make a redemption in connection with a Change of Control/Delisting if a third party makes such an offer in a manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party redeems all Series C Preferred Stock properly tendered and not withdrawn under its offer.

In connection with any offer to redeem Series C Preferred Stock in connection with a Change of Control/Delisting, we will, in each case if required, (i) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, that may then be applicable, (ii) file a Schedule TO or any other required schedule under the Exchange Act and (iii) otherwise comply with all federal and state securities laws.

No Maturity, Sinking Fund or Mandatory Redemption

The Series C Preferred Stock has no stated maturity date, is not subject to any sinking fund, and (except as described under “— Mandatory Redemption for Asset Coverage” and “— Redemption at Option of Holders upon a Change of Control/Delisting,” above), is not subject to mandatory redemption. We are not required to set aside funds to redeem the Series C Preferred Stock.

Limited Voting Rights

Holders of shares of the Series C Preferred Stock generally do not have any voting rights, except as set forth below.

If dividends on the Series C Preferred Stock are in arrears for each of six or more consecutive quarterly periods (which we refer to as a preferred dividend default), the number of directors then constituting our board of directors will automatically be increased by two and holders of shares of Series C Preferred Stock and the holders of the Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, including our Series A Preferred Stock (collectively, the “Voting Preferred Stock”) (voting together as a single class) will be entitled to vote for the election of two additional directors to serve on our board of directors (the “Preferred Directors”), until all unpaid dividends for past dividend periods shall have been paid in full or a sum sufficient for such payment in full is set apart for payment with respect to the Series C Preferred Stock and the Parity Preferred Stock. The nomination procedures with respect to the Preferred Directors will be established by the company, as necessary. The Preferred Directors will be elected by a plurality of the votes cast in the election and each of the Preferred Directors will serve until the next annual meeting of stockholders and until his successor is duly elected and qualifies or until the director’s right to hold the office terminates, whichever occurs earlier. The election will take place at:

•	a special meeting called upon the written request of holders of at least 20% of the outstanding shares of Series C Preferred Stock and the Voting Preferred Stock; provided, that, if we receive the request no earlier than 120 days before and no later than 45 days before the date fixed for our next annual or special meeting of stockholders, we must instead provide for the election at such annual or special meeting of stockholders, to the extent we may do so in compliance with applicable law. For the avoidance of doubt, the board of directors shall not be permitted to fill the vacancies on the board of directors as a result of the failure of the holders of 20% of the Series C Preferred Stock and the Voting Preferred Stock to deliver such written request for the election of the Preferred Directors; and
•	each subsequent annual meeting (or special meeting held in its place) until all accrued dividends on the Series C Preferred Stock and the Parity Preferred Stock have been paid in full for all past dividend periods that have ended.

If and when all accrued dividends on the Series C Preferred Stock and the Parity Preferred Stock shall have been paid in full or a sum sufficient for such payment in full is set apart for payment, holders of shares of Series C Preferred Stock and the Voting Preferred Stock shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred dividend default) and the term and office of each Preferred Director so elected will terminate and the number of directors will be automatically reduced accordingly.

Any Preferred Director may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series C Preferred Stock and the Voting Preferred Stock (voting together as a single class). So long as a preferred dividend default continues, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock and the Voting Preferred Stock (voting together as a single class).

So long as any shares of Series C Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by our charter, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock voting together as a single class with the Voting Preferred Stock, authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such capital stock.

In addition, so long as any shares of Series C Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock, amend, alter or repeal our charter, including the terms of the Series C Preferred Stock, whether by merger, consolidation, transfer or conveyance of substantially all of our assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock, except that with respect to the occurrence of any of the events set forth above, so long as the Series C Preferred Stock remains outstanding with the terms of the Series C Preferred Stock materially unchanged, taking into account that, upon the occurrence of an event set forth above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Series C Preferred Stock, and in such case such holders shall not have any voting rights with respect to the events set forth above; provided, further, that with respect to any such amendment, alteration or repeal that equally affects the terms of the Series C Preferred Stock and the Voting Preferred Stock, the affirmative vote or consent of the holders of two-thirds of the shares of Series C Preferred Stock and the Voting Preferred Stock (voting together as a single class) shall be required. Furthermore, if holders of shares of the Series C Preferred Stock will receive the greater of the full trading price of the Series C Preferred Stock on the date of an event set forth above or the $25.00 per share liquidation preference pursuant to the occurrence of any of the events set forth above or pursuant to a special optional redemption by us or a redemption at the option of the holder upon a Change of Control/Delisting, then such holders shall not have any voting rights with respect to the events set forth above.

In addition, and in circumstances other than the voting issues addressed in the paragraph above, so long as any shares of Series C Preferred Stock remain outstanding, the holders of shares of Series C Preferred Stock also will have the exclusive right to vote on any amendment, alteration or repeal of our charter, including the terms of the Series C Preferred Stock, that would alter only the contract rights, as expressly set forth in our charter, of the Series C Preferred Stock, and the holders of any other classes or series of our capital stock will not be entitled to vote on such an amendment, alteration or repeal, with any such amendment requiring the affirmative vote or consent of holders of two-thirds of the Series C Preferred Stock issued and outstanding at the time. With respect to any amendment, alteration or repeal of our charter, including the terms of the Series C Preferred Stock, that equally affects the terms of the Series C Preferred Stock and the Voting Preferred Stock, so long as any shares of Series C Preferred Stock remain outstanding, the holders of shares of Series C Preferred Stock and the Voting Preferred Stock (voting together as a single class), also will have the exclusive right to vote on any amendment, alteration or repeal of our charter, including the terms of the Series C Preferred Stock, that would alter only the contract rights, as expressly set forth in our charter, of the Series C Preferred Stock and such other classes or series of preferred stock, and the holders of any other classes or series of our capital stock will not be entitled to vote on such an amendment, alteration or repeal.

Holders of shares of Series C Preferred Stock will not be entitled to vote with respect to any increase in the total number of authorized shares of our common stock or preferred stock, any issuance or increase in the number of authorized shares of Series C Preferred Stock or the creation or issuance of any other class or series of capital stock, or any issuance or increase in the number of authorized shares of any class or series of capital stock, in each case ranking on parity with or junior to the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

Except as described above, holders of shares of Series C Preferred Stock will not have any voting rights with respect to, and the consent of the holders of shares of Series C Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets.

Restrictions on Ownership and Transfer

In order for us to maintain our qualification as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of any taxable year.

To help us to maintain our qualification as a REIT, among other purposes, our charter, subject to certain exceptions, contains, and the articles supplementary establishing the Series C Preferred Stock will contain, restrictions on the number of shares of our common stock, our preferred stock, and our capital stock that a person may own. Our charter generally restricts any person from acquiring beneficial or constructive ownership in excess of either (i) 9.8% in value of the aggregate of the outstanding shares of our capital stock, or (ii) 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common stock. In addition, the articles supplementary establishing the Series C Preferred Stock will provide that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, either more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding Series C Preferred Stock.

The beneficial ownership and/or constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. See “Description of Capital Stock — Restrictions on Ownership and Transfer” in the accompanying prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for the Series C Preferred Stock is American Stock Transfer & Trust Company, LLC.

Book-Entry Procedures

The Series C Preferred Stock will only be issued in the form of global securities held in book-entry form. The Depository Trust Company (“DTC”) or its nominee will be the sole registered holder of the Series C Preferred Stock. Owners of beneficial interests in the Series C Preferred Stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of other interests, including any right to convert or require repurchase of their interests in the Series C Preferred Stock, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the Series C Preferred Stock under the global securities or the articles supplementary establishing the Series C Preferred Stock. We and any of our agents may treat DTC as the sole holder and registered owner of the global securities.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions amongst participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The Series C Preferred Stock, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; or
•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

ADDITIONAL MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This summary supplements the discussion contained under the caption “Material Federal Income Tax Considerations” in the accompanying prospectus and should be read in conjunction therewith.

Taxation of Non-U.S. Stockholders and Information Reporting Requirements and Withholding.

As referenced in the accompanying prospectus under the captions “Material Federal Income Tax Considerations — Taxation of Non-U.S. Stockholders — Dispositions” and “Material Federal Income Tax Considerations — Information Reporting Requirements and Withholding,” a U.S. withholding tax rate of 30% will be imposed on proceeds from the sale of our stock received after December 31, 2016 by U.S. stockholders that hold our stock through foreign accounts if certain disclosure requirements related to U.S. accounts are not satisfied and to certain non-U.S. stockholders if certain disclosure requirements related to U.S. ownership are not satisfied. The effective date of the imposition of this U.S. withholding tax has been extended to payments received after December 31, 2018.

Redemption at Option of Holders

As described in “Description of Series C Preferred Stock — Redemption at Option of Holders,” we have the option to pay the Holder Redemption Price, in whole or in part, in cash or shares of our Class A common stock.

If we elect to pay the entire Holder Redemption Price in Class A common stock, stockholders will not recognize gain or loss, except to the extent they receive cash in lieu of fractional shares. A stockholder’s tax basis in our Class A common stock received will be equal to its adjusted tax basis in the Series C Preferred Stock being redeemed less any portion allocable to cash received in lieu of a fractional share. Cash received in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. stockholder has held our Series C Preferred Stock for more than one year at the time of conversion.

If we elect to pay the Holder Redemption Price partly in Class A common stock and partly in cash, stockholders will recognize no loss on the redemption. If a stockholder realizes gain on the redemption, the stockholder will be required to recognize that gain in an amount equal to the lesser of (1) the gain realized and (2) the amount of cash received, excluding cash attributable to a fractional share. Cash received in lieu of fractional shares will be treated as described in the paragraph above. Stockholders will realize gain to the extent the sum of the cash and the fair market value of our Class A common stock received exceeds their adjusted tax basis in the Series C Preferred Stock. A stockholder’s aggregate basis in our Class A common stock received (including any fractional share interest) will be equal to the stockholder’s adjusted tax basis in the Series C Preferred Stock, decreased by the amount of cash received (excluding cash attributable to a fractional share) and increased by the amount of gain recognized on the redemption.

Stockholders should refer to “Material Federal Income Tax Considerations — Taxation of U.S. Stockholders on a Redemption of Our Preferred Stock” in the accompanying prospectus for a discussion of the federal income tax consequences of a cash redemption of our Series C Preferred Stock.

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated as of July 12, 2016, the underwriters named below, for whom Janney Montgomery Scott, LLC and D.A. Davidson & Co. are acting as the representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of Series C Preferred Stock indicated below:

Number of Shares of Series C Preferred Stock
Janney Montgomery Scott, LLC	725,000
D.A. Davidson & Co.	625,000
FBR Capital Markets & Co.	450,000
Boenning & Scattergood, Inc.	100,000
William Blair & Company, L.L.C.	100,000
Total	2,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Series C Preferred Stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Series C Preferred Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Series C Preferred Stock offered hereby if any such shares are taken. However, the underwriters are not required to take or pay for the shares of Series C Preferred Stock covered by the underwriters’ overallotment option described below.

The underwriters initially propose to offer the shares of Series C Preferred Stock to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.50 per share. After the initial offering of the shares of Series C Preferred Stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an overallotment option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 300,000 shares of Series C Preferred Stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase their pro rata share of the additional shares of Series C Preferred Stock based on the number of shares of Series C Preferred Stock initially purchased by each underwriter as set forth in the table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 300,000 shares of Series C Preferred Stock.

	Per share of Series C Preferred Stock		Total
	Without Overallotment	With Overallotment	Without Overallotment	With Overallotment
Public Offering Price	$25.00	$25.00	$50,000,000	$57,500,000
Underwriting discounts and commissions paid by us	$0.7875	$0.7875	$1,575,000	$1,811,250
Proceeds to us before expenses	$24.2125	$24.2125	$48,425,000	$55,688,750

The estimated offering expenses payable by us, exclusive of the underwriting discounts, commissions and fees, are approximately $400,000. We have agreed to reimburse all of the representatives’ reasonable out of pocket costs and expenses customarily borne by an issuer incidental to the purchase, sale and delivery of the Series C Preferred Stock offered by the underwriters, including all fees and expenses of filing with the SEC and FINRA (plus all Blue Sky fees and expenses).

The shares of Series C Preferred Stock are a new issue of securities with no established trading market. We plan to file an application to list shares of Series C Preferred Stock on the NYSE MKT under the symbol “BRG-PrC”. If the application is approved, trading of the shares of Series C Preferred Stock on the NYSE MKT is expected to begin within 30 days after the date of initial issuance of the Series C Preferred Stock. The representative of the underwriters has advised us that, following completion of the offering of shares of our Series C Preferred Stock, one or more underwriters may make a market in such shares after the offering, although they are under no obligation to do so. The underwriters may discontinue any market making activities at any time without notice. We can give no assurance as to the approval of the listing by the NYSE MKT or the development, maintenance or liquidity of any trading market for the shares of our Series C Preferred Stock.

We, our directors, our executive officers, certain Bluerock affiliated funds and their affiliates have agreed that, without the prior written consent of the representative, on behalf of the underwriters, we and they will not, during the period ending 45 days after the date of this prospectus supplement (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our preferred stock; or
•	file any registration statement with the SEC relating to the offering of any shares of our preferred stock;

whether any such transaction described above is to be settled by delivery of shares of our common stock, preferred stock or such other securities, in cash or otherwise.

The 45-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 45-day restricted period, we issue an earnings release or announce material news or a material event; or
•	prior to the expiration of the 45-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 45-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

The restrictions described in the two immediately preceding paragraphs do not apply to:

•	the sale of shares of Series C Preferred Stock to the underwriters; or
•	the offer and sale of shares of our Series B Preferred Stock and Warrants to purchase shares of common stock pursuant to the continuous public offering under the Base Prospectus included in our registration statement on Form S-3 (No. 333-200359) dated December 19, 2014 and the prospectus supplement dated February 24, 2016, as may be further supplemented or amended.

In order to facilitate the offering of the shares of Series C Preferred Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of Series C Preferred Stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the overallotment option. The underwriters can close out a covered short sale by exercising the overallotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the overallotment option. The underwriters may also sell shares in excess of the overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of Series C Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Series C Preferred Stock in the open market to stabilize the price of the Series C Preferred Stock. These activities may raise or maintain the market price of the shares of Series C Preferred Stock above independent market levels or prevent or retard a decline in the market price of the Series C Preferred Stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

It is expected that the delivery of the shares of Series C Preferred Stock will be made against payment therefor on or about July 19, 2016, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of Series C Preferred Stock on the date hereof or the next succeeding business day will be required, by virtue of the fact that shares of Series C Preferred Stock initially will settle in T+5, to specify an alternative cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of Series C Preferred Stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

The offering price in this offering was determined by negotiations between us and the representatives. Among the factors considered in determining the offering price were our future prospects and those of our industry in general, historical and current interest rates, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Each of Janney Montgomery Scott, LLC (“Janney”), D.A. Davidson & Co. (“Davidson”) and Boenning & Scattergood, Inc. participated in the underwriting of the company’s shelf takedown offerings of Class A common stock that were completed on October 8, 2014 and January 20, 2015, respectively. Each of Janney and Davidson further participated in the underwriting of the company’s shelf takedown offering of Class A common stock that was completed on May 22, 2015, as well as the company’s initial public offering of Series A Preferred Stock that was completed on October 21, 2015. Each of Janney and FBR Capital Markets & Co. (“FBR”) participated in the underwriting of the company’s shelf takedown offering of Series A Preferred Stock that was completed on April 25, 2016. FBR also serves as a distribution agent for the company’s at the market offering of Series A Preferred Stock that commenced on March 29, 2016. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The statements under the caption “Material Federal Income Tax Considerations” in the prospectus accompanying this prospectus supplement and under the caption “Additional Material Federal Income Tax Considerations” in this prospectus supplement as they relate to U.S. federal income tax matters have been reviewed by our special tax counsel, Vinson & Elkins, LLP, which has opined as to certain federal income tax matters relating to Bluerock Residential Growth REIT, Inc. Certain legal matters regarding the validity of the shares of Series C Preferred Stock offered hereby and certain matters of Maryland law have been passed upon for us by Venable LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Winston & Strawn LLP.

EXPERTS

The financial statements of Bluerock Residential Growth REIT, Inc. and subsidiaries as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statements of revenues and certain direct operating expenses of Village Green of Ann Arbor for the years ended December 31, 2013 and 2012 incorporated in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement by reference to Pre-Effective Amendment No. 1 to the company’s Registration Statement on Form S-11 (File No. 333-198770) filed with the SEC on September 29, 2014 have been so incorporated by reference in reliance on the report of Plante & Moran, PLLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Lansbrook Village for the year ended December 31, 2013 incorporated by reference in this prospectus supplement and accompanying prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of ARIUM Grande Lakes for the year ended December 31, 2013 incorporated by reference in this prospectus supplement and accompanying prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Fox Hill for the year ended December 31, 2014 incorporated by reference in this prospectus supplement and accompanying prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Ashton Reserve I for the year ended December 31, 2014 incorporated by reference in this prospectus supplement and accompanying prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Sovereign Apartments for the period from November 1, 2014 (commencement of real estate operations) through December 31, 2014 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Park & Kingston for the year ended December 31, 2014 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Arium Palms at World Gateway for the year ended December 31, 2014 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Summer Wind for the year ended December 31, 2014 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statements of revenues and certain direct operating expenses of Citation Club on Palmer Ranch for the year ended December 31, 2014 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Alexan Henderson Beach Apartments for the year ended December 31, 2014 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

We will provide to each person, including any beneficial owner, to whom our prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into our prospectus but not delivered with our prospectus. To receive a free copy of any of the documents incorporated by reference in our prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Bluerock Residential Growth REIT, Inc.
c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue
9th Floor
New York, New York 10019
(877) 826-BLUE (2583)

Our website at www.bluerockresidential.com contains additional information about us. Our website and the information contained therein or connected thereto do not constitute a part of this prospectus supplement, the accompanying prospectus or any supplement thereto.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby, of which this prospectus supplement and accompanying prospectus are a part under the Securities Act of 1933. This prospectus supplement and accompanying prospectus do not contain all of the information set forth in the registration statement, portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus supplement and accompanying prospectus as to the content of any contract or other document incorporated by reference in the registration statement are necessarily summaries of such contract or other document, with each such statement being qualified in all respects by such contract or other document as incorporated by reference in the registration statement. For further information regarding our company and the securities offered by this prospectus supplement and accompanying prospectus, reference is made by this prospectus supplement and accompanying prospectus to the registration statement and the schedules and exhibits incorporated therein by reference.

The registration statement and the schedules and exhibits forming a part of the registration statement filed by us with the SEC can be inspected and copies obtained from the Securities and Exchange Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a website that contains reports, proxies and information statements and other information regarding our company and other registrants that have been filed electronically with the SEC. The address of such site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating certain information about us that we have filed with the SEC by reference in this prospectus supplement and accompanying prospectus, which means that we are disclosing important information to you by referring you to those documents. We are also incorporating by reference in this prospectus supplement and accompanying prospectus information that we file with the SEC after this date. The information we incorporate by reference is an important part of this prospectus supplement and accompanying prospectus, and later information that we file with the SEC automatically will update and supersede the information we have included in or incorporated by reference into this prospectus supplement and accompanying prospectus.

We incorporate by reference the following documents we have filed, or may file, with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 24, 2016;
•	Our quarterly report on Form 10-Q for the period ended March 31, 2016 filed with the SEC on May 10, 2016;
•	Our Current Reports on Form 8-K and amendments thereto on Form 8-K/A, as applicable, filed with the SEC on May 30, 2014, August 6, 2014, November 10, 2014, November 17, 2014, April 1, 2015, April 8, 2015, May 18, 2015, August 25, 2015, November 4, 2015, November 19, 2015, December 24, 2015, January 8, 2016, January 11, 2016, January 12, 2016, February 23, 2016, February 26, 2016, March 1, 2016, March 15, 2016, March 21, 2016, March 29, 2016, April 19, 2016, April 26, 2016, May 9, 2016, May 11, 2016, May 26, 2016, May 27, 2016, June 1, 2016, June 7, 2016, June 10, 2016 and July 11, 2016;
•	The description of our shares of 8.250% Series A Cumulative Redeemable Preferred Stock contained in our Form 8-A, filed October 20, 2015, including any amendments or reports filed for the purpose of updating the description;
•	The description of our shares of Class A common stock contained in our Form 8-A, filed March 21, 2014, including any amendments or reports filed for the purpose of updating the description;
•	The Historical Statements of Revenues and Certain Direct Operating Expenses of Village Green Ann Arbor for the three months ended March 31, 2014 (unaudited) and for the years ended December 31, 2013 and 2012 as provided on pages F-95 to F-96 of Pre-Effective Amendment No. 1 to the company’s Registration Statement on Form S-11 (File No. 333-198770) filed with the SEC on September 29, 2014;
•	The Historical Statements of Revenues and Certain Direct Operating Expenses of Lansbrook Village for the year ended December 31, 2013 and the three months ended March 31, 2014 and 2013 (unaudited) as provided on pages F-101 to F-102 of Pre-Effective Amendment No. 1 to the company’s Registration Statement on Form S-11 (File No. 333-198770) filed with the SEC on September 29, 2014;
•	The Historical Statements of Revenues and Certain Direct Operating Expenses of ARIUM Grande Lakes for the year ended December 31, 2013 (audited) and the nine months ended September 30, 2014 and 2013 (unaudited) as provided in the company’s Current Report on Form 8-K/A filed with the SEC on November 17, 2014;
•	The Historical Statement of Revenues and Certain Operating Expenses of Fox Hill for the year ended December 31, 2014 (audited) as provided in the company’s Form 8-K/A filed with the SEC on April 8, 2015;
•	The Historical Statement of Revenues and Certain Operating Expenses of Ashton Reserve I for the year ended December 31, 2014 (audited) as provided in the company’s Form 8-K/A filed with the SEC on November 4, 2015;

•	The Historical Statements of Revenues and Certain Direct Operating Expenses of Sovereign Apartments for the period from November 1, 2014 (commencement of real estate operations) through December 31, 2014 (audited) and the nine months ended September 30, 2015 (unaudited) as provided in the company’s Current Report on Form 8-K/A filed with the SEC on January 8, 2016;
•	The Historical Statement of Revenues and Certain Direct Operating Expenses of Sorrel Phillips Creek Ranch Apartments for the period from January 1, 2015 (commencement of real estate operations) through September 30, 2015 (unaudited) as provided in the company’s Current Report on Form 8-K/A filed with the SEC on January 8, 2016;
•	The Historical Statement of Revenues and Certain Direct Operating Expenses of Park & Kingston for the year ended December 31, 2014 (audited) as provided in the company’s Current Report on Form 8-K filed with the SEC on January 11, 2016;
•	The Historical Statements of Revenues and Certain Direct Operating Expenses of Whetstone Apartments for the three months ended March 31, 2015 (unaudited) and the period from September 19, 2014 (commencement of real estate operations) through December 31, 2014 (unaudited) as provided in the company’s Current Report on Form 8-K filed with the SEC on January 11, 2016;
•	The Historical Statements of Revenues and Certain Direct Operating Expenses of Arium Palms at World Gateway for the year ended December 31, 2014 (audited) and the six months ended June 30, 2015 and 2014 (unaudited) as provided in the company’s Current Report on Form 8-K filed with the SEC on January 11, 2016;
•	The Historical Statement of Revenues and Certain Direct Operating Expenses of Ashton Reserve at Northlake Phase II for the period from January 1, 2015 (commencement of real estate operations) through September 30, 2015 (unaudited) as provided in the company’s Current Report on Form 8-K filed with the SEC on January 11, 2016;
•	The Historical Statements of Revenues and Certain Direct Operating Expenses of Summer Wind for the year ended December 31, 2014 (audited) and the nine months ended September 30, 2015 and 2014 (unaudited) as provided in the company’s Current Report on Form 8-K filed with the SEC on January 11, 2016;
•	The Historical Statements of Revenues and Certain Direct Operating Expenses of Citation Club on Palmer Ranch for the year ended December 31, 2014 (audited) and the nine months ended September 30, 2015 and 2014 (unaudited) as provided in the company’s Current Report on Form 8-K filed with the SEC on January 11, 2016;
•	The Historical Statements of Revenues and Certain Direct Operating Expenses of Alexan Henderson Beach Apartments for the year ended December 31, 2014 (audited) and the nine months ended September 30, 2015 and 2014 (unaudited) as provided in the company’s Current Report on Form 8-K filed with the SEC on March 15, 2016; and
•	All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial filing of the registration statement of which this prospectus supplement and the accompanying prospectus forms a part and prior to the effectiveness of such registration statement and on or after the date of this prospectus supplement and the accompanying prospectus and prior to the termination of the offering made pursuant to this prospectus supplement and the accompanying prospectus are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are furnished to, but not deemed “filed” with, the SEC, including our compensation committee report and performance graph (included in any proxy statement) or any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).

The Section entitled “Where You Can Find More Information” above describes how you can obtain or access any documents or information that we have incorporated by reference herein. The information relating to us contained in this prospectus supplement and accompanying prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and accompanying prospectus.

Upon written or oral request, we will provide, free of charge, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus supplement and accompanying prospectus. Such written or oral requests should be made to:

Bluerock Residential Growth REIT, Inc.
c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue
9th Floor
New York, New York 10019
(877) 826-BLUE (2583)

In addition, such reports and documents may be found on our website at www.bluerockresidential.com.

PROSPECTUS

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

$1,000,000,000

Class A Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants
Units

We may offer, issue and sell from time to time, together or separately, the securities described in this prospectus at an aggregate public offering price that will not exceed $1,000,000,000.

This prospectus describes some of the general terms that apply to the securities. We will provide the specific terms of any securities we may offer in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. We also may authorize one or more free writing prospectuses to be provided to you in connection with the offering. The prospectus supplement and any free writing prospectus also may add, update or change information contained or incorporated in this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, see “Plan of Distribution” in this prospectus. The prospectus supplement also will set forth the price to the public of the securities and the net proceeds that we expect to receive from the sale of such securities.

Our Class A common stock is listed on the NYSE MKT under the symbol “BRG.” On January 8, 2016, the last sale price of our Class A common stock as reported on the NYSE MKT was $11.24 per share. Our Series A Cumulative Redeemable Preferred Stock, or our Series A Preferred Stock, is listed on the NYSE MKT under the symbol “BRG-PrA.” On January 8, 2016, the last sale price of our Series A Preferred Stock as reported on the NYSE MKT was $25.2475 per share. Currently no market exists for our Series B Redeemable Preferred Stock, or the Series B Preferred Stock, or any of the underlying warrants to purchase shares of our Class A common stock, or the Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Series B Preferred Stock or any of the Warrants on any national securities exchange.

We have elected to qualify as a real estate investment trust, or REIT, for federal income tax purposes under the Internal Revenue Code of 1986, as amended, or the Code. Shares of our capital stock are subject to ownership limitations that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter and Articles Supplementary contain certain restrictions relating to the ownership and transfer of our capital stock, including, subject to certain exceptions, a 9.8% ownership limit (by value or number of shares, whichever is more restrictive) of common stock, Series A Preferred Stock, or Series B Preferred Stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer” in this prospectus for a description of these restrictions.

Investing in our securities involves a high degree of risk. You should carefully read and consider “Risk Factors” included on page 6 of this prospectus, in our most recent Annual Report on Form 10-K, any of our subsequent Quarterly Reports on Form 10-Q and any of our Current Reports on Form 8-K, and under similar headings in the other documents that are incorporated by reference into this prospectus, and in any applicable prospectus supplement for a discussion of the risks that should be considered in connection with your investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Dated January 29, 2016

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on its front cover or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus for up to a total dollar amount of $1,000,000,000 at prices and on terms to be determined at the time of offering. The exhibits to our registration statement and documents incorporated by reference contain the full text of certain contracts and other important documents that we have summarized in this prospectus or that we may summarize in a prospectus supplement. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits and other documents can be obtained at the SEC’s website (www.sec.gov) and as otherwise may be indicated under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

This prospectus only provides you with a general description of the securities we may offer and sell from time to time, which is not meant to be a complete description of each such security. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

Unless otherwise indicated or the context requires otherwise, including with respect to the securities offered by this prospectus as described in “Description of the Securities We May Offer,” in this prospectus and any prospectus supplement hereto, references to “the company,” “we,” “us” and “our” mean Bluerock Residential Growth REIT, Inc., a Maryland corporation, together with its consolidated subsidiaries, including, without limitation, Bluerock Residential Holdings, L.P., a Delaware limited partnership of which we are the sole general partner, which we refer to as our Operating Partnership. We refer to Bluerock Real Estate, L.L.C., a Delaware limited liability company, as Bluerock, and we refer to our external manager, BRG Manager, LLC, a Delaware limited liability company, as our Manager. Both Bluerock and our Manager are related parties to the company.

CERTAIN DEFINITIONS

We use certain defined terms throughout this prospectus, any prospectus supplement, and in other documents that are incorporated by reference into this prospectus, which terms have the following meanings:

Partner Network: Our network of Bluerock strategic partners (and each, a Partner), which are leading regional apartment owner/operators with which we invest through controlling positions in joint ventures. Our Partners bring deep intellectual and relationship capital in their local markets, extensive operational infrastructure and ability to execute as a ‘local sharpshooter’, a track record of success, and capital to invest alongside us, which we believe aligns their interests with ours.

Core-Plus: Core-Plus investments generally consist of properties that demonstrate predictable and stable cash flow with a high proportion of the total return attributable to current income. These communities, however, also provide an opportunity for the owner to achieve appreciation by increasing occupancy and/or executing enhancement projects. These enhancement projects can generally be undertaken without disrupting the property’s rent roll and while maintaining occupancy and the in-place cash flow stream.

Invest-to-Own: Invest-to-Own investments generally consist of investment in the development of Class A properties where the investor can capture significant development premiums and minimize and/or eliminate development risks and guarantees. Our targeted Invest-to-Own investments will generally take the form of a convertible preferred equity structure that provides income during the development period and the ability to capture development premiums at completion by exercising the conversion right to take control and an equity stake in the ownership of the project.

Opportunistic: Opportunistic investments generally consist of properties that exhibit some characteristics of distress, such as operational inefficiencies, significant deferred capital maintenance or broken capital structures providing an opportunity for a substantial portion of total return attributable to appreciation in value.

Value-Add: Value-Add investments generally consist of properties that are well-occupied and provide a relatively stable stream of cash flow; however, they also provide an opportunity for the improvement of the physical, financial, operational, or management characteristics of the property in order to drive rent growth, minimize turnover, and/or control operating expenses, with a high proportion of the total return attributable to appreciation in value. Value-Add initiatives are typically identified by the buyer prior to acquisition and include projects such as comprehensive interior upgrades to units, re-tenanting and/or repositioning of the property, and curing deferred maintenance or physical obsolescence.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus and the information incorporated by reference into this prospectus that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act; Section 27A of the Securities Act of 1933, as amended, or the Securities Act; and pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein and incorporated herein by reference are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the factors included in this prospectus and incorporated herein by reference, including those set forth under the heading “Risk Factors”;
•	our ability to invest the net proceeds of any capital offering in the manner set forth in this prospectus or any applicable prospectus supplement;
•	the competitive environment in which we operate;
•	real estate risks, including fluctuations in real estate values and the general economic climate in local markets and competition for tenants in such markets;
•	decreased rental rates or increasing vacancy rates;
•	our ability to lease units in newly acquired or newly constructed apartment properties;
•	potential defaults on or non-renewal of leases by tenants;
•	creditworthiness of tenants;
•	our ability to obtain financing for and complete acquisitions under contract under the contemplated terms, or at all;
•	development and acquisition risks, including rising and unanticipated costs and failure of such acquisitions and developments to perform in accordance with projections;
•	the timing of acquisitions and dispositions;
•	the performance of our Partner Network of leading regional apartment owner/operators with which we invest through controlling positions in joint ventures;
•	potential natural disasters such as hurricanes, tornadoes and floods;
•	national, international, regional and local economic conditions;
•	board determination as to timing and payment of dividends, and our ability to pay future distributions at the dividend rates set forth in this prospectus or any applicable prospectus supplement;
•	the general level of interest rates;

•	potential changes in the law or governmental regulations that affect us and interpretations of those laws and regulations, including changes in real estate and zoning or tax laws, and potential increases in real property tax rates;
•	financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;
•	lack of or insufficient amounts of insurance;
•	our ability to maintain our qualification as a REIT;
•	litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; and
•	possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us or a subsidiary owned by us or acquired by us.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus or included herein by reference. All forward-looking statements are made as of the date of this prospectus or the date of any document incorporated herein by reference, and the risk that actual results will differ materially from the expectations expressed in this prospectus and included herein by reference will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus and included herein by reference, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus or included herein by reference will be achieved.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

Bluerock Residential Growth REIT, Inc. was formed as a Maryland corporation on July 25, 2008, and has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ended December 31, 2010. The company’s objective is to maximize long-term stockholder value by acquiring well-located, institutional-quality apartment properties in demographically attractive growth markets across the United States. We seek to maximize returns through investments where we believe we can drive substantial growth in our funds from operations and net asset value through one or more of our Core-Plus, Value-Add, Opportunistic and Invest-to-Own investment strategies.

For a description of our portfolio of apartment properties, see Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Overview” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, which is incorporated herein by reference, and as may be updated by our most recent Annual Report on Form 10-K, any of our subsequent Quarterly Reports on Form 10-Q and any of our Current Reports on Form 8-K and amendments thereto on Form 8-K/A, as applicable, which are incorporated, or deemed to be incorporated, by reference into this prospectus, and in the other documents incorporated by reference in this prospectus that we file with the SEC on or after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and as may be contained in any applicable prospectus supplement.

We are externally managed and advised by our Manager, BRG Manager, LLC, and we have no employees of our own. Our Manager provides all managerial and administrative personnel to us pursuant to the Management Agreement dated as of April 2, 2014, among the company, our Operating Partnership and our Manager, as amended from time to time. Our Manager is controlled by Bluerock, which is indirectly controlled by R. Ramin Kamfar, our Chairman of the Board of Directors, Chief Executive Officer and President.

Our consolidated financial statements include the accounts of the company and our Operating Partnership. The company controls our Operating Partnership through its sole general partnership interest and conducts substantially all its business through our Operating Partnership.

Our principal executive offices are located at 712 Fifth Avenue, 9th Floor, New York, New York 10019. Our telephone number is (212) 843-1601. Our internet address is www.bluerockresidential.com. Our internet website and the information contained therein or connected thereto do not constitute a part of this prospectus or any amendment or supplement thereto.

RISK FACTORS

Investing in our securities involves significant risks. Before purchasing the securities offered by this prospectus you should carefully consider the risks, uncertainties and additional information (i) set forth in our most recent Annual Report on Form 10-K, any of our subsequent Quarterly Reports on Form 10-Q and any of our Current Reports on Form 8-K and amendments thereto on Form 8-K/A, as applicable, which are incorporated, or deemed to be incorporated, by reference into this prospectus, and in the other documents incorporated by reference in this prospectus that we file with the SEC on or after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and (ii) contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” The risks and uncertainties in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect the company. Additional risks not presently known or that are currently deemed immaterial also could materially and adversely affect our financial condition, results of operations, business and prospects.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Nine Months Ended September 30, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
	(In thousands, except for ratio computation)
(Loss) income from continuing operations before adjustment for non controlling interest	$8,041	$(6,674)	$(4,219)	$7,365	$(4,315)	$(2,307)
Add back:
Fixed Charges	7,997	8,683	4,961	1,226	375	308
Distributed income of equity investees	22,548	11,550	289	607	905	392
Deduct:
Equity in (earnings) loss of equity investees	(15,694)	(5,133)	(1,501)	(13)	74	1,147
Capitalized Interest	—	(143)	(99)	—	—	—
Earnings as Defined	$22,892	$8,283	$(569)	$9,185	$(2,961)	$(460)
Fixed Charges
Interest expense including amortization of deferred financing fees	$7,985	$8,538	$4,854	$1,217	$357	$295
Capitalized Interest	—	143	99	—	—	—
Interest portion of rent expense	12	2	8	9	18	13
Fixed Charges	$7,997	$8,683	$4,961	$1,226	$375	$308
Ratio of Earnings to Fixed Charges	2.86	(a)	(a)	7.49	(a)	(a)
Preferred dividends	—	—	—	—	—	—
Combined Fixed Charges and Preferred Dividends	$7,997	$8,683	$4,961	$1,226	$375	$308
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	2.86	(a)	(a)	7.49	(a)	(a)

(a)	Due to the loss from continuing operations, the ratio coverage was less than 1:1 for 2014, 2013, 2011 and 2010. We would have needed to generate additional earnings from continuing operations of $0.4 million, $5.5 million, $3.3 million, and $0.8 million for 2014, 2013, 2011 and 2010, respectively, to achieve a coverage ratio of 1:1.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the offering of securities under this prospectus for general corporate purposes, including funding our investment activity, the repayment of outstanding indebtedness, working capital and other general purposes. Further details relating to the use of the net proceeds from the offering of securities under this prospectus will be set forth in the applicable prospectus supplement. Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing securities in a manner consistent with maintaining our qualification as a REIT.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the securities that we may offer from time to time. As further described in this prospectus, these summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. As used in this prospectus and any accompanying prospectus supplement, references to “our,” “we,” “us” and similar terms when referring to a security offered, mean securities of Bluerock Residential Growth REIT, Inc. excluding its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by our charter, we may not (a) without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class with the holders of all other classes or series of preferred stock ranking on parity with the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, or the Parity Preferred Stock, upon which like voting rights have been conferred, authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such capital stock, or (b) without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, amend any provision of our charter so as to materially and adversely affect the terms of the Series A Preferred Stock. We refer to these restrictions collectively as the Series A Restriction.

Subject to the Series A Restriction, our board of directors may authorize the issuance of additional securities, including common stock, preferred stock, convertible preferred stock and convertible debt, for cash, property or other consideration on such terms as it may deem advisable, and may classify or reclassify any unissued shares of capital stock of our company into other classes or series of stock without approval of the holders of the outstanding securities. We may issue debt obligations with conversion privileges on such terms and conditions as the directors may determine, whereby the holders of such debt obligations may acquire our common stock or preferred stock. We may also issue warrants, options and rights to buy shares on such terms as the directors deem advisable, despite the possible dilution in the value of the outstanding shares that may result from the exercise of such warrants, options or rights to buy shares, as part of a ratable issue to stockholders, as part of a private or public offering, or as part of other financial arrangements. Our board of directors, with the approval of a majority of the directors and without any action by stockholders, may also amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue.

DESCRIPTION OF CAPITAL STOCK

We were formed under the laws of the state of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and bylaws. The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter (including the applicable articles supplementary designating the terms of a class or series of preferred stock) and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 750,000,000 shares of common stock, $0.01 par value per share, and 250,000,000 shares of preferred stock, $0.01 par value per share. Of our 750,000,000 authorized shares of common stock, 747,586,185 shares have been classified as Class A common stock, 804,605 shares have been classified as Class B-1 common stock, 804,605 shares have been classified as Class B-2 common stock, and 804,605 shares have been classified as Class B-3 common stock. Of our 250,000,000 authorized shares of preferred stock, 5,000,000 shares have been classified as 8.250% Series A Cumulative Redeemable Preferred Stock, or the Series A Preferred Stock, and 150,000 have been classified as Series B Redeemable Preferred Stock, or the Series B Preferred Stock. Our charter authorizes our board of directors, with the approval of a majority of the directors and without any action by stockholders, to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue. As of the date of this prospectus, we have 19,202,429 shares of Class A common stock, 353,629 shares of Class B-3 common stock, 2,875,000 shares of Series A Preferred Stock, and no shares of Series B Preferred Stock issued and outstanding, and no shares of Class B-1 common stock or Class B-2 common stock issued and outstanding. In addition we may issue warrants in connection with our Series B Preferred Stock offering that are exercisable for 3,000,000 shares of our Class A common stock. Under Maryland law, stockholders are not generally liable for our debts or obligations.

As of the date of this prospectus, there were outstanding: (a) 305,568 units of limited partnership interest in our Operating Partnership, or OP Units, which may, subject to certain limitations, be redeemed for cash or, at our option, exchanged for shares of our Class A common stock on a one-for-one basis; and (b) 932,394 units of a special class of partnership interest in our Operating Partnership, or LTIP Units, of which 529,296 have vested and 403,098 will vest ratably on an annual basis over the applicable three-year period that commenced upon issuance, and may convert to OP Units upon reaching capital account equivalency with the OP Units held by us, and may then be settled in shares of our Class A common stock). Other than those described in the previous sentence, there are no outstanding rights of any other kind in respect of our Class A common stock.

Our charter also contains a provision permitting our board of directors, by resolution, to classify or reclassify any unissued common stock or preferred stock into one or more classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of any such stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time, such as the Series A Restriction. We believe that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of the company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the company to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for our capital stock or otherwise be in the best interest of our stockholders. See the section entitled “Risk Factors” included elsewhere in this prospectus.

Common Stock

Subject to the preferential rights of our Series A Preferred Stock, our Series B Preferred Stock, and any other preferred stock and any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on the ownership and transfer of stock, the holders of our common stock are entitled to receive distributions authorized by our board of directors and declared by us out of legally available funds after payment of, or provision for, full cumulative distributions on and any required redemptions of shares of our Series A Preferred Stock, our Series B Preferred Stock, and any other preferred stock then outstanding, and, upon our liquidation or dissolution, are entitled to share ratably in the distributable assets of our company remaining after satisfaction of the prior preferential rights of any preferred stock and the satisfaction of all of our debts and liabilities. Holders of our common stock do not have preference, conversion, exchange, sinking fund, or redemption rights or preemptive rights to subscribe for any of our securities, and generally have no appraisal rights.

Subject to the restrictions on ownership and transfer of stock contained in our charter and except as may otherwise be specified in our charter, each share of our common stock will have one vote per share on all matters voted on by stockholders, including the election of directors. Because stockholders do not have cumulative voting rights, holders of a majority of the outstanding shares of common stock can elect our entire board of directors. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director, and except as set forth in the next paragraph.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for a majority vote in these situations. Our charter further provides that any or all of our directors may be removed from office at any time, but only for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. For these purposes, “cause” means, with respect to any particular director, conviction of a felony or final judgment of a court of competent jurisdiction holding that such director caused demonstrable material harm to us through bad faith or active and deliberate dishonesty.

Each stockholder entitled to vote on a matter may do so at a meeting in person or by proxy directing the manner in which he or she desires that his or her vote be cast or without a meeting by a consent in writing or by electronic transmission. Any proxy must be received by us prior to the date on which the vote is taken. Pursuant to Maryland law and our bylaws, if no meeting is held, 100% of the stockholders must consent in writing or by electronic transmission to take effective action on behalf of our company, unless the action is advised, and submitted to the stockholders for approval, by our board of directors, in which case such action may be approved by the consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders.

Preferred Stock

Our charter authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 250,000,000 shares of preferred stock, in one or more classes or series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as our board of directors may approve, subject to the Series A Restriction.

If any preferred stock is publicly offered, the terms and conditions of such preferred stock, including any convertible preferred stock, will be set forth in articles supplementary and described in a prospectus supplement relating to the issuance of such preferred stock, if such preferred stock is registered. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock or other preferred stock, subject to the Series A Restriction. If we ever create and issue additional preferred stock with a distribution preference over common stock or preferred stock, payment of any distribution preferences of new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock and junior preferred stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage the following:

•	a merger, tender offer, or proxy contest;
•	the assumption of control by a holder of a large block of our securities; or
•	the removal of incumbent management.

Also, subject to the Series A Restriction, our board of directors, without stockholder approval, may issue additional preferred stock with voting and conversion rights that could adversely affect the holders of common stock or preferred stock.

Series A Cumulative Redeemable Preferred Stock

Our board of directors has created out of the authorized and unissued shares of our preferred stock, a series of redeemable preferred stock, classified as the 8.250% Series A Cumulative Redeemable Preferred Stock, or the Series A Preferred Stock.

The following is a brief description of the terms of our Series A Preferred Stock. The description of our Series A Preferred Stock contained herein does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary classifying shares of our preferred stock as shares of Series A Preferred Stock, or the Series A Articles Supplementary, which have been filed with the SEC and are incorporated by reference as an exhibit to the registration statement, of which this prospectus is a part.

Rank.  The Series A Preferred Stock ranks, with respect to priority of dividend payments and rights upon liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock, and to any other class or series of our capital stock issued in the future, unless the terms of that capital stock expressly provide that it ranks senior to, or on parity with, the Series A Preferred Stock.
•	on parity with our Series B Preferred Stock and any class or series of our capital stock, the terms of which expressly provide that it will rank on parity with the Series A Preferred Stock; and
•	junior to any other class or series of our capital stock, the terms of which expressly provide that it will rank senior to the Series A Preferred Stock, none of which exists on the date hereof, and subject to payment of or provision for our debts and other liabilities.

Dividends.  Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to priority of dividend payments, holders of shares of Series A Preferred Stock are entitled to receive cumulative cash dividends on the Series A Preferred Stock when, as and if authorized by our board of directors and declared by us from and including the date of original issue or the end of the most recent dividend period for which dividends on the Series A Preferred Stock have been paid, payable quarterly in arrears on each January 5th, April 5th, July 5th and October 5th of each year, commencing on January 5, 2016. From the date of original issue (or from the date of issue of any Series A Preferred Stock issued after October 21, 2015) to, but not including, October 21, 2022, we will pay dividends at the rate of 8.250% per annum of the $25.00 liquidation preference per share (equivalent to the fixed annual amount of $2.0625 per share) (the “Initial Rate”). Commencing October 21, 2022, we will pay cumulative cash dividends at an annual dividend rate of the Initial Rate increased by 2.0% of the liquidation preference per annum, which will increase by an additional 2.0% of the liquidation preference per annum on each subsequent anniversary thereafter, subject to a maximum annual dividend rate of 14.0%. The first dividend payable on the Series A Preferred Stock, paid on January 5, 2016, was a pro rata dividend from and including the original issue date to and including December 31, 2015, in the amount of $0.4010 per share.

Dividends will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series A Preferred Stock will accrue and be cumulative from the end of the most recent dividend period for which dividends have been paid, or if no dividends have been paid, from the date of original issue. Dividends on the Series A Preferred Stock will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized by our board of directors or declared by us. Accrued dividends on the Series A Preferred Stock will not bear interest. If we fail to pay any dividend within three (3) business days after the payment date for such dividend, the then-current dividend rate will increase following the payment date by an additional 2.0% of the $25.00 stated liquidation preference, or $0.50 per annum, until we pay the dividend, subject to our ability to cure the failure.

Liquidation Preference.  If we liquidate, dissolve or wind up, holders of shares of the Series A Preferred Stock will have the right to receive $25.00 per share of the Series A Preferred Stock, plus an amount equal to all accrued and unpaid dividends (whether or not authorized or declared) to and including the date of payment, before any distribution or payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the Series A Preferred Stock as to rights upon our liquidation, dissolution or winding up.

The rights of holders of shares of the Series A Preferred Stock to receive their liquidation preference are subject to the proportionate rights of holders of shares of the Series B Preferred Stock and any other class or series of our capital stock ranking on parity with the Series A Preferred Stock as to rights upon our liquidation, dissolution or winding up, junior to the rights of any class or series of our capital stock expressly designated as having liquidation preferences ranking senior to the Series A Preferred Stock, and subject to payment of or provision for our debts and other liabilities.

Redemption at Option of Holders.  Commencing on October 21, 2022, the holders of the Series A Preferred Stock may, at their option, elect to cause us to redeem their shares at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends, if any, to and including the redemption date, in cash or in shares of the Company’s Class A common stock, or any combination thereof at our option; provided, a holder shall not have any right of redemption with respect to any shares of Series A Preferred Stock being called for redemption pursuant to our Optional Redemption by the Company, our Special Optional Redemption, or our Mandatory Redemption for Asset Coverage, each as described below, to the extent we have delivered notice of our intent to redeem on or prior to the date of delivery of the holder’s notice to redeem.

Such redemptions of Series A Preferred Stock shall be payable either in cash, or in shares of our Class A common stock, or any combination thereof, at our option. If we elect to redeem some or all of the Series A Preferred Stock held by such redeeming holder in shares of our Class A common stock, the number of shares of our Class A common stock per share of Series A Preferred Stock to be issued will be equal to the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus an amount equal to all accrued and unpaid dividends to and including the redemption date (unless the redemption date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below). Upon the redemption of Series A Preferred Stock for shares of our Class A common stock, we will not issue fractional shares of our Class A common stock but will instead pay the cash value of such fractional shares.

The “Common Stock Price” will be (x) the volume weighted average of the closing sales price per share of our Class A common stock (or, if no closing sale price is reported, the volume weighted average of the closing bid and ask prices or, if more than one in either case, the volume weighted average of the volume weighted average closing bid and the volume weighted average closing ask prices) for the ten (10) consecutive trading days immediately preceding, but not including, the Holder Redemption Date, as defined below, as reported on the NYSE MKT or the principal U.S. securities exchange on which our Class A common stock is then traded, or (y) the average of the last quoted bid prices for our Class A common stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten (10)

consecutive trading days immediately preceding, but not including, the Holder Redemption Date, as defined below, if our Class A common stock is not then listed for trading on a U.S. securities exchange.

The Holder Redemption Date will be (i) the 5th day of the month following the holder’s notice to redeem if such notice occurs on or before the 25th day of the month, or (ii) the 5th day of the second month following the holder’s notice to redeem if the holder’s notice occurs after the 25th day of the month.

Mandatory Redemption for Asset Coverage.  If we fail to maintain asset coverage of at least 200% calculated by determining the percentage value of (1) our total assets plus accumulated depreciation minus our total liabilities and indebtedness as reported in our financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP (exclusive of the book value of any Redeemable and Term Preferred Stock (as defined below)), over (2) the aggregate liquidation preference, plus an amount equal to all accrued and unpaid dividends, of outstanding shares of our Series A Preferred Stock, our Series B Preferred Stock, and any outstanding shares of term preferred stock or preferred stock providing for a fixed mandatory redemption date or maturity date (collectively referred to herein as Redeemable and Term Preferred Stock) on the last business day of any calendar quarter, or the Asset Coverage Ratio, and such failure is not cured by the close of business on the date that is 30 calendar days following the filing date of our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter, or the Asset Coverage Cure Date, then we will be required to redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series A Preferred Stock, at least equal to the lesser of (i) the minimum number of shares of Redeemable and Term Preferred Stock that will result in us having a coverage ratio of at least 200% and (ii) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption. In connection with any redemption for failure to maintain the Asset Coverage Ratio, we may, in our sole option, redeem any shares of Redeemable and Term Preferred Stock we select, including on a non-pro rata basis. We may elect not to redeem any Series A Preferred Stock to cure such failure as long as we cure our failure to meet the Asset Coverage Ratio by or on the Asset Coverage Cure Date. We may also, in our sole option, redeem such additional number of shares of Redeemable and Term Preferred Stock that will result in an Asset Coverage Ratio up to and including 285%.

If shares of Series A Preferred Stock are to be redeemed for failure to maintain the Asset Coverage Ratio, such shares will be redeemed solely in cash at a redemption price equal to $25.00 per share plus an amount equal to all accrued but unpaid dividends, if any, on such shares (whether or not declared) to and including the redemption date.

Optional Redemption by the Company.  Generally, we may not redeem the Series A Preferred Stock prior to October 21, 2020, except in limited circumstances relating to maintaining our qualification as a REIT, complying with our Asset Coverage Ratio, and the Special Optional Redemption provision described below. On and after October 21, 2020, we may, at our option, redeem the Series A Preferred Stock in whole or in part, at any time or from time to time, solely for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends (whether or not authorized or declared), if any, to and including the redemption date. Any partial redemption will be on a pro rata basis.

Special Optional Redemption.  Upon the occurrence of a Change of Control/Delisting (as defined below), we may, at our option, redeem the Series A Preferred Stock in whole or in part within 120 days after the first date on which such Change of Control/Delisting occurred, solely in cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends, if any, to and including the redemption date.

A “Change of Control/Delisting” is when, after the original issuance of the Series A Preferred Stock, any of the following has occurred and is continuing:

•	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than our company, its subsidiaries, and its and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the total voting power of all outstanding shares of our common equity that are entitled to vote generally in the election of directors, with the exception of the formation of a holding company;
•	consummation of any share exchange, consolidation or merger of our company or any other transaction or series of transactions pursuant to which our common stock will be converted into cash, securities or other property, other than any such transaction where the shares of our common stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the common stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;
•	any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of our company and its subsidiaries, taken as a whole, to any person other than one of the company’s subsidiaries;
•	our stockholders approve any plan or proposal for the liquidation or dissolution of our company;
•	our Class A common stock ceases to be listed or quoted on a national securities exchange in the United States; or
•	Continuing Directors, as defined below, cease to constitute at least a majority of our board of directors;

“Continuing Director” means a director who either was a member of our board of directors on October 21, 2015 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our stockholders was duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by our company on behalf of our board of directors in which such individual is named as nominee for director.

Redemption at Option of Holders Upon a Change of Control/Delisting.  If a Change of Control/Delisting occurs at any time the Series A Preferred Stock is outstanding, then each holder of shares of Series A Preferred Stock shall have the right, at such holder’s option, to require us to redeem for cash any or all of such holder’s shares of Series A Preferred Stock, on a date specified by us that can be no earlier than 30 days and no later than 60 days following the date of delivery of the notice of the occurrence of such Change of Control/Delisting and of the redemption right at the option of the holders arising as a result thereof, at a redemption price equal to 100% of the liquidation preference of $25.00 per share plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared), to and including such date; provided, a holder shall not have any right of redemption with respect to any shares of Series A Preferred Stock being called for redemption pursuant to our optional redemption as described under “Optional Redemption by the Company,” our special optional redemption as described under “Special Optional Redemption,” or our requirement to redeem described under “Mandatory Redemption for Asset Coverage,” to the extent we have delivered notice of our intent to redeem on or prior to the date of delivery of the holder’s notice to redeem.

Limited Voting Rights.  Holders of shares of the Series A Preferred Stock will generally have no voting rights. However, if dividends on the Series A Preferred Stock are in arrears for each of six or more consecutive quarterly periods, the number of directors on our board of directors will automatically be increased by two, and holders of shares of the Series A Preferred Stock and the holders of all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class) will be entitled to vote, at a special meeting called upon the written request of the holders of at least 20% of such stock or at our next annual meeting and at each subsequent annual meeting of stockholders, for the election of two additional directors to serve on our board of directors. or the Series A

Preferred Directors, until all accrued and unpaid dividends with respect to the Series A Preferred Stock and the Parity Preferred Stock, if any, have been paid or declared and a sum sufficient for the payment thereof set apart for payment. The Series A Preferred Directors will be elected by a plurality of the votes cast in the election. For the avoidance of doubt, the board of directors shall not be permitted to fill the vacancies on the board of directors as a result of the failure of 20% of the holders of Series A Preferred Stock to deliver such written request for the election of the Series A Preferred Directors.

So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by our charter, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock voting together as a single class with the Parity Preferred Stock upon which like voting rights have been conferred, authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such capital stock.

In addition, so long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, amend, alter or repeal our charter, including the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of substantially all of our assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock, except that with respect to the occurrence of any of the events set forth above, so long as the Series A Preferred Stock remains outstanding with the terms of the Series A Preferred Stock materially unchanged, taking into account that, upon the occurrence of an event set forth above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the events set forth above; provided, further, that with respect to any such amendment, alteration or repeal that equally affects the terms of the Series A Preferred Stock and the Parity Preferred Stock upon which like voting rights have been conferred, the affirmative vote or consent of the holders of two-thirds of the shares of Series A Preferred Stock and the Parity Preferred Stock (voting together as a single class) shall be required. Furthermore, if holders of shares of the Series A Preferred Stock will receive the greater of the full trading price of the Series A Preferred Stock on the date of an event set forth above or the $25.00 per share liquidation preference pursuant to the occurrence of any of the events set forth above or pursuant to a special optional redemption by us or a redemption at the option of the holder upon a Change of Control/Delisting, then such holders shall not have any voting rights with respect to the events set forth above.

In addition, and in circumstances other than the voting issues addressed in the paragraph above, so long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock also will have the exclusive right to vote on any amendment, alteration or repeal of our charter, including the terms of the Series A Preferred Stock, that would alter only the contract rights, as expressly set forth in our charter, of the Series A Preferred Stock, and the holders of any other classes or series of our capital stock will not be entitled to vote on such an amendment, alteration or repeal, with any such amendment requiring the affirmative vote or consent of holders of two-thirds of the Series A Preferred Stock issued and outstanding at the time. With respect to any amendment, alteration or repeal of our charter, including the terms of the Series A Preferred Stock, that equally affects the terms of the Series A Preferred Stock and the Parity Preferred Stock upon which like voting rights have been conferred, so long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock and the Parity Preferred Stock (voting together as a single class), also will have the exclusive right to vote on any amendment, alteration or repeal of our charter, including the terms of the Series A Preferred Stock, that would alter only the contract rights, as expressly set forth in our charter, of the Series A Preferred Stock and such other classes or series of preferred stock, and the holders of any other classes or series of our capital stock will not be entitled to vote on such an amendment, alteration or repeal.

Holders of shares of Series A Preferred Stock will not be entitled to vote with respect to any increase in the total number of authorized shares of our common stock or preferred stock, any issuance or increase in the number of authorized shares of Series A Preferred Stock or the creation or issuance of any other class or series of capital stock, or any issuance or increase in the number of authorized shares of any class or series of capital stock, in each case ranking on parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

Series B Redeemable Preferred Stock

Our board of directors has created out of the authorized and unissued shares of our preferred stock, a series of redeemable preferred stock, designated as the Series B Redeemable Preferred Stock, or the Series B Preferred Stock. Our Series B Preferred Stock may be issued in up to 150,000 Units, with each Unit consisting of one share of Series B Preferred Stock and one Warrant to purchase up to 20 shares of our Class A common stock.

The following is a brief description of the terms of our Series B Preferred Stock. The description of our Series B Preferred Stock contained herein does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary for our Series B Preferred Stock, which have been filed with the SEC and are incorporated by reference as an exhibit to the registration statement, of which this prospectus supplement is a part.

Rank.  Our Series B Preferred Stock ranks, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•	senior to all classes or series of our common stock, and to any other class or series of our capital stock issued in the future unless the terms of that capital stock expressly provide that it ranks senior to, or on parity with, the Series B Preferred Stock;
•	on parity with any class or series of our capital stock, the terms of which expressly provide that it will rank on parity with the Series B Preferred Stock, including the Series A Preferred Stock; and
•	junior to any other class or series of our capital stock, the terms of which expressly provide that it will rank senior to the Series B Preferred Stock, none of which exists on the date hereof, and subject to payment of or provision for our debts and other liabilities.

Holders of common stock will receive additional distributions from the sale of a property (in excess of their capital attributable to the asset sold) before the holders of Series B Preferred Stock receive a return of their capital.

Stated Value.  Each share of Series B Preferred Stock has an initial “Stated Value” of $1,000, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series B Preferred Stock, as set forth in the Articles Supplementary for our Series B Preferred Stock.

Dividends.  Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to our Series B Preferred Stock, if any such class or series is authorized in the future, the holders of Series B Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series B Preferred Stock at an annual rate of six percent (6%) of the Stated Value. Dividends on each share of Series B Preferred Stock will begin accruing on, and will be cumulative from, the date of issuance. We expect to authorize and declare dividends on the Series B Preferred Stock on a monthly basis, payable on the 5th day of the month to holders of record on the 25th day of the prior month (or if such day is not a business day, on the next succeeding business day, with the same force and effect as if made on such date), unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. The timing and amount of such dividends will be determined by our board of directors, in its sole discretion, and may vary from time to time.

Dividends will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series B Preferred Stock will accrue and be cumulative from the end of the most recent dividend period for which dividends have been paid, or if no dividends have been paid, from the date of issuance. Dividends on the Series B Preferred Stock will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized by our board of directors or declared by us. Accrued dividends on the Series B Preferred Stock will not bear interest.

Holders of our shares of Series B Preferred Stock are not entitled to any dividend in excess of full cumulative dividends on our shares of Series B Preferred Stock. Unless full cumulative dividends on our shares of Series B Preferred Stock and Series A Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•	declare and pay or declare and set apart for payment dividends or declare and make any other distribution of cash or other property (other than dividends or distributions paid in shares of stock ranking junior to the Series B Preferred Stock as to the dividend rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our common stock or any class or series of our stock ranking junior to or on parity with the Series B Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution for any period; or
•	except by conversion into or exchange for shares of stock ranking junior to the Series B Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of common stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any common stock or any class or series of our stock ranking junior to or on parity with the Series B Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution.

To the extent necessary to preserve our status as a REIT, the foregoing sentence, however, will not prohibit declaring or paying or setting apart for payment any dividend or other distribution on our common stock.

Holders of our Series B Preferred Stock are not eligible to participate in the company’s dividend reinvestment plan.

Redemption at Option of Holders.  Beginning on the date of original issuance of the shares of Series B Preferred Stock to be redeemed, holders will have the right to require the company to redeem such shares of Series B Preferred Stock at a redemption price equal to the Stated Value, initially $1,000 per share, less a 13.0% redemption fee, plus an amount equal to any accrued but unpaid dividends.

Beginning one year from the date of original issuance of the shares of our Series B Preferred Stock to be redeemed, holders will have the right to require the company to redeem such shares of Series B Preferred Stock at a redemption price equal to the Stated Value, initially $1,000 per share, less a 10% redemption fee, plus an amount equal to any accrued but unpaid dividends.

Beginning three years from the date of original issuance of the shares of our Series B Preferred Stock to be redeemed, holders will have the right to require the company to redeem such shares of Series B Preferred Stock at a redemption price equal to the Stated Value, initially $1,000 per share, less a 5% redemption fee, plus an amount equal to any accrued but unpaid dividends.

Beginning four years from the date of original issuance of the shares of our Series B Preferred Stock to be redeemed, holders will have the right to require the company to redeem such shares of Series B Preferred Stock at a redemption price equal to the Stated Value, initially $1,000 per share, less a 3% redemption fee, plus an amount equal to any accrued but unpaid dividends.

Beginning five years from the date of original issuance of the shares of our Series B Preferred Stock to be redeemed, holders will have the right to require the company to redeem such shares of Series B Preferred Stock at a redemption price equal to 100% of the Stated Value, initially $1,000 per share, plus an amount equal to any accrued but unpaid dividends.

If a holder of Series B Preferred Stock causes the company to redeem such shares of Series B Preferred Stock, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value of shares of our Class A common stock, based on the volume weighted average price per share of our Class A common stock for the 20 trading days prior to the redemption.

Our obligation to redeem any shares of our Series B Preferred Stock is limited to the extent that we do not have sufficient funds available to fund any such redemption or we are restricted by applicable law from making such redemption.

Optional Redemption Following Death of a Holder.  Subject to restrictions, beginning on the date of original issuance and ending two years thereafter, we will redeem shares of Series B Preferred Stock held by a natural person upon his or her death at the written request of the holder’s estate at a redemption price equal to the Stated Value, plus accrued and unpaid dividends thereon through and including the date of redemption, less all dividends previously paid to the holder or the estate; provided, however, that our obligation to redeem any of the shares of Series B Preferred Stock is limited to the extent that we do not have sufficient funds available to fund any such redemption or we are restricted by applicable law from making such redemption. Upon any such redemption request from a holder’s estate, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value of shares of our Class A common stock, based on the volume weighted average price per share of our Class A common stock for the 20 trading days prior to the redemption.

Optional Redemption by the Company.  Beginning three years from the date of original issuance of the shares of Series B Preferred Stock to be redeemed, we will have the right to redeem any or all shares of our Series B Preferred Stock. We will redeem such shares of Series B Preferred Stock at a redemption price equal to 100% of the Stated Value per share of Series B Preferred Stock, plus an amount equal to any accrued but unpaid dividends. We have the right, in our sole discretion, to pay the redemption price in cash or in equal value of shares of our Class A common stock, based on the volume weighted average price per share of our Class A common stock for the 20 trading days prior to the redemption, in exchange for the Series B Preferred Stock.

Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made to holders of our common stock or any other class or series of capital stock ranking junior to our shares of Series B Preferred Stock, the holders of shares of Series B Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Stated Value per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to and including the date of payment, pari passu with the holders of shares of Series A Preferred Stock as to the liquidation preference and accrued but unpaid dividends they are entitled to receive.

Voting Rights.  Our Series B Preferred Stock has no voting rights.

Exchange Listing.  We do not plan on making an application to list the shares of our Series B Preferred Stock on the NYSE MKT, any other national securities exchange or any other nationally recognized trading system. Our Class A common stock and Series A Preferred Stock are listed on the NYSE MKT.

Class A Common Stock Warrants

The following is a brief summary of the Warrants and is subject to, and qualified in its entirety by, the terms set forth in the Warrant Agreement (as defined below) and global warrant certificate filed with the SEC and incorporated by reference as exhibits to the registration statement, of which this prospectus supplement is a part.

Warrant Agreement.  The Warrants to be issued in connection with our Series B Preferred Stock will be governed by a warrant agreement, or the Warrant Agreement. The Warrants will be issued either in certificated form or by “book-entry” form, in either case to DTC, and evidenced by one or more global warrants. Those investors who own beneficial interests in a global warrant do so through participants in DTC’s system, and the rights of these indirect owners will be governed solely by the Warrant Agreement and the applicable procedures and requirements of the DTC. The Warrants may be exercised by the holders of beneficial interest in the Warrants by delivering to the warrant agent, through a broker who is a DTC participant, prior to the expiration of such Warrants, a duly signed exercise notice and payment of the exercise price for the shares of our Class A common stock for which such Warrants are being exercised, as described in more detail below.

Exercisability.  Holders may exercise the Warrants at any time beginning one year from the date of issuance, and ending at 5:00 p.m., New York time, on the date that is the fourth anniversary of such date of issuance. The Warrants are exercisable, at the option of each holder, in whole, but not in part, by delivering to the warrant agent a duly executed exercise notice accompanied by payment in full for the number of shares of our Class A common stock purchased upon such exercise (except in the case of a cashless exercise in the circumstances discussed below). Each Warrant is exercisable for 20 shares of our Class A common stock (subject to adjustment, as discussed below). A holder of Warrants does not have the right to exercise any portion of a Warrant to the extent that, after giving effect to the issuance of shares of our Class A common stock upon such exercise, the holder (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates) would beneficially or constructively own in excess of 9.8% in value of the shares of our capital stock outstanding or in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the shares of our common stock outstanding, in each case, immediately after giving effect to the issuance of shares of our Class A common stock upon exercise of the Warrant.

Cashless Exercise.  If, on the date of any exercise of any Warrant, a registration statement covering the issuance of the shares of our Class A common stock issuable upon exercise of the Warrant is not effective and an exemption from registration is not available for the resale of such shares of our Class A common stock issuable upon exercise of the Warrant, the holder may satisfy its obligation to pay the exercise price upon the exercise of its Warrant on a cashless basis in accordance with the terms of the Warrant Agreement. When exercised on a cashless basis, a portion of the Warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our Class A common stock purchasable upon such exercise. Any Warrant that is outstanding on the termination date of the Warrant shall be automatically terminated.

Exercise Price.  The exercise price of the Class A common stock purchasable upon exercise of the Warrants equals a 20% premium to the current market price per share of our Class A common stock on the date of issuance of such Warrant, subject to a minimum exercise price of $12.00 per share. The current market price will be determined using the volume weighted average price per share of our Class A common stock for the 20 trading days immediately prior to the date of the issuance of the Warrant. The exercise price and the number of shares of our Class A common stock issuable upon exercise of the Warrants is subject to appropriate adjustment from time to time in relation to the following events or actions in respect of the company: (i) we declare a dividend or make a distribution on our outstanding Class A common stock in Class A common stock; (ii) we subdivide or reclassify our outstanding Class A common stock into a greater number of shares of our Class A common stock; (iii) we combine or reclassify our outstanding Class A common stock into a smaller number of shares of our Class A common stock; or (iv) we enter into any transaction whereby the outstanding shares of our Class A common stock are at any time changed into or exchanged for a different number or kind of shares or other securities of the company or of another entity through reorganization, merger, consolidation, liquidation or recapitalization.

Transferability.  Subject to applicable law, the Warrants may be transferred at the option of the holder upon surrender of the Warrants with the appropriate instruments of transfer.

Exchange Listing.  We do not plan on making an application to list the Warrants on the NYSE MKT, any other national securities exchange or other nationally recognized trading system. Our Class A common stock and Series A Preferred Stock are listed on the NYSE MKT.

Rights as Stockholder.  Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Class A common stock, the holders of the Warrants will not have the rights or privileges of holders of our Class A common stock, including any voting rights, until they exercise their Warrants.

Fractional Shares.  No fractional shares of Class A common stock will be issued upon the exercise of the Warrants. Rather, we shall, at our election, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price or round up the number of shares of Class A common stock to be issued to the nearest whole number.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the federal tax laws, we must meet several requirements concerning the ownership of our outstanding capital stock. Specifically, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include specified private foundations, employee benefit plans and trusts, and charitable trusts, during the last half of a taxable year, other than our first REIT taxable year. Moreover, 100 or more persons must own our outstanding shares of capital stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

Because our board of directors believes it is essential for our company to qualify and continue to qualify as a REIT and for other corporate purposes, our charter, subject to the exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the federal income tax laws, more than 9.8% of:

•	the total value of the aggregate of the outstanding shares of our capital stock; or
•	the total value or number (whichever is more restrictive) of the aggregate of the outstanding shares of our common stock.

For purposes of this calculation, Warrants treated as held by a person will be deemed to have been exercised. However, unless our board of directors decides to apply a different interpretation of our charter, Warrants held by unrelated persons will not be deemed to be exercised. As a result of this treatment, shares that could be received upon an exercise of a Warrant held by an investor will be included in both the numerator and the denominator when calculating how many shares an investor may own without violating the 9.8% ownership limits. In addition, the articles supplementary establishing the Series A Preferred Stock and the articles supplementary establishing the Series B Preferred Stock each provide that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, either more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of Series A Preferred Stock or the outstanding shares of Series B Preferred Stock (as applicable). We refer to these limitations regarding the ownership of our shares collectively as the 9.8% Ownership Limitation. Further, our charter provides for certain circumstances where our board of directors may exempt (prospectively or retroactively) a person from the 9.8% Ownership Limitation and establish or increase an excepted holder limit for such person. Subject to certain conditions, our board of directors may also increase the 9.8% Ownership Limitation for one or more persons and decrease the 9.8% Ownership Limitation for all other persons.

To assist us in preserving our status as a REIT, among other purposes, our charter also contains limitations on the ownership and transfer of shares of capital stock that would:

•	result in our capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;
•	result in our company being “closely held” under the federal income tax laws; and
•	cause our company to own, actually or constructively, 9.8% or more of the ownership interests in a tenant of our real property, under the federal income tax laws or otherwise fail to qualify as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void, with the intended transferee acquiring no rights in such shares of stock. If any transfer of our stock occurs which, if effective, would result in any person owning shares in violation of the other limitations described above (including the 9.8% Ownership Limitation), then that number of shares the ownership of which otherwise would cause such person to violate such limitations will automatically result in such shares being designated as shares-in-trust and transferred automatically to a trust effective on the day before the purported transfer of such shares. We will designate the trustee, but it will not be affiliated with our company. The beneficiary of the trust will be one or more charitable organizations that are named by our company. If the transfer to the trust would not be effective for any reason to prevent a violation of the limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the intended transferee acquiring no rights in such shares.

Shares-in-trust will remain shares of issued and outstanding capital stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and other distributions on the shares-in-trust and will hold such dividends or other distributions in trust for the benefit of the beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. The trust will vote all shares-in-trust and, subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the record holder of the shares that are designated as shares-in-trust, or the Prohibited Owner, and to the beneficiary as follows. The Prohibited Owner generally will receive from the trust the lesser of:

•	the price per share such prohibited owner paid for the shares of capital stock that were designated as shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such transfer; or
•	the price per share received by the trust from the sale of such shares-in-trust.

The trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions that have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the trustee. The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the Prohibited Owner. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the Prohibited Owner received an amount for the shares that exceeds the amount the Prohibited Owner was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the shares-in-trust will be deemed to have been offered for sale to our company, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that created such shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such gift or devise; or
•	the market price per share on the date that our company, or our designee, accepts such offer.

We may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions that have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the beneficiary. We will have the right to accept such offer for a period of 90 days after the later of the date of the purported transfer which resulted in such shares-in-trust or the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.

“Market price” on any date means the closing price for our stock on such date. The “closing price” refers to the last quoted price as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading. If our stock is not so listed or quoted at the time of determination of the market price, our board of directors will determine the market price.

If you acquire or attempt to acquire shares of our capital stock in violation of the foregoing restrictions, or if you owned common or preferred stock that was transferred to a trust, then we will require you to give us immediate written notice of such event or, in the case of a proposed or attempted transaction, at least 15 days written notice, and to provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

If you own, directly or indirectly, 5% or more, or such lower percentages as required under the federal income tax laws, of our outstanding shares of stock, then you must, within 30 days after January 1st of each year, provide to us a written statement or affidavit stating your name and address, the number of shares of capital stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our qualification as a REIT and to ensure compliance with the 9.8% Ownership Limit.

The 9.8% Ownership Limit generally will not apply to the acquisition of shares of capital stock by an underwriter that participates in a public offering of such shares. In addition, our board of directors, upon receipt of a ruling from the IRS or an opinion of counsel and upon such other conditions as our board of directors may direct, including the receipt of certain representations and undertakings required by our charter, may exempt (prospectively or retroactively) a person from the ownership limit and establish or increase an excepted holder limit for such person. However, the 9.8% Ownership Limit will continue to apply until our board of directors determines that it is no longer in the best interests of our company to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for REIT qualification.

All certificates, if any, representing our common or preferred stock, will bear a legend referring to the restrictions described above.

The ownership limit in our charter may have the effect of delaying, deferring or preventing a takeover or other transaction or change in control of our company that might involve a premium price for your shares or otherwise be in your interest as a stockholder.

Distributions

Some or all of our distributions have been paid and may continue to be paid from sources other than cash flow from operations, such as from the proceeds of our continuous registered offerings conducted prior to our IPO, our IPO, our firmly-underwritten public offering of shares of our Class A common stock in October 2014, our underwritten shelf takedown offerings of shares of our Class A common stock in January 2015 and May 2015, our underwritten shelf takedown offering of shares of our Series A Preferred Stock in October 2015, our shelf takedown offering of shares of our Series B Preferred Stock in December 2015, and/or any future offering, or from cash advances to us by our Manager, the sale of our assets, or cash resulting from a waiver of asset management fees and borrowings (including borrowings secured by our assets) in anticipation of future operating cash flow until such time as we have sufficient cash flow from operations to fully fund the payment of distributions therefrom. Generally, our policy is to pay distributions from cash flow from operations. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, we expect that from time to time, we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. We may fund such distributions from third party borrowings, offering proceeds, sale proceeds, advances from our Manager or sponsors or from our Manager’s deferral of its base management fee. To the extent that we make payments or reimburse certain expenses to our Manager pursuant to our Management Agreement, our cash flow and therefore our ability to make distributions from cash flow, as well as cash flow available for investment, will be negatively impacted. In addition, certain amounts we are required to pay to our Manager, including the base management fee, the incentive fee, and the termination fee, depend on stockholder equity, our AFFO and the weighted average of the issue price per share of our Class A common stock, and the base management fee and incentive fee earned during the 12-month period prior to termination, respectively, and therefore cannot be quantified or reserved for until such fees have been earned. In addition, to the extent we invest in development or redevelopment projects or in properties that have significant capital requirements, these properties will not immediately generate operating cash flow, although we intend to structure many of these investments under our Invest-to-Own strategy providing for income to us during the development stage. Our ability to make distributions may be negatively impacted, especially during our early periods of operation.

Subject to the preferential rights of holders of our Series A Preferred Stock, our Series B Preferred Stock, and any other class or series of stock, our board of directors intends to, on a quarterly basis, establish the distribution amount for our Class A common stock for each month during the quarter. The record date and payment date will be as determined by our board of directors in their sole discretion. We expect to declare distributions on a quarterly basis and to pay distributions to our stockholders on a monthly basis, in arrears. Distributions will be paid to stockholders as of the record dates for the periods selected by the directors.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. Generally, distributed income will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income.

Distributions are authorized at the discretion of our board of directors, in accordance with our earnings, cash flow, anticipated cash flow and general financial condition. The board’s discretion will be directed, in substantial part, by its intention to cause us to continue to qualify as a REIT.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions. There can be no assurance that future cash flow will support distributions at the rate that such distributions are paid in any particular distribution period.

Under Maryland law, we may issue our own securities as stock dividends in lieu of making cash distributions to stockholders. We may issue securities as stock dividends in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock, Series A Preferred Stock and Series B Preferred Stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares, each of which will represent a fractional interest in a share of a particular class or series of our preferred stock, as specified in the applicable prospectus supplement. Shares of a class or series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement that we will enter into with a bank or trust company named therein, as depositary, which depositary receipts will evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in a share of a particular class or series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to the rights and preferences of, and will be subject to the limitations and restrictions on, the class or series of preferred stock represented by those depositary shares (including, if applicable, dividend, voting, conversion, redemption and liquidation rights).

Some of the particular terms of the depositary shares offered by the applicable prospectus supplement, as well as some of the terms of the related deposit agreement, will be described in the prospectus supplement, which may also include, if applicable, a discussion of material federal income tax considerations.

Copies of the applicable form of deposit agreement and depositary receipt will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part or to a document incorporated or deemed to be incorporated by reference herein and may be obtained as described below under “Where You Can Find More Information.” The statements in this prospectus relating to any deposit agreement, the depositary receipts to be issued thereunder and the related depositary shares are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all the provisions of the applicable deposit agreement and related depositary receipts. Accordingly, you should read the form of deposit agreement and depositary receipt in their entirety before making an investment decision.

DESCRIPTION OF DEBT SECURITIES

The debt securities that we may issue may constitute debentures, notes, bonds or other evidences of our indebtedness, to be issued in one or more series, which may include senior debt securities, subordinated debt securities and senior subordinated debt securities.

Debt securities that we may issue may be issued under a senior indenture between us and a trustee, or a subordinated indenture between us and a trustee, which we refer to individually as an indenture and, collectively, as the indentures. The descriptions in this section relating to the debt securities and the indentures are summaries of their provisions. The summaries are not complete and are qualified in their entirety by reference to the actual indentures and debt securities and the further descriptions in the applicable prospectus supplement. If we enter into any revised indenture or indenture supplement, we will file a copy of that revised indenture or indenture supplement with the SEC. A form of the senior indenture and a form of the subordinated indenture under which we may issue our debt securities have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. Whenever we refer in this prospectus or in any prospectus supplement to particular sections or defined terms of an indenture, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement, as applicable. You should refer to the provisions of the indentures for provisions that may be important to you.

The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.

General

We may issue an indeterminate principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the applicable indenture. Unless the prospectus supplement indicates otherwise, senior debt securities will be unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. We will make payments on our subordinated debt securities only if we have made all payments due under our senior indebtedness, including any outstanding senior debt securities.

The indentures might not limit the amount of other debt that we may incur and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

We will describe the debt securities and the price or prices at which we will offer the debt securities in a prospectus supplement. We will describe:

•	the title and form of the debt securities;
•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part and if such series may be reopened from time to time;
•	the person to whom any interest on a debt security of the series will be paid;
•	the date or dates on which we must repay the principal;
•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;
•	if applicable, the duration and terms of the right to extend interest payment periods;
•	the place or places where we must pay the principal and any premium or interest on the debt securities;
•	the terms and conditions on which we may redeem any debt security, if at all;
•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;
•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;
•	the currency in which we will pay the principal of and any premium or interest on the debt securities;
•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;
•	the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;
•	if applicable, that the debt securities are defeasible and the terms of such defeasance;
•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;
•	whether we will issue the debt securities in the form of one or more global securities and, if so, the depositary and terms for the global securities;
•	the subordination provisions that will apply to any subordinated debt securities;
•	the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;
•	the material federal income tax considerations applicable to the debt securities;
•	the covenants in the indentures; and
•	whether the debt securities will be guaranteed.

Conversion and Exchange Rights

If applicable, we will describe the terms on which you may convert debt securities into or exchange them for common stock or other securities or property in the applicable prospectus supplement. The conversion or exchange may be mandatory or may be at your option. We will describe how to calculate the number of shares of common stock or other securities or property that you will receive upon conversion or exchange in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

We will pay the indebtedness underlying the subordinated debt securities if we have made all payments due under our senior indebtedness, including any outstanding senior debt securities. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. If an event of default accelerates the subordinated debt securities, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange and Transfer

We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the applicable indenture and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the applicable prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place in which we will pay on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. We will deposit each global security with a depositary or a custodian. The global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary is unwilling or unable to continue as depositary; or
•	the depositary is no longer in good standing under the Exchange Act, or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Your ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

Unless we indicate otherwise, we will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

Unless we indicate otherwise, we will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless we indicate otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

We will name any other paying agents for the debt securities of a particular series in the applicable prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger and Sale of Assets

Except as may be provided for a series of debt securities, under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor assumes our obligations under the debt securities and the indentures; and
•	we meet the other conditions described in the indentures.

Events of Default

Each of the following will constitute an event of default under each indenture:

•	our failure to pay the principal of or any premium on any debt security when due;
•	our failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;
•	our failure to deposit any sinking fund payment when due;
•	our failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;
•	certain events of our bankruptcy, insolvency or reorganization; and
•	any other event of default specified in the applicable prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for certain duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;
•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and
•	the trustee has not received a direction inconsistent with the request within a specified number of days.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and
•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, we and the trustee may change the rights of holders of a series of notes with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of notes;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or
•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be waived or amended without each holder’s consent.

Except in certain limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In certain limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

We may apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of certain restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold moneys for payment in trust;
•	to register the transfer or exchange of the notes; and
•	to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may establish this trust only if:

•	no event of default has occurred and continues to occur;
•	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service, or the IRS, a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;
•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and
•	we satisfy other customary conditions precedent described in the applicable indenture.

Notices

We will mail notices to holders of debt securities as indicated in the applicable prospectus supplement.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, shares of common stock, shares of preferred stock or depositary shares. Warrants may be issued independently or together with any securities or may be attached to or separate from the securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a bank or trust company, as warrant agent, as specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

We will describe the specific terms of any warrants we may offer in the applicable prospectus supplement relating to those warrants, which terms will include:

•	the title of the warrants;
•	the aggregate number of warrants;
•	the price or prices at which the warrants will be issued;
•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;
•	any provisions for adjustment of the number of securities purchasable upon exercise of the warrants or the exercise price of the warrants;
•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of the warrants issued with each security;
•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;
•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;
•	the minimum or maximum number of warrants which may be exercised at any one time;
•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;
•	a discussion of the material federal income tax considerations, if any, applicable to the acquisition, ownership, exercise and disposition of the warrants;
•	information with respect to book-entry procedures, if applicable; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Each warrant will entitle the holder of the warrant to purchase for cash or upon cash-less exercise, if applicable, the number of debt securities, shares of common stock or preferred stock or depositary shares at the exercise price stated or determinable in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as possible, forward the debt securities, shares of common stock or preferred stock or depositary shares that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of two or more of the following: shares of common stock, shares of preferred stock, debt securities, warrants and depositary shares or any combination of such securities.

BOOK ENTRY PROCEDURES AND SETTLEMENT

We may issue the securities offered pursuant to this prospectus in certificated or book-entry form or in the form of one or more global securities. The accompanying prospectus supplement will describe the manner in which the securities offered thereby will be issued.

IMPORTANT PROVISIONS OF MARYLAND CORPORATE LAW AND
OUR CHARTER AND BYLAWS

The following is a summary of some important provisions of Maryland law, our charter and our bylaws in effect as of the date of this prospectus, copies of which are filed as an exhibit to the registration statement to which this prospectus relates and may also be obtained from us.

Our Charter and Bylaws

Stockholder rights and related matters are governed by the Maryland General Corporation Law, or MGCL, and our charter and bylaws. Provisions of our charter and bylaws, which are summarized below, may make it more difficult to change the composition of our board of directors and may discourage or make more difficult any attempt by a person or group to obtain control of our company.

Stockholders’ Meetings

An annual meeting of our stockholders will be held each year on the date and at the time and place set by our board of directors for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. A special meeting of our stockholders may be called in the manner provided in the bylaws, including by the president, the chief executive officer, the chairman of the board, or our board of directors, and, subject to certain procedural requirements set forth in our bylaws, must be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast on such matter at such meeting. Subject to the restrictions on ownership and transfer of stock contained in our charter and except as may otherwise be specified in our charter, at any meeting of the stockholders, each outstanding share of common stock entitles the owner of record thereof on the applicable record date to one vote on all matters submitted to a vote of stockholders. In general, the presence in person or by proxy of a majority of our outstanding shares of common stock entitled to vote constitutes a quorum, and the majority vote of our stockholders will be binding on all of our stockholders.

Our Board of Directors

A vacancy in our board of directors caused by the death, resignation or incapacity of a director or by an increase in the number of directors may be filled only by the vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred. Any director may resign at any time and may be removed only for cause, and then only by our stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors.

Each director will serve a term beginning on the date of his or her election and ending on the next annual meeting of the stockholders and when his or her successor is duly elected and qualifies. Because holders of common stock have no right to cumulative voting for the election of directors, at each annual meeting of stockholders, the holders of the shares of common stock with a majority of the voting power of the common stock will be able to elect all of the directors.

Limitation of Liability and Indemnification

Maryland law permits us to include in our charter a provision eliminating the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter eliminates the liability of our directors and officers to us and our stockholders for monetary damages. Our charter authorizes us to obligate ourselves, and our bylaws require us, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, and our Manager (including any director or officer who is or was serving at the request of our company as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise). In addition, our bylaws permit us, with the approval of our board of directors, to provide such indemnification and advance of expenses to any individual who served a predecessor of us in any of the capacities described above and to any employee or agent of us, including our Manager, or a predecessor of us.

However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

We may also purchase and maintain insurance to indemnify such parties against the liability assumed by them whether or not we are required or have the power to indemnify them against this same liability.

Takeover Provisions of the MGCL

The following paragraphs summarize some provisions of Maryland law and our charter and bylaws which may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s then outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. After the five-year prohibition, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Pursuant to the statute, our board of directors has opted out of these provisions of the MGCL provided that the business combination is first approved by our board of directors, in which case, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any person. However, such resolution can be altered or repealed, in whole or in part, at any time by our board of directors. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors:

•	a person who makes or proposes to make a control share acquisition;
•	an officer of the corporation; or
•	an employee of the corporation who is also a director of the corporation.

“Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved, or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and
•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

We have elected to be subject to the provisions of Subtitle 8 that require that vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships and require, unless called by the president, the chief executive officer, the chairman of the board or our board of directors, the request of stockholders entitled to cast at least a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter.

Dissolution or Termination of Our Company

We are an infinite-life corporation that may be dissolved under the MGCL at any time by the affirmative vote of a majority of our entire board and of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. Our Operating Partnership has a perpetual existence.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a securityholder, may consider relevant in connection with the purchase, ownership and disposition of our securities. Hunton & Williams LLP has acted as our special tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular securityholders in light of their personal investment or tax circumstances, or to certain types of securityholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;
•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders” below);
•	financial institutions or broker-dealers;
•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Stockholders” below);
•	U.S. expatriates;
•	persons who mark-to-market our securities;
•	subchapter S corporations;
•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;
•	regulated investment companies and REITs;
•	trusts and estates;
•	holders who receive our securities through the exercise of employee stock options or otherwise as compensation;
•	persons holding our securities as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons subject to the alternative minimum tax provisions of the Code; and
•	persons holding our securities through a partnership or similar pass-through entity.

This summary assumes that securityholders hold shares as capital assets for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of our Company

We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 2010. We believe that we have been organized and have operated so as to qualify us as a REIT commencing with our taxable year ended December 31, 2010, and intend to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2010 through December 31, 2014, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2015 and in the future. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets, the conduct of our business and the value of our common stock, is not binding upon the IRS or any court, and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion is based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

As long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, which generally results from owning stock in a corporation. However, we will be subject to U.S. federal tax in the following circumstances:

•	We will pay U.S. federal income tax on any taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.
•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.
•	We will pay income tax at the highest corporate rate on:
•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and
•	other non-qualifying income from foreclosure property.
•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability.
•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.
•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.
•	We will be subject to a 100% excise tax on some payments we receive (or on certain expenses deducted by any TRS we form in the future, and effective for taxable years beginning after December 31, 2015, on income imputed to our taxable REIT subsidiary for services rendered to or on behalf of us), if arrangements among us, our tenants, and our TRSs do not reflect arm’s-length terms.
•	If we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.
•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:
•	the amount of gain that we recognize at the time of the sale or disposition, and
•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Recordkeeping Requirements.”
•	The earnings of our lower-tier entities that are subchapter C corporations, including any TRSs we form in the future, will be subject to U.S. federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for

U.S. federal income tax purposes. Moreover, as further described below, any TRSs we form in the future will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.
2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.
3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.
4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.
5.	At least 100 persons are beneficial owners of its shares or ownership certificates.
6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.
7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification.
8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.
9.	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides restrictions regarding the transfer and ownership of shares of our capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.” We believe that we have issued sufficient stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

Qualified REIT Subsidiaries.  A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships.  An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “— Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

We own limited partner or non-managing member interests in partnerships and limited liability companies that are joint ventures, and we intend to acquire similar interests in the future. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were able to qualify for a statutory REIT “savings” provision, which may require us to pay a significant penalty tax to maintain our REIT qualification.

Taxable REIT Subsidiaries.  A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities, such as earning fee income, that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A TRS may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A TRS is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.

Rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “— Gross Income Tests — Rents from Real Property.” If we lease space to a TRS in the future, we will seek to comply with these requirements.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;
•	interest on debt secured by mortgages on real property, or on interests in real property;
•	dividends or other distributions on, and gain from the sale of, shares in other REITs;
•	gain from the sale of a real estate asset (effective for taxable years beginning after December 31, 2015, excluding gain from the sale of a debt instrument issued by a “publicly offered REIT” to the extent not secured by real property or an interest in real property) not held for sale to customers;
•	income and gain derived from foreclosure property; and
•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness, or COD, income and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property.  Rent that we receive, including as a result of our ownership of preferred or common equity interests in a partnership that owns rental properties, from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.
•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.
•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.
•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.”

Our Operating Partnership and its subsidiaries generally lease substantially all our properties to tenants’ that are individuals. Our leases typically have a term of at least one year and require the tenant to pay fixed rent. We do not anticipate leasing significant amounts of personal property pursuant to our leases. Moreover, we do not intend to perform any services other than customary ones for our tenants, unless such services are provided through independent contractors or a TRS. Accordingly, we anticipate that our leases will generally produce rent that qualifies as “rents from real property” for purposes of the 75% and 95% gross income tests.

In addition to the rent, the tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Interest.  Interest income generally constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property (and, for taxable years beginning after December 31, 2015, a mortgage on an interest in real property). Except as provided in the following sentence, if we receive interest income with respect to a mortgage loan that is secured by both real and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. For taxable years beginning after December 31, 2015, in the case of real estate mortgage loans secured by both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the mortgage is qualifying under the 75% asset test and as producing interest income that qualifies for purposes of the 75% gross income test.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and
•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

In connection with development projects, we may originate mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that our mezzanine loans typically will not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that we originate do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. We intend to invest in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests.

Dividends.  Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions.  A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties have been or will be held primarily for sale to customers and that all prior sales of our properties were not, and a sale of any of our properties in the future will not be in the ordinary course of our business. However, there can be no assurance that the IRS would not disagree with that belief. Whether a REIT holds a property “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property that is a real estate asset by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;
•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the adjusted basis of the property do not exceed 30% of the selling price of the property;
•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, or (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, or (4) effective for taxable years beginning after December 31, 2015, the aggregate adjusted basis of property sold during the year is 20% or less of the aggregate adjusted basis of all of our assets as of the beginning of the taxable year and the aggregate adjusted basis of property sold during the 3-year period ending with the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of each of the three taxable years ending with the year of sale; or (5) effective for taxable years beginning after December 31, 2015, the fair market value of property sold during the year is 20% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year and the fair market value of property sold during the 3-year period ending with the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of each of the three taxable years ending with the year of sale;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and
•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or, effective for taxable years beginning after December 31, 2015, through any of our TRSs.

We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. However, not all of our prior sales of properties have qualified for the safe-harbor provisions. In addition, we cannot assure you that we can comply with the safe-harbor provisions or that we have avoided and will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Fee Income.  Fee income generally will not be qualifying income for purposes of both the 75% and 95% gross income tests. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Foreclosure Property.  We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;
•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and
•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;
•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or
•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or, as effective for taxable years beginning after December 31, 2015, through a TRS.

Hedging Transactions.  From time to time, we or our Operating Partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the indemnification requirements discussed below. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our Operating Partnership’s trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). Effective for taxable years beginning after December 31, 2015, if we have entered into a hedging transaction and a portion of the hedged indebtedness or property is disposed of and in connection with such extinguishment or disposition we enter into a new “clearly identified” hedging transaction (a “Counteracting Hedge”), income from the applicable hedge and income from the Counteracting Hedge (including gain from the disposition of such Counteracting Hedge) will not be treated as gross income for purposes of the 95% and 75% gross income tests. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

COD Income.  From time-to-time, we and our subsidiaries may recognize COD income in connection with repurchasing debt at a discount. COD income is excluded from gross income for purposes of both the 95% gross income test and the 75% gross income test.

Foreign Currency Gain.  Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests.  If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and
•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and money market funds and, in certain circumstances, foreign currencies;
•	government securities;
•	interests in real property, including leaseholds and options to acquire real property and leaseholds;
•	interests in mortgage loans secured by real property;
•	stock in other REITs;
•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and
•	effective for taxable years beginning after December 31, 2015: (i) personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property,” and (ii) debt instruments issued by “publicly offered REITs” (i.e., REITs which are required to file annual and periodic reports with the SEC under the Securities Exchange Act of 1934).

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.

Fourth, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

Effective for taxable years beginning after December 31, 2015, not more than 25% of the value of our total assets may be represented by debt instruments issued by publicly offered REITs to the extent not secured by real property or interests in real property.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:
•	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and
•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.
•	Any loan to an individual or an estate;
•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;
•	Any obligation to pay “rents from real property”;
•	Certain securities issued by governmental entities;
•	Any security issued by a REIT;
•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and
•	Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We believe that our holdings of assets comply with the foregoing asset tests, and we intend to monitor compliance on an ongoing basis. However, independent appraisals have not been obtained to support our conclusions as to the value of our assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote or value test). See “— Gross Income Tests.” Although we anticipate that our mezzanine loans typically will not qualify for that safe harbor, we believe our mezzanine loans should be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% vote or value test. We intend to make mezzanine loans only to the extent such loans will not cause us to fail the asset tests described above.

We will continue to monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and
•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

Distribution Requirements

Each year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of
•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and
•	90% of our after-tax net income, if any, from foreclosure property, minus
•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our U.S. federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (2) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the stockholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,
•	95% of our REIT capital gain net income for such year, and
•	any undistributed taxable income (ordinary and capital gain) from all prior periods.

We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. In making this calculation, the amount that a REIT is treated as having “actually distributed” during the current taxable year is both the amount distributed during the current year and the amount by which the distributions during the prior year exceeded its taxable income and capital gain for that prior year (the prior year calculation uses the same methodology so, in determining the amount of the distribution in the prior year, one looks back to the year before and so forth).

For taxable years ending on or before December 31, 2014, in order to satisfy the REIT distribution requirements, the dividends we pay must not have been “preferential.” A dividend determined to be preferential will not qualify for the dividends paid deduction. To avoid paying preferential dividends, we must treat every stockholder of a class of stock with respect to which we make a distribution the same as every other stockholder of that class, and we must not treat any class of stock other than according to its dividend rights as a class. For example, if certain stockholders receive a distribution that is more or less than the distributions received by other stockholders of the same class, the distribution will be preferential. If any part of a distribution is preferential, none of that distribution will be applied towards satisfying our REIT distribution requirements. For the taxable year that began on January 1, 2015 and all future taxable years, so long as we continue to be a “publicly offered REIT” (i.e., a REIT which is required to file annual and periodic reports with the SEC under the Securities Exchange Act of 1934), the preferential dividend rule will not apply to us.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our capital stock or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in our stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced U.S. federal income tax rate of 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a beneficial owner of shares of our stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;
•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our stock by the partnership.

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders (See — “Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) attributable to dividends received by us from non REIT corporations, and (2) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend.

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the shares of the stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Effective for distributions in taxable years beginning after December 31, 2015, the aggregate amount of dividends that we may designate as “capital gain dividends” or “qualified dividends” with respect to any taxable year may not exceed the dividends paid by us with respect to such year, including dividends that are paid in the following year and if made with or before the first regular dividend payment after such declaration) are treated as paid with respect to such year.

Certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds are required to pay a 3.8% Medicare tax. The Medicare tax applies to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property, such as our capital stock, subject to certain exceptions. Our dividends and any gain from the disposition of our stock generally are the type of gain that is subject to the Medicare tax.

Taxation of U.S. Stockholders on the Disposition of Our Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. stockholder has held our stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our stock may be disallowed if the U.S. stockholder purchases other shares of our stock within 30 days before or after the disposition.

Taxation of U.S. Stockholders on a Conversion of Our Preferred Stock

Except as provided below, (i) a U.S. stockholder generally will not recognize gain or loss upon the conversion of preferred stock into our Class A common stock, and (ii) a U.S. stockholder’s basis and holding period in our Class A common stock received upon conversion generally will be the same as those of the converted preferred stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share exchanged for cash). Any of our Class A common stock received in a conversion that are attributable to accumulated and unpaid dividends on the converted preferred stock will be treated as a distribution that is potentially taxable as a dividend. Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. stockholder has held our preferred stock for more than one year at the time of conversion. U.S. stockholders are urged to consult with their tax advisors regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges stock received on a conversion of preferred stock for cash or other property.

Taxation of U.S. Stockholders on a Redemption of Our Preferred Stock

A redemption of our preferred stock will be treated under Section 302 of the Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale of the preferred stock (in which case the redemption will be treated in the same manner as a sale described above under “—Taxation of U.S. Stockholders on the Disposition of Our Stock”). The redemption will satisfy such tests if it: (1) is “substantially disproportionate” with respect to the U.S. stockholder’s interest in our stock; (2) results in a “complete termination” of the U.S. stockholder’s interest in all our classes of our stock; or (3) is “not essentially equivalent to a dividend” with respect to the stockholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by the U.S. stockholder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Code described above will be satisfied with respect to any particular U.S. stockholder of the preferred stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are urged to consult their tax advisors to determine such tax treatment. If a redemption of our preferred stock does not meet any of the three tests described above, the redemption proceeds will be treated as a distribution, as described above under “—Taxation of U.S. Stockholders on Distributions on Our Stock.” In that case, a U.S. stockholder’s adjusted tax basis in the redeemed preferred stock will be transferred to such U.S. stockholder’s remaining stock holdings in us. If the U.S. stockholder does not retain any of our stock, such basis could be transferred to a related person that holds our stock or it may be lost.

Under proposed Treasury regulations, if any portion of the amount received by a U.S. stockholder on a redemption of any class of our preferred stock is treated as a distribution with respect to our stock but not as a taxable dividend, then such portion will be allocated to all stock of the redeemed class held by the redeemed stockholder just before the redemption on a pro-rata, share-by-share, basis. The amount applied to each share will first reduce the redeemed U.S. stockholder’s basis in that stock and any excess after the basis is reduced to zero will result in taxable gain. If the redeemed stockholder has different bases in its stock, then the amount allocated could reduce some of the basis in certain stock while reducing all the basis and giving rise to taxable gain in others. Thus, the redeemed U.S. stockholder could have gain even if such U.S. stockholder’s basis in all its stock of the redeemed class exceeded such portion.

The proposed Treasury regulations permit the transfer of basis in the redeemed preferred stock to the redeemed U.S. stockholder’s remaining, unredeemed preferred stock of the same class (if any), but not to any other class of stock held (directly or indirectly) by the redeemed U.S. stockholder. Instead, any unrecovered basis in the redeemed preferred stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. The proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulations will ultimately be finalized.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our capital stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;
•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and
•	either:
•	one pension trust owns more than 25% of the value of our capital stock; or
•	a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a beneficial owner of our stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt stockholder. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our stock, including any reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to

30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, evidencing eligibility for that reduced rate with us;
•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income; or
•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% (15% as applied to dispositions occurring on or after February 16, 2016) on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

However, subject to the discussion below regarding distributions to “qualified shareholders” and “qualified foreign pension funds,” under FIRPTA, if the applicable class of our stock is regularly traded on an established securities market in the United States, capital gain distributions on that class of stock that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 5% (10% as applied to distributions on or after December 18, 2015) of the applicable class of our stock at any time during the one-year period preceding the distribution. In such a case, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

We believe that our Class A common stock and Series A Preferred Stock are regularly traded on an established securities market in the United States, but that our Series B Preferred Stock is not. With respect to any class of our stock that is not regularly traded on an established securities market in the United States, subject to the discussion below regarding distributions to “qualified shareholders” and “qualified foreign pension funds,” capital gain distributions that are attributable to our sale of USRPIs will be subject to tax under FIRPTA, as described above. In such case, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. stockholder disposes of our stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

A U.S. withholding tax at a 30% rate applies to dividends paid to certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Qualified Shareholders  Subject to the exception discussed below, any distribution on or after December 18, 2015 to a “qualified shareholder” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of REIT stock (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding.

A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a United States real property holding corporation if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds.  Any distribution on or after December 18, 2015 to a “qualified foreign pension fund” or an entity all of the interests of which are held by a “qualified foreign pension fund” who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. tax as income effectively connected with a U.S. trade or business and thus will not be subject to the withholding rules under FIRPTA.

A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (A) which is created or organized under the law of a country other than the United States, (B) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (C) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Dispositions

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our stock if we are a United States real property holding corporation during a specified testing period, subject to the discussion below regarding distributions to “qualified shareholders” and “qualified foreign pension funds.” If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that we are, and that we will continue to be, a United States real property holding corporation based on our investment strategy. However, even if we are a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our stock if we are a “domestically controlled qualified investment entity.”

A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met.

If the applicable class of our stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to such stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells such stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if (1) the applicable class of our stock is treated as being regularly traded under applicable Treasury Regulations on an established securities market and (2) the non-U.S. stockholder owned, actually or constructively, 5% (10% on or after December 18, 2015) or less of that class of stock at all times during a specified testing period. As noted above, we believe that our Class A common stock and Series A Preferred Stock are regularly traded on an established securities market, but that our Series B Preferred Stock is not.

On or after December 18, 2015, a sale of our shares by:

•	a “qualified shareholder” or
•	a “qualified foreign pension fund”

who holds our shares directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding upon sale of our shares, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of REIT stock (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding.

If the gain on the sale of shares of our stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, distributions that are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a non-U.S. stockholder treated as a corporation (under U.S. federal income tax principles) that is not otherwise entitled to treaty exemption. Finally, if we are not a domestically controlled qualified investment entity at the time our stock is sold and the non-U.S. stockholder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of shares of our stock also may be required to withhold 10% (15% as applied to dispositions occurring on or after February 16, 2016) of the purchase price and remit this amount to the IRS on behalf of the selling non-U.S. stockholder.

With respect to individual non-U.S. stockholders, even if not subject to FIRPTA, capital gains recognized from the sale of shares of our stock will be taxable to such non-U.S. stockholder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.

A U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of our stock received after December 31, 2016 by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions unless the stockholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or
•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of our stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

A U.S. withholding tax at a 30% rate applies to dividends received by U.S. stockholders who own our stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of our stock received after December 31, 2016 by U.S. stockholders who own our stock through foreign accounts or foreign intermediaries. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to us. We will not pay any additional amounts in respect of amounts withheld.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain U.S. federal income tax considerations applicable to our direct or indirect investments in our Operating Partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.  We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and
•	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes. Once our Operating Partnership is no longer treated as a disregarded entity, we intend for our Operating Partnership to be classified as a partnership for U.S. federal income tax purposes and will not cause our Operating Partnership to elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or (the “90% passive income exception”). Treasury Regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership in which we own an interest currently qualifies for the private placement exclusion.

We have not requested and do not intend to request a ruling from the IRS that our Operating Partnership will be classified as a partnership for U.S. federal income tax purposes once it is treated as having two or more partners for U.S. federal income tax purposes. If for any reason our Operating Partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such

Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax.  A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the U.S. federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Partnership Properties.  Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

Allocations with respect to book-tax differences are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our Operating Partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book-tax differences.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for U.S. federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “— Income Taxation of the Partnerships and their Partners — Tax Allocations With Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT qualification. See “— Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective securityholders are urged to consult with their tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our securities.

Several REIT rules were recently amended under the Protecting Americans from Tax Hikes Act of 2015 (the “Act”), which was enacted on December 18, 2015. These rules were enacted with varying effective dates, some of which are retroactive. Investors should consult with their tax advisors regarding the effect of the Act in their particular circumstances.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws upon an investment in our securities.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to purchasers;
•	through agents;
•	to or through underwriters;
•	through dealers;
•	in block trades;
•	through a combination of any of these methods; or
•	through any other method permitted by applicable law and described in a prospectus supplement.

In addition, we may issue the securities as a dividend or distribution to our existing stockholders or other securityholders.

The prospectus supplement with respect to any offering of securities will include the following information:

•	the terms of the offering;
•	the names of any underwriters or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price or public offering price of the securities;
•	the net proceeds from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any commissions paid to agents; and
•	any securities exchange on which the securities may be listed.

Any public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to prevailing market prices; or
•	at negotiated prices.

Sales through Underwriters or Dealers

If underwriters are used in the sale, the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents, which is not expected to exceed that customary in the types of transactions involved. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act.

We will describe the name or names of any underwriters, dealers or agents, any compensation they receive from us and the purchase price of the securities in a prospectus supplement relating to the securities.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, each series of the securities will be a new issue with no established trading market, other than shares of our Class A common stock and our Series A Preferred Stock, which are each currently listed on the NYSE MKT. We currently intend to list any shares of common stock and Series A Preferred Stock sold pursuant to this prospectus on the NYSE MKT. However, we do not intend to apply for a listing of the Series B Preferred Stock or any of the Warrants on any national securities exchange. We may elect to list any class or series of shares of preferred stock on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. From time to time, we may engage in transactions with these underwriters, dealers, and agents in the ordinary course of business.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved.

We also may sell the securities through agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Underwriters or agents could make sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the NYSE MKT, the existing trading market for our Class A common stock and Series A Preferred Stock, or sales made to or through a market maker other than on an exchange. Any agent may, and if acting as agent in an “at-the-market” equity offering will, be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities.

Remarketing Arrangements

Securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. These contracts would provide for payment and delivery on a specified date in the future. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which the purchaser is subject. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.

General Information

We may have agreements with the underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or remarketing firms may be required to make. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of their businesses.

In compliance with Financial Industry Regulatory Authority, Inc., or FINRA, guidelines, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus or any applicable prospectus supplement.

LEGAL MATTERS

The statements under the caption “Material Federal Income Tax Considerations” as they relate to U.S. federal income tax matters have been reviewed by our special tax counsel, Hunton & Williams LLP, which has opined as to certain federal income tax matters relating to Bluerock Residential Growth REIT, Inc. Certain legal matters regarding the validity of the securities offered hereby and certain matters of Maryland Law have been passed upon for us by Venable LLP. If the validity of any securities, and/or any other legal matters, are also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements of Bluerock Residential Growth REIT, Inc. and subsidiaries as of December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Village Green of Ann Arbor for the years ended December 31, 2013 and 2012 incorporated in this prospectus and elsewhere in the registration statement by reference to Pre-Effective Amendment No. 1 to the company’s Registration Statement on Form S-11 (File No. 333-198770) filed with the SEC on September 29, 2014 have been so incorporated in reliance on the report of Plante & Moran, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Lansbrook Village for the year ended December 31, 2013 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of ARIUM Grande Lakes for the year ended December 31, 2013 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Fox Hill for the year ended December 31, 2014 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Ashton Reserve at Northlake Phase I for the year ended December 31, 2014 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statements of revenues and certain direct operating expenses of Sovereign Apartments for the period from November 1, 2014 (commencement of real estate operations) through December 31, 2014 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statements of revenues and certain direct operating expenses of Park & Kingston for the year ended December 31, 2014 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statements of revenues and certain direct operating expenses of Arium Palms at World Gateway for the year ended December 31, 2014 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Summer Wind for the year ended December 31, 2014 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The historical statement of revenues and certain direct operating expenses of Citation Club on Palmer Ranch for the year ended December 31, 2014 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

We will provide to each person, including any beneficial owner, to whom our prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into our prospectus but not delivered with our prospectus. To receive a free copy of any of the documents incorporated by reference in our prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Bluerock Residential Growth REIT, Inc.
c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue
9th Floor
New York, New York 10019
(877) 826-BLUE (2583)

Our website at www.bluerockresidential.com contains additional information about us. Our website and the information contained therein or connected thereto do not constitute a part of this prospectus or any supplement thereto.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby, of which this prospectus is a part under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract or other document incorporated by reference in this registration statement are necessarily summaries of such contract or other document, with each such statement being qualified in all respects by such contract or other document as incorporated by reference in this registration statement. For further information regarding our company and the securities offered by this prospectus, reference is made by this prospectus to the registration statement and the schedules and exhibits incorporated therein by reference.

The registration statement and the schedules and exhibits forming a part of the registration statement filed by us with the SEC can be inspected and copies obtained from the Securities and Exchange Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a website that contains reports, proxies and information statements and other information regarding our company and other registrants that have been filed electronically with the SEC. The address of such site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating certain information about us that we have filed with the SEC by reference in this prospectus, which means that we are disclosing important information to you by referring you to those documents. We are also incorporating by reference in this prospectus information that we file with the SEC after this date. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede the information we have included in or incorporated into this prospectus.

We incorporate by reference the following documents we have filed, or may file, with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 4, 2015;
•	Our Quarterly Report on Form 10-Q for the period ended September 30, 2015 filed with the SEC on November 12, 2015;
•	Our Quarterly Report on Form 10-Q for the period ended June 30, 2015 filed with the SEC on August 11, 2015;
•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2015 filed with the SEC on May 13, 2015;
•	Our Current Reports on Form 8-K and amendments thereto on Form 8-K/A, as applicable, filed with the SEC on January 12, 2015, January 15, 2015, January 21, 2015, February 17, 2015, February 18, 2015, March 11, 2015, March 20, 2015, April 1, 2015, April 8, 2015, April 13, 2015, May 13, 2015, May 15, 2015, May 18, 2015, May 21, 2015, May 27, 2015, May 29, 2015, June 4, 2015, July 9, 2015, August 11, 2015, August 12, 2015, August 17, 2015, August 25, 2015, August 26, 2015, September 11, 2015, September 14, 2015, October 21, 2015, November 4, 2015, November 12, 2015, November 17, 2015, November 19, 2015, November 27, 2015, December 16, 2015, December 22, 2015, December 24, 2015, January 8, 2016, and January 11, 2016;
•	The description of our shares of 8.250% Series A Cumulative Redeemable Preferred Stock contained in our Form 8-A, filed October 20, 2015, including any amendments or reports filed for the purpose of updating the description;
•	The description of our shares of Class A common stock contained in our Form 8-A, filed March 21, 2014, including any amendments or reports filed for the purpose of updating the description;
•	The Historical Statement of Revenues and Certain Direct Operating Expenses of Village Green Ann Arbor for the three months ended March 31, 2014 (unaudited) and for the years ended December 31, 2013 and 2012 as provided on pages F-95 to F-96 of Pre-Effective Amendment No. 1 to the company’s Registration Statement on Form S-11 (File No. 333-198770) filed with the SEC on September 29, 2014;
•	The Historical Statements of Revenues and Certain Direct Operating Expenses of Lansbrook Village for the year ended December 31, 2013 and the three months ended March 31, 2014 and 2013 (unaudited) as provided in the company’s Current Report on Form 8-K/A filed with the SEC on August 6, 2014;
•	The Historical Statements of Revenues and Certain Direct Operating Expenses of ARIUM Grande Lakes for the year ended December 31, 2013 (audited) and the nine months ended September 30, 2014 and 2013 (unaudited) as provided in the company’s Current Report on Form 8-K/A filed with the SEC on November 17, 2014;
•	The Historical Statements of Revenues and Certain Operating Expenses of Fox Hill for the year ended December 31, 2014 (audited) as provided in the company’s Current Report on Form 8-K/A filed with the SEC on April 8, 2015;
•	The Historical Statements of Revenues and Certain Operating Expenses of Ashton Reserve at Northlake Phase I for the year ended December 31, 2014 (audited) as provided in the company’s Current Report on Form 8-K/A filed with the SEC on November 4, 2015;

•	The Historical Statements of Revenues and Certain Direct Operating Expenses of Sovereign Apartments for the period from November 1, 2014 (commencement of real estate operations) through December 31, 2014 (audited) and the nine months ended September 30, 2015 (unaudited) as provided in the company’s Current Report on Form 8-K/A filed with the SEC on January 8, 2016.
•	The Historical Statement of Revenues and Certain Direct Operating Expenses of Sorrel Phillips Creek Ranch Apartments for the period from January 1, 2015 (commencement of real estate operations) through September 30, 2015 (unaudited) as provided in the company’s Current Report on Form 8-K/A filed with the SEC on January 8, 2016.
•	The Historical Statements of Revenues and Certain Direct Operating Expenses of Park & Kingston for the year ended December 31, 2014 (audited) as provided in the company’s Current Report on Form 8-K filed with the SEC on January 11, 2016.
•	The Historical Statements of Revenues and Certain Direct Operating Expenses of Whetstone Apartments for the three months ended March 31, 2015 (unaudited) and the period from September 19, 2014 (commencement of real estate operations) through December 31, 2014 (unaudited) as provided in the company’s Current Report on Form 8-K filed with the SEC on January 11, 2016.
•	The Historical Statement of Revenues and Certain Direct Operating Expenses of Arium Palms at World Gateway for the year ended December 31, 2014 (audited) and the six months ended June 30, 2015 and 2014 (unaudited) as provided in the company’s Current Report on Form 8-K filed with the SEC on January 11, 2016.
•	The Historical Statement of Revenues and Certain Direct Operating Expenses of Ashton Reserve at Northlake Phase II for the period from January 1, 2015 (commencement of real estate operations) through September 30, 2015 (unaudited) as provided in the company’s Current Report on Form 8-K filed with the SEC on January 11, 2016.
•	The Historical Statement of Revenues and Certain Direct Operating Expenses of Summer Wind for the year ended December 31, 2014 (audited) and the nine months ended September 30, 2015 and 2014 (unaudited) as provided in the company’s Current Report on Form 8-K filed with the SEC on January 11, 2016.
•	The Historical Statement of Revenues and Certain Direct Operating Expenses of Citation Club on Palmer Ranch for the year ended December 31, 2014 (audited) and the nine months ended September 30, 2015 and 2014 (unaudited) as provided in the company’s Current Report on Form 8-K filed with the SEC on January 11, 2016.
•	All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial filing of the registration statement of which this prospectus and the accompanying prospectus forms a part and prior to the effectiveness of such registration statement and on or after the date of this prospectus and prior to the termination of the offering made pursuant to this prospectus are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are furnished to, but not deemed “filed” with, the SEC, including our compensation committee report and performance graph (included in any proxy statement) or any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).

The Section entitled “Where You Can Find More Information” above describes how you can obtain or access any documents or information that we have incorporated by reference herein. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

Upon written or oral request, we will provide, free of charge, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus. Such written or oral requests should be made to:

Bluerock Residential Growth REIT, Inc.
c/o Bluerock Real Estate, L.L.C.
712 Fifth Avenue
9th Floor
New York, New York 10019
(877) 826-BLUE (2583)

In addition, such reports and documents may be found on our website at www.bluerockresidential.com.

BLUEROCK
RESIDENTIAL GROWTH REIT, INC.

2,000,000 Shares

7.625% Series C Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 per share)

PROSPECTUS SUPPLEMENT

Janney Montgomery Scott
D.A. Davidson & Co.
FBR
Boenning & Scattergood, Inc.
William Blair

July 12, 2016